UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified in Its Charter)

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December 23, 2019

Dear Shareholder,

It is our pleasure to invite you to attend a special meeting of the shareholders of Ladenburg Thalmann Financial Services Inc., a Florida corporation, which we refer to as the Company, we, us or our, to be held on January 30, 2020, at 11:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022, which we refer to as the special meeting.

On November 11, 2019, the Company entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, by and among the Company, Advisor Group Holdings, Inc., a Delaware corporation, which we refer to as Advisor Group, and Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Advisor Group, which we refer to as Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, which we refer to as the merger, with the Company continuing as the surviving corporation and a subsidiary of Advisor Group. At the special meeting you will be asked, among other things, to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal.

If the merger is completed, you will be entitled to receive $3.50 in cash, without interest, for each share of our common stock owned by you. Our board of directors, which we refer to as the Board, has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders and has adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors as described in the accompanying proxy statement. Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on December 19, 2019, the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Our Board recommends that you vote “FOR” the merger proposal.

In connection with the merger agreement, on November 11, 2019, (1) the directors of the Company (solely in their capacities as shareholders of the Company) and (2) Vector Group, Ltd., a greater than 10% shareholder of the Company, each entered into a voting agreement with Advisor Group and Merger Sub, which we refer to as the voting agreements. Such shareholders beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate. The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to return your proxy or vote at the special meeting in person will have the same effect as a vote “AGAINST” the merger proposal.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the merger proposal will have the same effect as voting “AGAINST” the merger proposal.

The accompanying proxy statement provides you with detailed information about the special meeting and the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement, a copy of the form of director voting agreement is attached as Annex B to the proxy statement, a copy of the Vector voting agreement is attached as Annex C to the proxy statement, and each is incorporated by reference therein. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-Free (North America): (866) 357-4029

Thank you in advance for your cooperation and continued support.

Sincerely,

Richard J. Lampen
Chairman, President and CEO

*                *                *

This proxy statement and a proxy card are first being mailed on or about December 26, 2019 to shareholders who owned shares of the common stock as of the close of business on December 19, 2019.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 30, 2020

To the Shareholders of Ladenburg Thalmann Financial Services Inc.:

Notice is hereby given that a special meeting of the shareholders of Ladenburg Thalmann Financial Services Inc., a Florida corporation, which we refer to as the Company, we, us or our, will be held on January 30, 2020, at 11:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022, which we refer to as the special meeting, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 11, 2019, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Advisor Group Holdings, Inc., a Delaware corporation, which we refer to as Advisor Group, and Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Advisor Group, which we refer to as Merger Sub, and the merger and other transactions contemplated by the merger agreement, which proposal we refer to as the merger proposal. The merger agreement provides for the acquisition by Advisor Group of all of the outstanding shares of the Company’s common stock, par value $0.0001 per share, which we refer to as common stock, through the merger of Merger Sub with and into the Company, which we refer to as the merger, with the Company continuing as the surviving corporation. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which compensation arrangements we refer to as the merger-related compensation.

3.	To consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock, present or represented by proxy at the special meeting to constitute a quorum.

The merger agreement and the merger, along with the other transactions that would be effected in connection with the merger, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Approval of (i) the merger-related compensation and (ii) any proposal to adjourn the special meeting, each requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

In connection with the merger agreement, on November 11, 2019, (1) the directors of the Company (solely in their capacities as shareholders of the Company) and (2) Vector Group, Ltd., a greater than 10% shareholder of the Company, each entered into a voting agreement with Advisor Group and Merger Sub, which we refer to as the voting agreements. Such shareholders beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate. The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

The Company’s board of directors, which we refer to as the Board, has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders and has adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board recommends that you vote “FOR” the merger proposal, “FOR” the proposal to approve, by a non-binding advisory vote, the merger-related compensation and “FOR” any proposal to adjourn the special meeting.

Your vote is very important, regardless of the number of shares of common stock you own. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or over the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or over the Internet, it will have the same effect as a vote “AGAINST” the merger proposal. If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

The Board has fixed the close of business on December 19, 2019, as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote (in person or by proxy) at, the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of common stock that you owned on the record date. A complete list of our shareholders of record entitled to vote at the special meeting will be available at the special meeting for inspection by any shareholder present at the special meeting.

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company has engaged Broadridge Financial Solutions, Inc., which we refer to as Broadridge, to send this notice of special meeting, the proxy statement and the proxy card directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Broadridge, or to vote in person at the special meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Materials for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their bank, brokerage firm or other nominee as to how to vote and also are invited to attend the special meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the special meeting without a proxy from the bank, brokerage firm or other nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-Free (North America): (866) 357-4029

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. IF YOU HOLD YOUR SHARES OF COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE IN ORDER TO VOTE.

By Order of the Board of Directors

December 23, 2019	Richard J. Lampen
Chairman, President and CEO

Annex A	Agreement and Plan of Merger, dated as of November 11, 2019.
Annex B	Form of Director Voting Agreement, dated November 11, 2019.
Annex C	Vector Voting Agreement, dated November 11, 2019.
Annex D	Opinion of Jefferies LLC, dated as of November 11, 2019.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 77.

Parties to the Merger (Page 21)

Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK, LTSH), which we refer to as the Company, we, us or our, is a publicly-traded, diversified financial services holding company serving over 4,400 advisors and overseeing $181 billion in client assets with its principal executive offices located at 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137. The Company’s subsidiaries include industry-leading independent advisory and brokerage firms Securities America, Triad Advisors, Securities Service Network, Investacorp and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company and full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. Our telephone number is (305) 572-4100.

Advisor Group Holdings, Inc., which we refer to as Advisor Group, is a Delaware corporation and is one of the nation’s largest networks of independent financial advisors serving over 7,000 advisors and overseeing $271 billion in client assets. Headquartered in Phoenix, Arizona, Advisor Group is mission-driven to support the heroic role that advisors can play in the lives of their clients, offering securities and investment advisory services through its subsidiaries FSC Securities Corp., Royal Alliance Associates Inc., SagePoint Financial, Inc. and Woodbury Financial Services, Inc., as broker/dealers, registered investment advisors and members of the Financial Industry Regulatory Authority, which we refer to as FINRA, and the Securities Investor Protection Corporation. The principal executive offices of Advisor Group are located at 20 East Thomas Road, Suite 2000, Phoenix, Arizona 85012 and its telephone number is (800) 530-2818.

Harvest Merger Sub, Inc., which we refer to as Merger Sub, is a Florida corporation. Merger Sub is a wholly owned subsidiary of Advisor Group and was formed solely for the purpose of engaging in the merger with the Company, which we refer to as the merger, and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The principal executive offices of Merger Sub are located at 20 East Thomas Road, Suite 2000, Phoenix, Arizona 85012 and its telephone number is (800) 530-2818.

The Special Meeting (Page 23)

Date, Time and Place of the Special Meeting (Page 23)

A special meeting of the Company’s shareholders will be held on January 30, 2020, at 11:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022, which we refer to as the special meeting.

At the special meeting, holders of our common stock, par value $0.0001 per share, which we refer to as common stock, will be asked to vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal, and the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which compensation arrangements we refer to as the merger-related compensation. If there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting, the special meeting may be adjourned, if necessary or appropriate, by the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

Record Date and Quorum (Page 23)

You are entitled to receive notice of, and to vote at, the special meeting if you own shares of common stock at the close of business on December 19, 2019, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will be entitled to one vote for each share of common stock that you owned on the record date. As of the close of business on the record date, there were 149,170,717 shares of common stock outstanding and entitled to vote at the special meeting, held by 2,935 holders of record.

The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 24)

Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Abstentions and broker non-votes (as described below) will have the same effect as a vote “AGAINST” the merger proposal.

The proposal to approve, by a non-binding advisory vote, the merger-related compensation requires the affirmative vote of the holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. The vote on this proposal is separate and apart from the vote to approve the merger proposal. Accordingly, you may vote not to approve the merger-related compensation proposal and vote to approve the merger proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either the Company or Advisor Group. Accordingly, if the merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of our shareholders.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of the holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 16,936,912 shares of common stock (not including any shares of common stock deliverable upon exercise of any Company stock option awards, which we refer to as Company options, but including any shares of common stock subject to vesting restrictions, which we refer to as Company restricted shares), representing approximately 11% of the outstanding shares of common stock as of the record date.

In connection with the merger agreement, on November 11, 2019, (1) the directors of the Company (solely in their capacities as shareholders of the Company) and (2) Vector Group, Ltd., a greater than 10% shareholder of the Company, each entered into a voting agreement with Advisor Group and Merger Sub, which we refer to as the voting agreements. Such shareholders beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate. The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

Proxies and Revocation (Page 25)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If your shares of common stock are held through the Company’s Qualified Employee Stock Purchase Plan, as amended, which we refer to as the QESPP, you should instruct your nominee, the QESPP administrator, on how to vote your shares of common stock held through the QESPP using the instructions provided by the QESPP administrator or its intermediary. In this proxy statement, references to a nominee are applicable to the QESPP administrator. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” the merger proposal, and your shares of common stock will not be counted in respect of, and will not have an effect on, the proposal to approve, by a non-binding advisory vote, the merger-related compensation or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Corporate Secretary at Ladenburg Thalmann Financial Services Inc., 277 Park Avenue, 26th Floor, New York, New York 10172, Attn: Corporate Secretary, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the telephone, Internet or by mail) or (iii) attending the special meeting and voting in person. Attending the special meeting without voting will not revoke your previously submitted proxy.

Solicitation of Proxies; Payment of Expenses (Page 26)

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding common stock. The Company has also made arrangements with Georgeson LLC, which we refer to as Georgeson, to solicit proxies by personal interview, mail, telephone and e-mail, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will pay Georgeson a customary fee, anticipated to be approximately $12,500, plus reasonable expenses, for its services in connection with the special meeting.

The Merger (Page 27)

The merger agreement provides that Merger Sub will merge with and into the Company. The merger will be effective as of the time the articles of merger have been duly filed with and accepted by the Secretary of State of the State of Florida or at such later date and time as may be agreed by the parties in writing and specified in the articles of merger, which time we refer to as the effective time.

The Company will be the surviving corporation in the merger. As a result of the merger, the common stock will cease to be publicly traded and the Company will become a subsidiary of Advisor Group. If the merger is completed, you will not own any shares of common stock of the surviving corporation.

Merger Consideration (Page 27)

In the merger, each share of common stock issued and outstanding at the effective time (other than (i) shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) and (ii) Company restricted shares) will be converted into the right to receive cash in the amount of $3.50 per share, without interest, which we refer to as the per share merger consideration.

At the effective time, (i) each share owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) will be cancelled and will cease to exist, and no consideration will be payable for such shares and (ii) all outstanding Company restricted shares will be accelerated and entitle the holder to receive cash equal to the product of (A) the number of Company restricted shares held by such holder and (B) the per share merger consideration, less applicable withholding taxes.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Page 32)

After careful consideration of various factors described in the section titled “The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 32, the Company’s board of directors, which we refer to as the Board, (i) has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) has adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) has recommended that the shareholders of the Company approve the merger proposal. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors as described in the accompanying proxy statement.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger proposal be approved by the shareholders of the Company. See the section titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 45.

The Board recommends that you vote “FOR” the merger proposal, “FOR” the proposal to approve, by a non-binding advisory vote, the merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting.

Opinion of the Company’s Financial Advisor (Page 37)

Jefferies LLC, which we refer to as Jefferies, delivered its opinion to the Board that as of November 11, 2019, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken as described in its opinion, the per share merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Jefferies in rendering its opinion, is attached as Annex D to the proxy statement. The Jefferies opinion is for the use and benefit of the Board (in its capacity as such) in its consideration of the merger and did not address the relative merits of the merger contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation to any holder of shares of common stock as to how any such shareholder should vote in the merger or how any such holder should act with respect to the merger or any matter related thereto. The Company has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee of approximately $13.0 million, of which $1.5 million became payable upon delivery of Jefferies’ opinion and approximately $11.5 million of which is payable contingent upon consummation of the merger. The Company has also agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, reasonably incurred in connection with Jefferies’ engagement, and to indemnify Jefferies and related parties against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Financing of the Merger (Page 43)

Advisor Group will finance its payment obligations under the merger agreement with a combination of cash on hand, equity financing pursuant to an equity commitment letter with funds sponsored by Reverence Capital Partners, the private investment firm that indirectly controls Advisor Group, which we refer to as the equity financing, and debt financing pursuant to a debt commitment letter with the debt financing sources (as defined in “The Merger—Financing of the Merger” beginning on page 43), which we refer to as the debt financing. We refer to the debt financing together with the equity financing as the financing. The obligations of Advisor Group and Merger Sub to complete the merger are not contingent upon the receipt of any financing.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 45)

In considering the recommendations of the Board with respect to the merger proposal and the proposals to approve, by a non-binding advisory vote, the merger-related compensation and to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the shareholders generally. The Board was aware of these interests and considered them at the time it evaluated and approved the merger agreement and the merger and other transactions contemplated by the merger agreement, and in recommending that the merger proposal be approved by the shareholders of the Company. Company shareholders should take these interests into account in deciding whether to approve the merger agreement. These interests include, but are not limited to, the following:

●	Each Company option that is outstanding when the merger is completed will be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of (i) the number of shares of common stock subject to such Company option and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of such Company option, less applicable withholding taxes;

All Company restricted shares outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of Company restricted shares held by such holder and (ii) the per share merger consideration, less applicable withholding taxes;

●	Certain of the Company’s executive officers have existing employment agreements with the Company that provide for severance entitlements in the event of a qualifying termination after the merger is completed, and certain executive officers have entered into severance letter agreements with the Company in connection with the merger that provide for new or additional severance entitlements; and

●	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage after the merger is completed.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the section titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 45.

Material U.S. Federal Income Tax Consequences of the Merger (Page 48)

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 48) for U.S. Federal income tax purposes. Shareholders who are U.S. holders and who exchange their shares of common stock in the merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of common stock and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed discussion of the U.S. Federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 50)

The Company, Advisor Group and Merger Sub have made certain filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental entities in connection with the merger pursuant to the terms of the merger agreement, including approval of FINRA of a change of control of each of the Company’s broker-dealer subsidiaries, which we refer to as the FINRA approvals, as well as the expiration of any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act. You should read “The Merger—Regulatory Approvals” beginning on page 50 for a more detailed discussion of the regulatory approvals required with respect to the merger.

Litigation Related to the Merger (Page 50)

On December 10, 2019, December 12, 2019 and December 23, 2019, respectively, three purported shareholders of the Company each filed an individual complaint against the Company and the members of the Board in the United States District Court for the Southern District of New York. The cases are captioned Shiva Stein v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11286, Harold Bonnikson v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11372, and Richard Liebman v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11766, respectively. On December 12, 2019, a purported shareholder of the Company filed a putative shareholder class action against the Company, the members of the Board, Advisor Group and Merger Sub in the United States District Court for the District of Delaware. The case is captioned Richard Scarantino v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-02266-UNA. On December 20, 2019, a purported shareholder of the Company filed a putative shareholder class action against the Company, the members of the Board, Advisor Group and Merger Sub in the United States District Court for the Eastern District of New York. The case is captioned Morris Akerman v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-07151.

All five complaints allege, among other things, that the individual defendants and the Company violated federal securities laws by disseminating a preliminary proxy statement that included allegedly material misstatements or omissions about the merger. Among other things, the complaints allege that the preliminary proxy statement omits or misrepresents material information concerning: (i) the Management Projections, (ii) the valuation analyses that support the fairness opinion provided by Jefferies, (iii) the sales process and (iv) the potential conflicts of interest faced by the members of the Board and the executive officers of the Company. Each complaint seeks, among other things, (i) an order preliminarily and permanently enjoining the merger until the allegedly omitted information is disclosed, (ii) rescission of the merger or an award of damages in the event the merger is consummated, and (iii) an award of plaintiff’s attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to these complaints. The defendants believe these lawsuits are without merit and intend to defend vigorously against these allegations.

On December 20, 2019, Phillip Frost and Frost Nevada Investments Trust filed a complaint against the Company and the members of the Board contending that the Board’s determination to enter into the merger agreement disregards obligations owed to them as holders of certain notes issued by the Company. The complaint seeks, among other things, monetary damages, rescission of the transaction in which the plaintiffs sold a substantial portion of their shares of common stock to the Company, and an injunction against the merger. The Company believes this lawsuit is without merit and intends to defend vigorously against these allegations.

The Merger Agreement (Page 51)

Treatment of Company Securities (Page 51)

Common Stock. At the effective time, each share of common stock issued and outstanding at the effective time (other than (i) shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) and (ii) Company restricted shares) will be converted into the right to receive the per share merger consideration, without interest.

Company Options. At the effective time, each Company option outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of shares of common stock subject to such Company option and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of the Company option, less applicable withholding taxes.

Company Restricted Shares. At the effective time, all Company restricted shares outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of Company restricted shares held by such holder and (ii) the per share merger consideration, less applicable withholding taxes.

Company Preferred Shares. Each share of the Company’s 8.00% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, which we refer to as the preferred shares, will remain outstanding at the effective time, but the closing of the merger will constitute a “Change of Control” within the meaning of the Company’s articles of incorporation, as amended. At the effective time, upon the occurrence of such Change of Control, each holder of preferred shares will have the right to convert some or all of such holder’s preferred shares into cash (unless, prior to the change of control conversion date, the surviving corporation in the merger has provided notice of its election to redeem some or all of the preferred shares for cash) in accordance with the Company’s articles of incorporation, as amended.

Company Debt Securities. At the effective time, the debt securities issued by the Company, including the 6.5% Senior Notes due 2027, the 7.0% Senior Notes due 2028, the 7.25% Senior Notes due 2028, and the 7.75% Senior Notes due 2029, which we refer to as the debt securities, will remain outstanding as debt securities of the surviving corporation in the merger.

The merger agreement requires the Company, upon Advisor Group’s request, to use its reasonable best efforts prior to closing to enable the surviving corporation in the merger to delist and deregister the preferred shares and the registered debt securities as promptly as practicable after the effective time. Advisor Group has made such request. The delisting and deregistration of outstanding preferred shares and debt securities will occur after, and subject to, the effective time.

Acquisition Proposals (Page 60)

Concurrently with the signing of the merger agreement, (i) the Company was required to cease all discussions with any person regarding an acquisition proposal (as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 60) and terminate access to the data room by, and request destruction of confidential information provided to, such person and (ii) the Company and its subsidiaries, and their respective directors, officers and representatives, are prohibited from directly or indirectly (A) initiating, soliciting or knowingly encouraging any third party to make an acquisition proposal or making any inquiry that could reasonably be expected to lead to an acquisition proposal, (B) discussing or negotiating, or providing any non-public information or data relating to any acquisition proposals with a third party or (C) knowingly facilitating the efforts of a third party to make an acquisition proposal.

Notwithstanding these restrictions, prior to the time the merger proposal is approved by our shareholders, we may provide information in response to a request by a third party that has made an unsolicited bona fide written acquisition proposal and may participate in discussions and negotiations with such third party, in each case if such third party has executed a confidentiality agreement and the Board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 60) and that failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Change of Board Recommendation (Page 62)

The Board may not (i) withdraw, withhold, modify, qualify in a manner adverse to Advisor Group its recommendation, (ii) fail to reaffirm its recommendation or fail to publicly state that the merger is in the best interest of its shareholders, within 10 business days after Advisor Group requests it take such action (or within one day if the special meeting called to vote on the merger is scheduled to be held within two days), (iii) fail to publicly announce that, within 10 business days after a tender offer or exchange relating to the Company’s securities has been commenced, it recommends rejecting the tender offer or exchange offer or (iv) approve, endorse, recommend or publicly propose to take those actions toward any acquisition proposal, any of the actions described above which we refer to as a change of Board recommendation.

Notwithstanding the foregoing, the Board may change its recommendation, subject to the terms and conditions set forth in the merger agreement, in the event the Company receives an unsolicited acquisition proposal that the Board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal and that failure to effect a change of Board recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, so long as the Board intends to terminate the merger agreement with Advisor Group to enter into an alternative acquisition agreement with respect to a superior proposal. Before the Company may change its recommendation, it must inform Advisor Group of the material terms of the superior proposal and give Advisor Group three business days to match the superior proposal (in which case, the Company would no longer have a right to terminate the merger agreement to enter into the alternative acquisition agreement).

Conditions to the Merger (Page 64)

The respective obligations of the Company, Advisor Group and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the merger proposal by our shareholders, receipt of certain regulatory approvals, the absence of any legal prohibitions and the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject in most cases to “materiality” and “material adverse effect” qualifications. Additionally, each of the parties shall have performed in all material respects all material obligations required to be performed by such party. See “The Merger Agreement—Conditions to the Merger” beginning on page 64.

Termination (Page 66)

We and Advisor Group may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, notwithstanding any approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

●	by either Advisor Group or the Company, if:

●	the merger has not been consummated by May 11, 2020, which we refer to as the outside date; provided, however, that if all conditions to the consummation of the merger, other than with respect to the FINRA approvals, have been satisfied or waived as of such date (except those conditions which by their nature are to be satisfied at the consummation of the merger), the outside date will automatically be extended for up to one additional 30-day period to allow for the FINRA approval to be obtained;

●	our shareholders do not approve the merger proposal as described in “The Merger Agreement— Termination” beginning on page 66; or

●	any government order permanently restrains, enjoins or prohibits or makes illegal the consummation of the merger, and such government order becomes effective (and final and non-appealable) or any law becomes enacted, entered, promulgated or enforced by any government authority that prohibits or makes illegal consummation of the merger, provided that the terminating party must have complied in all material respects with its obligations under the merger agreement.

●	by Advisor Group, if:

●	there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement or if any representation or warranty of the Company becomes untrue after the date of the merger agreement, and such breach or failure to be true gives rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured within 30 days after Advisor Group provides written notice of such breach or failure to be true; or

●	prior to the approval by our shareholders of the merger agreement, the Board has made a change of Board recommendation in light of its intentions to enter into an alternative acquisition agreement with respect to a superior proposal.

●	by the Company, if:

●	there has been a breach of any representation, warranty, covenant or agreement made by Advisor Group or Merger Sub in the merger agreement or if any representation or warranty of Advisor Group or Merger Sub becomes untrue after the date of the merger agreement, and such breach or failure to be true gives rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Advisor Group and Merger Sub or compliance by Advisor Group and Merger Sub with their respective obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured within 30 days after the Company provides written notice of such breach or failure to be true; or

●	prior to the approval by our shareholders of the merger agreement, the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement, including its notice obligations and giving Advisor Group the opportunity to match the superior proposal.

Termination Fees Payable by the Company (Page 68)

A termination fee of $19 million would be payable to Advisor Group by us in the event the merger agreement were terminated:

●	by either Advisor Group or the Company if (i) the merger has not been consummated by the outside date or our shareholders do not approve the merger proposal at the special meeting or at any adjournment or postponement of the special meeting, (ii) at the time of such termination, a third party has publicly announced (and not withdrawn) a proposed acquisition transaction with the Company and (iii) within 12 months of such termination, the Company enters into an agreement with respect to an alternative transaction that results in a change in control of at least 50% of the total voting power of any class of equity securities of the Company or at least 50% of the net revenues, net income or total assets of the Company, in which case, the termination fee would be payable prior to or concurrently with entering into an agreement with respect to such alternative transaction;

●	by Advisor Group if the Board has made a change of Board recommendation in favor of the merger agreement, in which case, the termination fee would be payable within five business days of such termination; or

●	by the Company if, prior to the approval by our shareholders of the merger proposal, the Board authorizes the Company to enter into an alternative acquisition agreement in compliance with the terms of the merger agreement, including the requirements described under “The Merger Agreement—Acquisition Proposals” beginning on page 60, in which case the termination fee would be payable within five business days of such termination.

In each case, the Company will be required to reimburse Advisor Group’s documented transaction-related third-party expenses, which reimbursement is capped at $10 million and will be applied as credit to any required payment of the termination fee. If the merger agreement is terminated by either Advisor Group or the Company because our shareholders do not approve the merger proposal at the special meeting or at any adjournment or postponement of the special meeting, then the Company is required to reimburse Advisor Group’s expenses up to the $10 million cap.

Reverse Termination Fees Payable by Advisor Group (Page 68)

A reverse termination fee of $35,300,000 million would be payable to us by Advisor Group in the event that (i) Advisor Group and its affiliates have complied with their obligations to obtain the debt financing and (ii) there occurs and remains until the outside date a refusal on the part of Advisor Group’s debt financing sources representing in the aggregate more than 10% of the debt financing to fund their respective portions of the debt financing, which we refer to as a financing failure, provided that no financial failure is deemed to have occurred in the event of a Company causation exception (as defined in “The Merger Agreement—Termination Fees” beginning on page 68).

Remedies (Page 69)

Each of the parties is entitled to seek specific performance of the terms and provisions of the merger agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement.

The Company is entitled to seek specific performance and monetary damages if Advisor Group does not close when it is otherwise obligated to close (i.e., when the Company has satisfied its obligations and all closing conditions have been satisfied other than those conditions that by their nature are to be satisfied at the closing), except in the event of a financing failure, where the parties have agreed that Advisor Group may pay liquidated damages to the Company of $35,300,000 in lieu of closing.

In the event the termination fee becomes payable by the Company or the reverse termination fee becomes payable by Advisor Group, such termination fees will be the sole and exclusive remedy for monetary damages to which Advisor Group and Merger Sub or the Company, as applicable, will be entitled.

However, no payment of liquidated damages, including either the Company termination fee or the Advisor Group reverse termination fee, will relieve any party of any liability or damages incurred or suffered by the Company or Advisor Group or Merger Sub, as applicable, to the extent such liability or damages are the result of or arise out of any fraud or willful breach of any provision of the merger agreement. In the event that Advisor Group or Merger Sub commits any fraud of willful breach of any provision of the merger agreement, the Company will be entitled to recover damages that will be determined by reference to the total amount that would have been recoverable by the Company’s shareholders if all such shareholders brought an action against Advisor Group and were recognized as third-party beneficiaries under the merger agreement.

Fees and Expenses (Page 70)

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses whether or not the merger is completed, subject to exceptions for expenses (i) incurred by Advisor Group if the merger agreement is terminated in specified circumstances, as described above, (ii) incurred by the Company as a result of cooperating with Advisor Group in order to obtain or assist Advisor Group in obtaining any actions, consents, undertakings, approvals or waivers by or from any person for or in connection with, and to reasonably assist Advisor Group in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the merger or (iii) incurred by the Company and its subsidiaries in connection with the performance of its financing cooperation covenant (other than with respect to the preparation of audited and other historical financial statements).

Voting Agreements (Page 71)

In connection with the merger agreement, on November 11, 2019, (1) the directors of the Company (solely in their capacities as shareholders of the Company) and (2) Vector Group, Ltd., a greater than 10% shareholder of the Company, each entered into a voting agreement with Advisor Group and Merger Sub. Such shareholders beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate (not including any shares of common stock deliverable upon exercise of any Company options, but including any Company restricted shares). The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

Market Price of Common Stock (Page 73)

The closing price of our common stock on the NYSE American on October 28, 2019, the last full trading day prior to the publication of a Bloomberg News article disclosing that the Company was considering a sale of the Company, was $2.01 per share. The closing price of our common stock on the NYSE American on November 8, 2019, the last full trading day prior to the announcement of the execution of the merger agreement, was $2.85 per share. On December 20, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of our common stock on the NYSE American was $3.48 per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

No Appraisal Rights (Page 77)

Under Section 607.1302 of the Florida Business Corporation Act, as amended, which we refer to as the FBCA, no shareholder of the Company is entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of the Common Stock (Page 64)

If the merger is completed, our common stock will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 77.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of the shareholders will be held on January 30, 2020, at 11:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on:

●	Merger Proposal. A proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

●	Merger-Related Compensation Proposal. A proposal to approve, by a non-binding advisory vote, the merger-related compensation.

●	Adjournment Proposal. Any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	What is the proposed merger and what effects will it have on the Company?

A.	The merger will result in Advisor Group’s acquisition of all of the outstanding shares of common stock pursuant to the terms and subject to the conditions of the merger agreement. If the merger proposal is approved by our shareholders and the other closing conditions set forth in the merger agreement are satisfied or waived and the merger closes, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the common stock will cease to be publicly traded, and you, as a holder of common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE American and deregistered under the Exchange Act.

Q.	What will I receive if the merger is completed?

A.

In the merger, each share of common stock issued and outstanding at the effective time (other than (i) shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) and (ii) Company restricted shares) will be converted into the right to receive the per share merger consideration, without interest.

At the effective time, (i) each share owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) will be cancelled and will cease to exist, and no consideration will be payable for such shares and (ii) all outstanding Company restricted shares will be accelerated and entitle the holder to receive cash equal to the product of (A) the number of Company restricted shares held by such holder and (B) the per share merger consideration, without interest, less applicable withholding taxes.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote “FOR” the merger proposal, “FOR” the proposal to approve, by a non-binding advisory vote, the merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	How do the Company’s directors and officers intend to vote?

A.

Subject to earlier termination of the voting agreements as described in this proxy statement, the directors of the Company are obligated to vote in favor of the merger proposal.

We currently expect that in addition to the Company’s directors, the executive officers who are not directors will vote their shares in favor of the merger proposal, the proposal to approve, by a non-binding advisory vote, the merger-related compensation and any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 16,936,912 shares of common stock (not including any shares of common stock deliverable upon exercise of any Company options, but including any Company restricted shares), representing approximately 11% of the outstanding shares of common stock as of the record date.

Q.	When do you expect the merger to be completed?

A.	We and Advisor Group are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including approval by our shareholders of the merger proposal, we anticipate that the merger will be completed by the end of the first quarter of 2020.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, the shareholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE American.

Under certain circumstances, upon termination of the merger agreement, either we may be obligated to pay to Advisor Group a termination fee of $19 million or to reimburse Advisor Group’s documented transaction-related third-party expenses in an amount of up to the $10 million cap, or Advisor Group may be obligated to pay us a reverse termination fee of $35.3 million. In certain limited situations, we are entitled to seek uncapped monetary damages, and in other instances, we will not be entitled to any damages upon termination of the merger agreement. More information can be found in the section titled “The Merger Agreement—Remedies” beginning on page 69.

Q.	What conditions must be satisfied to complete the merger?

A.	There are several conditions which must be satisfied to complete the merger, including, among others, customary conditions relating to the approval of the merger agreement by the requisite vote of the Company’s shareholders and the expiration or early termination of the applicable waiting period under the HSR Act, as well as the FINRA approvals. The obligation of each party to consummate the merger is also conditioned on the other party’s representations and warranties being true and correct (generally, in the case of the Company’s representations and warranties, subject to a material adverse effect threshold, although certain fundamental Company representations and warranties must be true and correct in all respects) and the other party having performed in all material respects its obligations under the merger agreement. Consummation of the merger is not subject to any financing condition.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 48) for U.S. Federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and complies with the backup withholding rules or otherwise establishes a basis for exemption from backup withholding. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed discussion of the U.S. Federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I being asked to consider and vote on a proposal to approve, by a non-binding advisory vote, the merger-related compensation?

A.	Under SEC rules, we are required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to our named executive officers in connection with the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s shareholders do not approve the merger-related compensation?

A.	Approval of the merger-related compensation is not a condition to completion of the merger. The vote to approve the merger-related compensation is an advisory vote and will not be binding on the Company or the surviving corporation. Because the merger-related compensation is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved and the merger is consummated (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s shareholders to approve the merger proposal?

A.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the merger proposal. If your shares are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the merger proposal.

The shareholders subject to the voting agreements beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate. The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

Q.	What vote of our shareholders is required to approve, by a non-binding advisory vote, the merger-related compensation?

A.	Approving merger-related compensation requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q.	What vote of our shareholders is required to approve any proposal to adjourn the special meeting, if necessary or appropriate?

A.	Approval of any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of the Company. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 45 and “Advisory Vote on Merger-Related Compensation” beginning on page 72.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, grant your voting rights directly to the Company or to a third party or to vote in person at the special meeting.

Beneficial Owner of Shares Held in “Street Name.” If your shares of common stock are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee, or their intermediary, is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares of common stock. You should follow the instructions provided by them to vote your shares of common stock. You may not vote these shares of common stock in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares of common stock, giving you the right to vote the shares of common stock at the special meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” the merger proposal, and your shares of common stock will not be voted and will not have an effect on the proposal to approve by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	Who can vote at the special meeting?

A.	All of the shareholders of record as of the close of business on December 19, 2019, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of common stock held of record by you as of the record date, December 19, 2019. As of the close of business on the record date, there were 149,170,717 outstanding shares of common stock.

Q.	What is a quorum?

A.	The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Shareholder of Record. If you are a shareholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

●	In Person. You may attend the special meeting and cast your vote there.

●	Via Our Internet Voting Site. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card.

●	By Telephone. Call the toll-free number specified on your proxy card. You can vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

●	In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed prepaid reply envelope.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. If you are a beneficial owner through the QESPP, you must provide your voting instructions to the QESPP administrator by 11:59 p.m. Eastern Time on January 27, 2020, as described in the instructions provided by the QESPP administrator or its intermediary. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and proof of your beneficial ownership. For more information, see the instructions under “The Special Meeting—Attendance” beginning on page 23 of this proxy statement.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

●	sending a written statement to that effect to our Corporate Secretary, which must be received by us before the special meeting;

●	submitting a properly signed proxy card or voting instruction form dated a later date;

●	submitting a later-dated proxy or providing new voting instructions via the Internet or by telephone; or

●	attending the special meeting in person and voting your shares.

If you hold shares in “street name,” including shares held through the QESPP, you should contact the intermediary for instructions on how to change your vote.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q.	If a shareholder gives a proxy, how are the shares of common stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” the merger proposal, “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting.

Q.	How are votes counted?

A.

For the merger proposal, each of the “FOR,” “AGAINST” or “ABSTAIN” categories will be tabulated separately. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the merger proposal.

For the proposals to approve certain compensation arrangements for the Company’s named executive officers in connection with the merger and to adjourn the meeting, if necessary or appropriate, each of the “FOR,” “AGAINST” or “ABSTAIN” categories will be tabulated separately. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time?

A.	If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the shareholder of record, you may submit a proxy to have your shares of common stock voted at the special meeting in one of three ways (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the merger proposal is approved by shareholders, the other conditions to the merger are satisfied or waived and the merger closes, you will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the FBCA, instead of receiving the per share merger consideration for my shares of common stock?

A.	No. Under Section 607.1302 of the FBCA, no shareholder of the Company is entitled to appraisal rights in connection with the merger.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Where can I find more information about the Company?

A.	You can find more information about the Company from various sources described in the section titled “Where You Can Find More Information” beginning on page 77.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with:

●	the timing to consummate the merger,

●	the risk that a regulatory approval that may be required for the merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated,

●	the risk that a sufficient number of shares are not voted in favor of the merger,

●	the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement,

●	the failure to satisfy each of the conditions to the consummation of the merger,

●	the disruption of the current operations of the Company,

●	the disruption of management’s attention from ongoing business operations due to the merger,

●	the effect of the announcement of the merger on the Company’s relationships with its customers as well as its operating results and business generally,

●	the outcome of any legal proceedings related to the merger,

●	the amount of the costs, fees, expenses and other charges related to the merger,

●	employee and financial advisor retention as a result of the merger,

●	the status of our relationships with and condition of third parties, such as our key customers, upon whom we rely in the conduct of our business,

●	our dependence on our key employees,

●	general economic or market conditions and the impact of changes in regulation applicable to the Company and to political instability generally,

●	the risk that Advisor Group may fail to obtain the financing it needs to complete the merger, and

●	other risks and uncertainties affecting the operations of our business, including those described in our filings with the SEC, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by applicable law.

For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC, on March 15, 2019, Form 10-Q for the quarterly period ended September 30, 2019, filed with the SEC on November 8, 2019, and other filings made with the SEC after the date thereof. See the section titled “Where You Can Find More Information” for additional information.

The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf. The Company undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events or circumstances after the date hereof that may bear upon forward-looking statements except as required by law. Furthermore, the Company cannot guarantee future results, events, levels of activity, performance or achievements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

Ladenburg Thalmann Financial Services Inc.

Ladenburg Thalmann Financial Services Inc. is a publicly-traded, diversified financial services holding company serving over 4,400 advisors and overseeing $181 billion in client assets with its principal executive offices located at 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137. The Company’s principal operating subsidiaries are Securities America, Triad Advisors, Investacorp, KMS Financial Services, Securities Service Network, Ladenburg Thalmann & Co., Ladenburg Thalmann Asset Management, Premier Trust and Highland Capital Brokerage.

Securities America, Triad Advisors, Investacorp, KMS Financial Services and Securities Service Network are registered investment advisors and broker-dealers that serve the independent financial advisor community. The independent financial advisors of these independent advisory and brokerage firms primarily serve retail clients. Such entities derive revenue from advisory fees and commissions, primarily from the sale of mutual funds, variable annuity products and other financial products and services.

Ladenburg Thalmann & Co. is a full service registered broker-dealer that has been a member of the New York Stock Exchange since 1879. Broker-dealer activities include sales and trading and investment banking. Ladenburg provides its services principally to middle-market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, capital markets, brokerage and trading professionals.

Ladenburg Thalmann Asset Management is a registered investment advisor. It offers various asset management products utilized by Ladenburg Thalmann & Co. and Premier Trust’s clients, as well as clients of the Company’s independent financial advisors. Premier Trust, a Nevada trust company, provides wealth management services, including administration of personal trusts and retirement accounts, estate and financial planning and custody services.

Highland Capital Brokerage is an independent insurance broker that delivers life insurance, fixed and equity indexed annuities and long-term care solutions to investment and insurance providers. Highland Capital Brokerage provides specialized point-of-sale support along with advanced marketing and estate and business planning techniques, delivering customized insurance solutions to both institutional clients and independent producers. Highland Capital Brokerage also provides marketing strategies, product expertise, and back-office processing for fixed and equity-indexed annuities.

Securities America’s, Triad Advisor’s, Investacorp’s, KMS Financial Services’, Securities Service Network’s and Ladenburg Thalmann & Co.’s customer transactions are cleared through clearing brokers on a fully-disclosed basis and such entities are subject to regulation by, among others, the SEC, FINRA and the Municipal Securities Rulemaking Board. Each entity is a member of the Securities Investor Protection Corporation. Highland Capital Brokerage is subject to regulation by various regulatory bodies, including state attorneys general and insurance departments. Premier Trust is subject to regulation by the Nevada Department of Business and Industry Financial Institutions Division.

For more information about the Company and its subsidiaries, visit the Company’s website at https://www. ladenburg.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 77.

Advisor Group Holdings, Inc.

Advisor Group is a Delaware corporation headquartered in Phoenix, Arizona and is one of the nation’s largest networks of independent financial advisors serving over 7,000 advisors and overseeing $271 billion in client assets. Advisor Group offers securities and investment advisory services through its subsidiaries FSC Securities Corp., Royal Alliance Associates Inc., SagePoint Financial, Inc. and Woodbury Financial Services, Inc., as broker/dealers, registered investment advisors and members of FINRA, and the Securities Investor Protection Corporation. The principal executive offices of Advisor Group are located at 20 East Thomas Road, Phoenix, Suite 2000, Arizona 85012 and its telephone number is (800) 530-2818.

Advisor Group is indirectly controlled by Reverence Capital Partners, a private investment firm focused on thematic investing in leading global, middle-market financial services businesses through control and influence oriented investments in 5 sectors: (1) Depositories and Finance Companies, (2) Asset and Wealth Management, (3) Insurance, (4) Capital Markets and (5) Financial Technology/Payments. The firm was founded in 2013, by Milton Berlinski, Peter Aberg and Alex Chulack, after distinguished careers advising and investing in a broad array of financial services businesses. The Partners collectively bring over 90 years of advisory and investing experience across a wide range of financial services sectors.

Harvest Merger Sub, Inc.

Merger Sub is a Florida corporation. Merger Sub is a wholly owned subsidiary of Advisor Group and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The principal executive offices of Merger Sub are located at 20 East Thomas Road, Suite 2000, Phoenix, Arizona 85012, and its telephone number is (800) 530-2818.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on January 30, 2020, at 11:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked to:

●	consider and vote on a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement (Proposal 1 on your proxy card);

●	consider and vote on a proposal to approve, by a non-binding advisory vote, the merger-related compensation (Proposal 2 on your proxy card); and

●	consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum (Proposal 3 on your proxy card).

The Board recommends that you vote “FOR” each of the above proposals.

Our shareholders must approve the merger proposal in order for the merger to occur. If our shareholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you own of record shares of common stock at the close of business on December 19, 2019, which the Company has set as the record date for the special meeting. You will be entitled to one vote for each share of common stock that you owned on the record date. As of the close of business on the record date, there were 149,170,717 shares of common stock outstanding and entitled to vote at the special meeting, held by 2,935 holders of record.

The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Attendance

Only shareholders of record, their duly authorized proxy holders and beneficial shareholders with proof of ownership as of the record date may attend the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and, if you are a beneficial owner, proof of your beneficial ownership.

Attendees will not be permitted to bring food or beverages, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, weapons (including any item we may deem to be a weapon in our sole discretion) or packages into the meeting. If you bring any of these prohibited items to the meeting, you will be required to leave them outside the meeting room until the meeting has concluded. Furthermore, no weapons are permitted anywhere on our property, including in your vehicle if it is parked on our property.

Vote Required

Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal.

If your shares of common stock are registered directly in your name with our transfer agent, you are considered, with respect to those shares of common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the merger proposal and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the merger proposal.

The proposal to approve, by a non-binding advisory vote, the merger-related compensation requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote.

Any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote.

If you are a shareholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

●	by proxy—shareholders of record have a choice of voting by proxy:

○	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

○	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

●	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. If you are a beneficial owner through the QESPP, you must provide your voting instructions to the QESPP administrator by 11:59 p.m. Eastern Time on January 27, 2020, as described in the instructions provided by the QESPP administrator or its intermediary. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the merger proposal, “FOR” the proposal to approve, by a non-binding advisory vote, the merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 16,936,912 shares of common stock (not including any shares of common stock deliverable upon exercise of any Company options, but including any Company restricted shares), representing approximately 11% of the outstanding shares of common stock as of the record date.

Shareholders subject to the voting agreements beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate. The voting agreements require such shareholders to, among other things, vote their shares of common stock in favor of the merger proposal and against alternative transactions. However, the voting agreements will terminate, and such shareholders will immediately and automatically be relieved of their voting obligations under the voting agreements, if the merger agreement is terminated before the special meeting in accordance with its terms (including if the Company terminates the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, as described in the accompanying proxy statement).

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If your shares of common stock are held through the QESPP, you should instruct your nominee, the QESPP administrator, on how to vote your shares of common stock held through the QESPP by 11:59 p.m. Eastern Time on January 27, 2020, as described in the instructions provided by the QESPP administrator or its intermediary. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” the merger proposal, and your shares of common stock will not be counted in respect of, and will not have an effect on, the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

A proxy may be revoked by a shareholder of record at any time prior to the vote at the special meeting by (i) delivering a written notice of revocation to our Corporate Secretary at Ladenburg Thalmann Financial Services Inc., 277 Park Avenue, 26th Floor, New York, New York 10172, Attn: Corporate Secretary, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the telephone or Internet) or (iii) attending the special meeting and voting in person. Attending the special meeting without voting will not revoke your previously submitted proxy. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee with questions about how to change or revoke your voting instructions.

Adjournments

Under the merger agreement, the Company may, after consultation with Advisor Group, adjourn, recess or postpone the special meeting only (i) to the extent required by applicable law to ensure that any required supplement or amendment to this proxy statement is provided to the Company shareholders within a reasonable amount of time in advance of the special meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any action in connection with the merger agreement or the merger, (iii) if, as of the time for which the special meeting is originally scheduled, there are insufficient shares of common stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the special meeting, provided that the Company shall not be required to adjourn the special meeting under this provision on more than two occasions and shall not be required to adjourn the special meeting past the outside date or (iv) with the prior written consent of Advisor Group, in each case for the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment, recess or postponement.

Anticipated Date of Completion of the Merger

We and Advisor Group are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction or waiver of other closing conditions, including the approval by our shareholders of the merger proposal, we anticipate that the merger will be completed by the end of the first quarter of 2020. If our shareholders vote to approve the merger proposal, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Closing and Effective Time of the Merger” beginning on page 44.

No Appraisal Rights

Under Section 607.1302 of the FBCA, no shareholder of the Company is entitled to appraisal rights in connection with the merger.

Solicitation of Proxies; Payment of Solicitation Expenses

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding common stock. The Company has also made arrangements with Georgeson to solicit proxies by personal interview, mail, telephone and e-mail, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will pay Georgeson a customary fee, anticipated to be approximately $12,500, plus reasonable expenses, for its services in connection with the special meeting.

Questions and Additional Information

See “Where You Can Find More Information” beginning on page 77. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll-Free (North America): (866) 357-4029

THE MERGER (PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated herein by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company and the Company will be the surviving corporation in the merger. As a result of the merger, the common stock will cease to be publicly traded and the Company will become a subsidiary of Advisor Group.

Merger Consideration

In the merger, each share of common stock issued and outstanding at the effective time, (other than (i) shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) and (ii) Company restricted shares) will be converted into the right to receive cash in the amount of $3.50 per share, without interest.

At the effective time, (i) each share owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) will be cancelled and will cease to exist, and no consideration will be payable for such shares and (ii) all outstanding Company restricted shares will be accelerated and entitle the holder to receive cash equal to the product of (A) the number of Company restricted shares held by such holder and (B) the per share merger consideration, less applicable withholding taxes.

Background of the Merger

The Board regularly reviews the near-term and long-term strategy, performance, positioning, and operating prospects of the Company with a view toward enhancing shareholder value. Beginning in early 2019, the Board focused on the Company’s share price, outlook and long-term prospects on a standalone basis.

In February 2019, a third party, which we refer to as Party B, suggested to Company management that the Company consider a potential sale of the Company to Party B. After updating the Board on this outreach, Company management asked Jefferies, an investment banking firm with expertise in the financial services industry and familiarity with the Company, to assist the Company in its evaluation of a potential sale of the Company to Party B.

On February 25, 2019, Party B signed a non-disclosure agreement with the Company and began receiving confidential Company information. This led to further discussions regarding a potential strategic transaction.

On March 26, 2019, Party B communicated to Company management that it was interested in acquiring all of the outstanding shares of common stock of the Company at purchase price range of $4.75-$5.00 per share. The Company’s common stock price closed at $2.87 per share on the NYSE American on March 26, 2019. Representatives of Jefferies, on behalf of the Company, asked Party B to submit a written indication of interest for consideration by the Board.

One week later, on April 2, 2019, Party B informed Company management and representatives of Jefferies that, despite its initial indication, it was not prepared to proceed with an acquisition of the Company at that time, but that it may be interested in resuming discussions in the next several months. Party B indicated that it was withdrawing its interest because its management team did not then have the bandwidth to devote the necessary resources to pursue an acquisition of the Company. Company management then updated the Board on the latest development.

On April 23, 2019, the Board held a meeting with members of management present. At the meeting, the Board and management discussed the Company’s strategic plans going forward and reviewed a management presentation provided to the Board in advance of the meeting, which included new cost-savings initiatives to better position the Company given the changing industry dynamics. The Company’s common stock price closed at $3.91 per share on the NYSE American on April 23, 2019.

Following the Board meeting on April 23, 2019, Company management began implementing cost-cutting and other efficiency initiatives as discussed with the Board.

In early July 2019, at the request of the Board, management asked Jefferies to assist it in a preliminary evaluation of whether the Company should more broadly consider potential strategic alternatives, including a sale of the Company at that time in light of continued consolidation in the industry and the need for greater scale in order to compete effectively. Management asked Jefferies to give its preliminary perspective on a potential process at an upcoming meeting of the Board scheduled for July 8, 2019. The Company’s common stock price closed at $3.14 per share on the NYSE American on July 8, 2019.

On July 8, 2019, the Board held a meeting with representatives of Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, the Company’s outside legal counsel, present. The Board convened to consider whether the Board should initiate a formal process for the consideration of potential strategic alternatives for the Company, including a potential sale of the Company. At the meeting, representatives of Sullivan & Cromwell discussed the legal framework governing the Board’s consideration of a sale of the Company and gave a presentation on the directors’ fiduciary duties in a change of control context. The Board discussed the Company’s growth, performance, recent consolidation in the industry, and the risks of remaining independent, among others, as reasons for exploring a sale process, and also discussed the potential retention of Jefferies to advise on a strategic review. Representatives of Jefferies joined the meeting and discussed current market conditions and certain preliminary perspectives on its recommendation with respect to the process and timeline for exploring the potential sale of the Company, including Jefferies’ perspectives on companies that the Board could consider including in a potential outreach.

At the conclusion of the meeting on July 8, 2019, the Board determined (i) that it would be advisable and in the best interests of the shareholders of the Company for the Board to initiate a process for the consideration of potential strategic alternatives for the Company, including a potential sale of the Company, (ii) to engage Jefferies to act as the Company’s financial advisor in connection with the exploratory process and (iii) to establish a transaction committee of the Board, which we refer to as the transaction committee, to oversee and manage the process on behalf of the Board and to provide regular updates to the Board regarding the status of the process. The Board adopted resolutions to authorize and approve the foregoing, including authorizing the officers of the Company, subject to the oversight of the transaction committee, to solicit third parties to determine their interest in a potential strategic transaction with the Company, to enter into customary non-disclosure agreements with any interested parties, to negotiate definitive transaction documents with one or more interested parties (subject to Board approval), and to take any other actions consistent with such resolutions of the Board and approved by the transaction committee.

Between July 8, 2019 and September 5, 2019, the date of the next meeting of the Board, management, with the assistance of Jefferies, established a process for interested parties to submit indications of interest and to conduct due diligence on the Company and populated a virtual data room for due diligence purposes, which we refer to as the virtual data room.

On July 9, 2019, the transaction committee approved the execution of an engagement letter with Jefferies, as discussed with the Board.

On July 19, 2019, Company management updated the transaction committee on the process, including providing a summary of developments.

On July 26, 2019, Company management updated the Board on the process, including providing a summary of developments.

On August 9, 2019, Company management updated the Board on the process, including providing a summary of developments, status of management’s efforts to populate the virtual data room, which was expected to be completed by August 26, 2019 or the week thereafter, and preliminary perspectives of Company management and representatives of Jefferies on next steps to launch the outbound process.

From July 8, 2019 to September 5, 2019, the Company’s common stock price declined, reaching a low of $1.81 per share on the NYSE American on August 27, 2019 and closing at $2.09 per share on the NYSE American on September 5, 2019.

On September 5, 2019, the Board held a meeting with representatives of Jefferies and Sullivan & Cromwell present. At the meeting, Jefferies updated the Board on progress made by the Company in preparation for a potential outbound process since the July 8, 2019 meeting of the Board. Jefferies also presented its perspectives on process and timing considerations, and the parties (including a mix of strategic and financial parties) who could be interested in a potential acquisition of the Company, including Advisor Group and Party B. The Board determined that the 13 parties discussed with Jefferies should be contacted on a no-names basis regarding the opportunity, with interested parties (and their financing sources, if applicable) obtaining access to the virtual data room after executing a non-disclosure agreement with the Company. The Board authorized Jefferies to begin the outreach to potentially interested parties.

Between September 6, 2019 and the end of September 2019, Jefferies, acting at the instruction of the Board, contacted the 13 parties previously discussed with the Board. An additional six parties either reached out directly to Jefferies or management to inquire about the process based on rumors in the market or were determined by management to be potentially interested parties. Representatives of Jefferies engaged in preliminary, confidential discussions with each of these 19 parties to determine whether there was an interest in pursuing a potential transaction with the Company.

On September 16, 2019, Company management updated the transaction committee on the process, including providing a summary of initial outreach to the previously identified third parties.

On September 18, 2019, Jefferies and Company management updated the transaction committee, including that Jefferies had received inbound inquiries from parties that were not among the 13 parties previously identified at the September 5, 2019 meeting of the Board.

On September 25, 2019, Company management updated the transaction committee on the process, including providing a summary of developments.

On October 7, 2019, Company management updated the Board on the process, including providing a summary of developments.

Of the 19 parties who discussed the opportunity with Jefferies or management, 15 signed non-disclosure agreements with the Company and obtained access to the virtual data room, which included confidential Company information and a bid instruction letter requesting that preliminary indications of interest be submitted by October 14, 2019. On October 10, 2019, two of the 19 parties, Advisor Group and Party B, attended in-person meetings in New York, New York with Company management. A third strategic party was invited to an in-person meeting with management but such party declined the invitation and ultimately did not submit a preliminary indication of interest. Only these three parties were invited to management meetings as they were believed to be the most likely to be in a position to pay the highest value in a transaction with the Company given the potential for synergies.

On October 14, 2019, four of the 19 parties, including Advisor Group, Party B and two other parties, which we refer to as Party C and Party D, respectively, submitted preliminary indications of interest for a strategic transaction involving the Company. One of the 19 parties, which we refer to as Party E, communicated an interest to partner with another bidder but did not submit a written proposal.

Advisor Group’s preliminary indication of interest proposed that the Company enter into exclusivity with Advisor Group to accelerate its ability to finalize a transaction on an expedited timeline. Along with its preliminary indication of interest, Advisor Group also submitted “highly confident” letters from Barclays, Credit Suisse, Deutsche Bank, RBC and UBS to demonstrate its ability to finance a transaction.

On October 15, 2019, the Board held a meeting with representatives of Jefferies and Sullivan & Cromwell present. At the meeting, Jefferies provided an update to the Board on the status of discussions with the 19 parties and described the preliminary indications of interest submitted on October 14, 2019 by Advisor Group, Party B, Party C and Party D, each proposing to acquire all of the outstanding shares of common stock of the Company: Advisor Group at a purchase price of $3.75 per share; Party B at a purchase price of $2.50 per share; Party C at a purchase price range of $2.30-$2.60 per share; and Party D at a purchase price range of $2.30-$2.91 per share. Jefferies noted that Party B verbally communicated on a call with Jefferies on October 15, 2019, prior to the Board meeting, that there was potential room to raise its offer price per share if it was invited into the second round of the process. Party B and its financial advisor also noted that there were a number of constraints that informed its $2.50 offer price per share and would limit its ability to raise the price significantly with a likely maximum price in the low $3.00 per share range. The Company’s common stock price closed at $2.10 per share on the NYSE American on October 14, 2019. Jefferies discussed its perspectives on the preliminary indications of interest. In light of the price per share offered by Advisor Group and Party B, respectively, including Party B’s verbal communication that it could potentially raise its offer price per share if invited to the second round and that, of the 19 parties, Advisor Group and Party B had conducted the most in-depth due diligence to date, including meeting with management, the Board determined, after discussions with its financial and legal advisors, to invite only Advisor Group and Party B into the second round of the process. The Board also determined not to grant exclusivity to Advisor Group in order to give Party B more time to conduct its due diligence and potentially increase its offer. The Board discussed with Jefferies the fact that Party C, Party D and Party E were financial bidders that would be unable to generate synergies or the returns that strategic bidders, including Advisor Group and Party B, would be able to generate and thus were unlikely to increase their bids to the level proposed by Advisor Group if invited to the second round. The Board also discussed with Jefferies the likelihood that inclusion of Party C, Party D and/or Party E in the second round would require even more time from management since these parties were not as far along in their due diligence of the Company as either of Advisor Group or Party B and would increase the risk of information leakage with respect to the process and level of the bids. After further discussion of the preliminary indications of interest, as well as the risks described above concerning potential diversion of management resources and information leaks, the Board determined to pursue a limited second round process with Advisor Group and Party B only and to have Jefferies contact Advisor Group and Party B to inform them they were each invited into the second round.

Between October 16, 2018 and October 26, 2018, management, with the assistance of Jefferies, continued due diligence discussions and negotiations with Advisor Group and Party B and continued to make available in the virtual data room additional confidential information about the Company. On October 18, 2019, an initial draft of the merger agreement prepared by Sullivan & Cromwell was uploaded to the virtual data room.

On October 25, 2019, Advisor Group’s legal counsel, Eversheds Sutherland (US) LLP, which we refer to as Eversheds, sent to Sullivan & Cromwell an initial draft of an exclusivity agreement along with a revised draft of the merger agreement.

On October 26, 2019, Advisor Group communicated to Company management and Jefferies that, based on its due diligence, it was reducing its proposed purchase price from $3.75 to $3.25. Company management directed Jefferies to inform Advisor Group that the Company was unwilling to enter into exclusivity at $3.25 per share.

Later on October 26, 2019, Advisor Group submitted to Jefferies a revised indication of interest, proposing to acquire all of the outstanding shares of common stock of the Company at a purchase price of $3.50 per share, up $0.25 per share from the purchase price that Advisor Group had proposed earlier on October 26, 2019, but down $0.25 per share from the purchase price per share set forth in Advisor Group’s preliminary indication of interest. Advisor Group noted that its revised indication of interest was conditioned on the Company entering into an exclusivity agreement with Advisor Group by no later than 1:00 p.m., Eastern Time, on October 27, 2019. The Company’s common stock price closed at $1.98 per share on the NYSE American on October 25, 2019.

Also on October 26, 2019, the Board met with representatives of Jefferies and Sullivan & Cromwell present. At the meeting, representatives of Sullivan & Cromwell summarized key issues in the draft exclusivity agreement and revised draft of the merger agreement provided by Eversheds on October 25, 2019, and Jefferies provided an update to the Board on the status of discussions with Advisor Group and Party B. After carefully analyzing Advisor Group’s written proposal, considering the $2.50 price per share previously submitted by Party B, taking into account Party B’s communication to Jefferies that its ability to raise the offer price significantly was constrained by a number of factors, as well as consulting with representatives of Sullivan & Cromwell and Jefferies, the Board determined to enter into exclusivity with Advisor Group at a price of $3.50 per share.

On October 27, 2019, the Company entered into the exclusivity agreement with Advisor Group, which provided for a 19-day period of exclusivity through November 15, 2019, which would automatically be extended an additional seven-day period through November 22, 2019 if, upon expiration of the initial 19-day period, the parties continued to engage in good faith discussions regarding a proposed transaction at a price of $3.50 per share and upon terms and conditions that were at least as favorable to the Company and its shareholders as the terms and conditions reflected in the revised draft of the merger agreement that Eversheds sent to Sullivan & Cromwell on October 25, 2019.

Later on October 27, 2019, representatives of Jefferies, at the direction of the Board, communicated to Party B that the Company had entered into exclusivity with another party. Party B indicated its continuing interest but did not increase its offer to acquire all of the outstanding shares of common stock of the Company above a purchase price of $2.50 per share.

On October 29, 2019, Sullivan & Cromwell sent Eversheds comments to the latest draft of the merger agreement that had been provided by Eversheds on October 25, 2019.

Also on October 29, 2019, various news outlets including Bloomberg News published articles disclosing that the Company was exploring a sale. The Company’s common stock price closed at $2.01 per share on the NYSE American on October 28, 2019, the day before the publication of the Bloomberg News article, and at $2.25 per share on the NYSE American on October 29, 2019, the day of publication of the Bloomberg News article.

On October 30, 2019, Eversheds sent Sullivan & Cromwell a list of open issues in the merger agreement and initial drafts of the equity commitment letter and a form of voting agreement that Advisor Group would require from each director of the Company as well as Vector Group, Ltd., a greater than 10% shareholder of the Company, in connection with the signing of the merger agreement. Sullivan & Cromwell and Eversheds discussed changes to various provisions in the merger agreement during the remainder of the week.

From November 1, 2019 through November 11, 2019, representatives of the Company, Advisor Group and their respective advisors extensively negotiated and exchanged drafts of the transaction documents, including the merger agreement, the disclosure letter to the merger agreement, the form of voting agreement to be entered into by the Company’s directors and Advisor Group, and Advisor Group’s equity commitment letter and debt commitment letter. Negotiated issues included, among other things, the amount of the termination fee payable by the Company in the event of a superior proposal, the elimination of a “force-the-vote” provision proposed by Advisor Group that the Company still hold a shareholder vote in the event of a superior proposal, the amount of and circumstances under which a reverse break fee would become payable by Advisor Group and remedies available to the Company upon a breach or failure to close by Advisor Group, and the elimination of a requirement proposed by Advisor Group that the voting obligations under the director voting agreements would survive the termination of the merger agreement. The Board was focused on an effective “fiduciary-out” in the event of a superior proposal and certainty of closing if a transaction were announced. Concurrently, Advisor Group, Vector Group, Ltd., and their respective counsel negotiated and exchanged drafts of the Vector voting agreement, which were always provided to the Company’s counsel.

On November 8, 2019, Company management updated the transaction committee on the status of negotiations, including with respect to Advisor Group’s debt commitment.

On November 10, 2019, just prior to a scheduled meeting of the Board to approve the merger, Advisor Group communicated to Company management and Jefferies that, based on its due diligence, it was reducing its proposed purchase price from $3.50 to $3.23 per share. Advisor Group indicated a willingness to allow for recovery of up to half of the $0.27 per share reduction two years after the closing through a contingent value structure.

The Board then met with representatives of Jefferies and Sullivan & Cromwell present. At the meeting, Company management and representatives of Jefferies described Advisor Group’s proposed reduction in the purchase price. After carefully analyzing Advisor Group’s revised proposal, considering the timing of the revised proposal and consulting with representatives of Sullivan & Cromwell and Jefferies, the Board determined to reject Advisor Group’s revised proposal and directed Jefferies to communicate to Advisor Group that the Company was prepared to approve the transaction with Advisor Group at a price of $3.50 per share in cash but otherwise would wait for Advisor Group’s exclusivity to expire on November 15, 2019 and reopen the process to other interested parties.

On November 11, 2019, Advisor Group communicated to Company management and Jefferies that it was prepared to proceed with the transaction at a price of $3.50 per share in cash.

Later on November 11, 2019, the Board, together with members of management, and representatives of Sullivan & Cromwell and Jefferies, met to discuss and review the draft definitive merger agreement and other transaction documents and to consider the proposed transaction. Representatives of Sullivan & Cromwell reviewed the fiduciary duties of the directors and the terms of the transaction documents. Representatives of Jefferies then reviewed its financial analyses with respect to the proposed per share merger consideration and rendered an oral opinion, which was confirmed by delivery of a written opinion, dated November 11, 2019, to the effect that, as of such date, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken as described in its opinion, the cash consideration of $3.50 per share of common stock to be received by the holders of common stock pursuant to the merger agreement was fair from a financial point of view to such holders, which opinion is summarized in “—Opinion of the Company’s Financial Advisor” beginning on page 37. The Board also discussed the risks and uncertainties facing the Company as a standalone entity. Following extensive discussion, the Board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of the Company and its shareholders and adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved to submit the merger agreement to the Company’s shareholders to approve the merger agreement, the merger and the other transactions contemplated thereby.

Following the Board meeting, the parties executed the definitive merger agreement and other transaction documents and the Company and Advisor Group issued a joint press release on November 11, 2019, announcing the proposed transaction.

Reasons for the Merger; Recommendation of the Company’s Board of Directors

The Board has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders and adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, resolved to submit the merger agreement to the Company’s shareholders at a special meeting of shareholders to approve the merger agreement, the merger and the other transactions contemplated thereby and recommended that the shareholders of the Company vote to approve the merger agreement, the merger and the other transactions contemplated thereby.

The Board unanimously recommends that you vote (1) “FOR” the merger proposal; (2) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the merger; and (3) “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

In the course of reaching its determination and recommendation, the Board consulted with and received the advice and assistance of its legal and financial advisors. In recommending that shareholders vote in favor of approval of the merger agreement, the Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

●	Per Share Merger Consideration. The Board considered the $3.50 per share merger consideration relative to the current and historical trading prices and anticipated future trading prices of the common stock, including the fact that the per share merger consideration constituted a premium of approximately:

○	74% to the closing price per share of $2.01 on October 28, 2019, which was the last full trading day prior to the publication of the Bloomberg News article disclosing that the Company was considering a sale;

○	22.8% to the closing price per share of $2.85 on November 8, 2019, which was the last full trading day prior to the announcement of the transaction; and

○	56% to the volume-weighted average price during the two months ended November 8, 2019 and 26% to the volume-weighted average price during the four months ended November 8, 2019, which two-month and four-month periods include eight full trading days after publication of the Bloomberg News article disclosing that the Company was considering a sale.

●	Thorough Process. The Board considered the Company’s thorough exploratory process covering 19 potentially interested parties, including a mix of strategic and financial buyers, of which 15 signed non-disclosure agreements with the Company and four submitted preliminary indications of interest for a strategic transaction involving the Company, and that Advisor Group’s per share offer price substantially exceeded the other three offers received. The Board also considered that the Company’s exploratory process was made public in the Bloomberg News article published on October 29, 2019 and no additional parties indicated interest for a strategic transaction involving the Company following such publication.

●	Business and Financial Condition of the Company. The Board considered, after discussions with its financial advisor and members of management, the per share merger consideration relative to other alternatives reasonably available to the Company, including the continued standalone operation of the Company as an independent public company and especially in light of the current environment in the industry as well as broader economic and commercial trends affecting the Company’s business and financial results, including:

○	the Board’s assessment of the Company’s business, assets and prospects, its competitive position and historical and projected financial performance and the nature of the industry in which the Company operates, including anticipated industry consolidation trends and changing competitive dynamics;

○	the strategic alternatives reasonably available to the Company and the risks and uncertainties associated with those alternatives;

○	the risks and uncertainties relating to possible future headwinds for companies operating in the industry in which the Company operates, including the potential need for greater scale to be able to compete effectively in the markets in which the Company operates;

○	the risks and uncertainties relating to anticipated structural changes in the Company’s industry due to technological changes and regulatory uncertainties; and

○	the impact of interest rate policy tightening by the Board of Governors of the Federal Reserve System on the Company’s outlook, including the impact of interest rate cuts in July 2019, September 2019 and October 2019, which could adversely impact service fee revenues received from our clearing firms and from cash sweep programs.

●	Certainty of Consideration. The Board considered that the all-cash merger consideration provides the shareholders with certainty of value and, upon closing, immediate liquidity for their shares, especially when viewed against the potential risks and uncertainties inherent in the Company’s business, including risks associated with remaining a standalone entity and changing competitive dynamics.

●	Receipt of Fairness Opinion from Jefferies. The Board considered that in connection with the merger, Jefferies rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of November 11, 2019, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken as described in its opinion, the merger consideration of $3.50 per share in cash to be received by the holders of shares of common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders, as more fully described below in the section titled “—Opinion of the Company’s Financial Advisor” and which written opinion is attached in its entirety as Annex D hereto. The summary of the opinion of Jefferies herein is qualified in its entirety by reference to the full text of the opinion.

●	Likelihood of Completion; Certainty of Payment. The Board considered its belief that, absent a superior proposal, the merger represented a transaction that would likely be consummated based on, among other factors:

○	the absence of any financing condition to consummation of the merger and the fact that Advisor Group provided evidence of committed sources of equity and debt financing that would enable it to consummate the merger;

○	Advisor Group’s reputation and its credibility as an acquiror;

○	the fact that there are not expected to be significant antitrust or other regulatory impediments to completing the merger; and

○	the fact that the conditions to the closing of the merger are specific and limited in scope and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “material adverse effect” qualification.

●	Other Terms of the Merger Agreement. The Board considered other terms and conditions of the merger agreement and related transaction documents, including:

○	the provision of the merger agreement allowing the Board to change its recommendation prior to obtaining the company shareholder approval in order to enter into an alternative agreement with respect to a superior proposal, subject to (i) the Company’s notification and good faith negotiation obligations in relation to Advisor Group’s matching rights and (ii) Advisor Group’s right to terminate the merger agreement and receive payment of the applicable termination fee;

○	the provisions of the merger agreement entitling the Company to seek specific performance of Advisor Group’s obligation to consummate the merger and, if not specific performance, uncapped monetary damages or, in the event that, despite Advisor Group’s compliance with its covenants to obtain debt financing, Advisor Group fails to obtain financing to consummate the merger, a reverse termination fee of $35.3 million;

○	the provisions of the merger agreement requiring Advisor Group to use its commercially reasonable efforts to obtain applicable regulatory approvals to consummate the merger;

○	the termination date of the merger agreement on which date either party, subject to certain exceptions, can terminate the merger agreement, and the Board’s view that the termination date, and the provisions of the merger agreement providing for an extension of the termination date under certain circumstances, allow for sufficient time to consummate the merger; and

○	the Board’s belief that the other terms of the merger agreement, taken as a whole, are reasonable.

●	Support of the Company’s Largest Shareholders. The Board considered the fact that the Company’s directors and its largest shareholder entered into voting agreements with Advisor Group and agreed to support the merger, subject to certain exceptions, including in the event that the merger agreement is terminated by the Company in order to enter into an alternative agreement with respect to a superior proposal.

In the course of reaching its recommendation, the Board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following:

●	that the shareholders will have no ongoing equity participation in the Company following the merger and the shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company following the merger;

●	the risk that the merger will be delayed or will not be completed, including the failure to satisfy the conditions to the completion of the merger, as well as the potential loss of value to the shareholders and the potential negative impact on the operations and prospects of the Company if the merger agreement is terminated or the merger is not completed for any reason;

●	the significant effort and cost involved in connection with negotiating the merger agreement and completing the merger (including certain costs and expenses if the merger is not consummated), the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger;

●	the possibility that the financing contemplated by Advisor Group will not be obtained, resulting in Advisor Group not having sufficient funds to complete the merger;

●	the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of the Company and its subsidiaries with their respective employees and financial advisors (including making it more difficult to attract and retain key personnel and the possible loss of key personnel) and customers;

●	the requirement that the Company pay Advisor Group a termination payment of $19 million under certain circumstances following termination of the merger agreement, including if Advisor Group terminates the merger agreement as a result of the Board changing its recommendation or the Company terminates the merger agreement to enter into an alternative agreement with respect to a superior proposal;

●	the restrictions imposed by the terms of the merger agreement on the conduct of the Company’s business prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger, and the resultant risk if the merger is not consummated;

●	as the transaction has a potential outside date as late as June 10, 2020, that the shareholders could be asked to vote on approval of the merger agreement in advance of completion of the transaction, depending on when the transaction actually closes;

●	the receipt of cash in exchange for the common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many of the shareholders; and

●	the Company’s officers and directors may have interests in the merger that are different from, or in addition to, the interests of the shareholders, including the acceleration of Company options and Company restricted shares held by officers and directors, change of control and retention bonuses that will be payable to certain officers at or following the closing, the payment of severance to officers if a termination of employment were to occur in connection with the merger, and the interests of the Company’s directors and officers in being entitled to continued indemnification, advancement of expenses and insurance coverage from the surviving corporation under the merger agreement.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statements Regarding Forward-Looking Information.”

Certain Unaudited Company Forecasts

The Company does not, as a matter of course, publicly disclose long-term forecasts or projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, the Company is including in this proxy statement certain unaudited prospective financial information that was included in the unaudited prospective financial information made available to the Board for purposes of evaluating the merger and to representatives of Jefferies for purposes of rendering its fairness opinion and performing its related financial analyses, as described in the section titled “—Opinion of the Company’s Financial Advisor” beginning on page 37. Such unaudited prospective financial information included, among other things, consolidated total revenue, total expenses, income before income taxes, adjusted EBITDA and a reconciliation of adjusted EBITDA, and unlevered free cash flow for the years 2019 through 2023 that were prepared by management of the Company and not for public disclosure, which we refer to as the Management Projections. The Company also made available certain unaudited prospective financial information to Advisor Group in connection with the merger. The unaudited prospective financial information made available to Advisor Group was the same as the Management Projections except with respect to public company costs, which were excluded from the information made available to Advisor Group but were included in the Management Projections.

The Management Projections were prepared by management in good faith based on management’s best available estimates, judgments and assumptions with respect to the Company’s future financial performance at the time they were prepared and speak only as of that time. The summaries of the Management Projections are not included in this proxy statement to induce any shareholder of the Company to vote in favor of the merger proposal or any other proposals to be voted on at the special meeting.

The Management Projections were prepared by the Company’s management in August 2019 based on certain assumptions that management then believed to be potentially achievable. While the Management Projections were prepared in good faith by management, no assurance can be made regarding future events and actual results may be significantly higher or lower than forecasted by the Management Projections. The Management Projections also reflect assumptions as of their respective time of preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, the Management Projections are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, cost-savings (including from the cost-savings initiatives discussed in the section titled “The Merger—Background of the Merger” beginning on page 27), interest rate cuts by the Board of Governors of the Federal Reserve System, financial advisor growth and attrition and costs of being a public company. Furthermore, the Management Projections do not take into account any failure of the merger to be completed and should not be viewed as reflective of management’s expectations under those circumstances. In addition, because the Management Projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the Management Projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. The Management Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

Except to the extent required by law, the Company does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate.

The Management Projections were not prepared with a view toward public disclosure, soliciting proxies or complying with U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the Management Projections and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

The Management Projections include “non-GAAP financial measures,” which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude items, including charges and credits, that are required to be included in a GAAP presentation.

The following table summarizes the Management Projections:

	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Total Revenues	$1,466.8	$1,594.3	$1,695.0	$1,818.6	$1,984.7
% Growth Y/Y	5.4%	8.7%	6.3%	7.3%	9.1%
Total Expenses	$1,418.3	$1,532.7	$1,607.7	$1,711.8	$1,859.5
% Growth Y/Y	5.5%	8.1%	4.9%	6.5%	8.6%
Income (Loss) Before Item Shown Below	48.5	61.7	87.3	106.8	125.2
Change in Fair Value of Contingent Consideration Related to Acquisition	(0.3)	(0.2)	-	-	-
Income Before Income Taxes	$48.2	$61.5	$87.3	$106.8	$125.2
Adjusted EBITDA	$113.5	$129.9	$154.7	$178.4	$199.2

Income Before Income Taxes	$48.2	$61.5	$87.3	$106.8	$125.2
Interest Income	(2.6)	(2.6)	(2.6)	(2.6)	(2.6)
Earn-Out Income	-	-	-	-	-
Extinguishment of Debt	-	-	-	-	-
Amortization of Retention and Forgivable Loans	0.6	0.6	0.6	0.6	0.7
Amortization of Financial Advisor Acquisition Costs	12.1	14.2	16.2	18.5	20.4
Non-Cash Compensation	5.7	5.8	5.8	5.9	6.1
Interest Expense	22.3	22.9	22.9	22.7	22.7
Depreciation and Amortization	23.6	23.1	20.0	21.9	22.2
Acquisition Related Expenses	0.2	1.0	1.0	1.0	1.0
Financial Advisor Recruiting Expense & Restructuring	0.4	0.4	0.4	0.4	0.4
Other – Taxes and Deferred Compensation	3.0	3.0	3.1	3.1	3.1
Minority Interest	(0.0)	-	-	-	-
Adjusted EBITDA	$113.5	$129.9	$154.7	$178.4	$199.2
Less: Non-Cash Compensation		(5.8)	(5.8)	(5.9)	(6.1)
Less: Acquisition Related Expenses		(1.0)	(1.0)	(1.0)	(1.0)
Less: Financial Advisor Recruiting Expense & Restructuring		(0.4)	(0.4)	(0.4)	(0.4)
Less: Other – Taxes and Deferred Compensation(1)		(3.0)	(3.1)	(3.1)	(3.1)
EBITDA		$119.6	$144.4	$168.0	$188.6
Less: Depreciation and Amortization		(23.1)	(20.0)	(21.9)	(22.2)
Less: Amortization of Retention and Forgivable Loans		(0.6)	(0.6)	(0.6)	(0.7)
Less: Amortization of Financial Advisor Acquisition Costs		(14.2)	(16.2)	(18.5)	(20.4)
EBIT		$81.8	$107.6	$127.0	$145.3
Less: Taxes at 28.0%		(22.9)	(30.1)	(35.5)	(40.7)
Profit After Tax		$58.9	$77.5	$91.4	$104.6
Plus: Depreciation and Amortization		23.1	20.0	21.9	22.2
Plus: Amortization of Retention and Forgivable Loans		0.6	0.6	0.6	0.7
Plus: Amortization of Financial Advisor Acquisition Costs		14.2	16.2	18.5	20.4
Less: Capital Expenditures		(14.5)	(16.0)	(15.5)	(15.7)
Less: Issuance of Forgivable Loans		(21.0)	(24.5)	(24.5)	(24.5)
Plus/ (Less): Change in Net Working Capital		(2.6)	(2.0)	(2.5)	(3.3)
Unlevered Free Cash Flow		$58.7	$71.8	$90.0	$104.4

(1)	Includes cash severance, excise and franchise tax, other cash expense, and non-cash compensation.

Opinion of the Company’s Financial Advisor

Opinion of Jefferies LLC

The Company retained Jefferies as its financial advisor in connection with the potential sale of the Company. In connection with this engagement, the Company requested that Jefferies evaluate the fairness, from a financial point of view, of the per share merger consideration to be received by holders of shares of common stock pursuant to the merger agreement. At a meeting of the Board held on November 11, 2019, Jefferies rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated November 11, 2019, to the Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken as described in its opinion, the per share merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Jefferies in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Jefferies’ opinion is for the use and benefit of the Board (in its capacity as such) in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the merger contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation to any holder of shares of common stock as to how any such shareholder should vote in the merger or how any such holder should act with respect to the merger or any matter related thereto. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

(i)	reviewed a draft dated November 10, 2019 of the merger agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to it by the Company’s management, including financial forecasts and analyses under various business assumptions, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

(vi)	reviewed the proposed financial terms of the merger and compared them with the publicly available financial terms of certain other transactions that Jefferies deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company under various business assumptions. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Jefferies’ opinion is based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company or the merger, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and its Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Company and its shareholders. In addition, in preparing the opinion, Jefferies did not take into account any tax consequences of the merger to any holder of shares of common stock. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it in all respects material to its opinion. Jefferies assumed that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger in any respect material to its opinion.

Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation to any holder of shares of common stock as to how any such holder should vote in the merger or how any such holder should act with respect to the merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of common stock. Jefferies expressed no opinion as to the price at which shares will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the per share merger consideration to be received by the holders of shares of common stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In connection with rendering its opinion to the Board, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

With respect to the selected public companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to the Company or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its securities.

The per share merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was determined through negotiations between the Company and Advisor Group, and the decision by the Company to enter into the merger agreement was solely that of the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the per share merger consideration and should not be viewed as determinative of the views of the Board or management with respect to the merger or the per share merger consideration payable in the merger.

Financial Analyses

The following is a summary of the material financial analyses provided to the Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and six selected publicly traded companies in the wealth management or securities brokerage industries that, given business and financial characteristics, Jefferies considered generally relevant for purposes of its analysis, which, collectively, we refer to as the selected companies.

Jefferies reviewed, among other information, enterprise values, which we refer to as TEV, of the selected companies, calculated as fully-diluted equity values based on closing stock prices on November 8, 2019 plus total debt, preferred stock and non-controlling interests (as applicable), less excess cash (either disclosed by the companies or estimated by Jefferies based on its professional judgment), as a multiple of their calendar year 2019 and calendar year 2020 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, as adjusted for non-cash compensation, advisor loan amortization and one-time non-recurring items, as applicable, which we refer to as adjusted EBITDA. Estimated financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Estimated financial data of the Company was based on financial forecasts and estimates of Company management.

Selected Companies	TEV/2019E Adjusted EBITDA	TEV/2020E Adjusted EBITDA
Blucora, Inc.	9.6x	7.9x
Focus Financial Partners, LLC	12.2x	10.0x
LPL Financial Holdings Inc.	8.2x	8.2x
Raymond James Financial	8.5x	8.1x
Stifel Financial Corp	6.6x	6.3x
Waddell & Reed Financial Inc.	5.3x	5.9x

The low to high calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for the selected companies were 5.3x to 12.2x for calendar year 2019 (with a median of 8.3x), and 5.9x to 10.0x for calendar year 2020 (with a median of 8.0x), respectively. Jefferies then applied selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of 7.5x to 8.5x and 7.0x to 8.0x, respectively, derived from the selected companies to the Company’s fiscal year 2019 and fiscal year 2020 estimated adjusted EBITDA based on financial forecasts and estimates of management. Jefferies then calculated the Company’s equity value by subtracting the Company’s total debt of $330.4 million as of October 31, 2019 from the Company’s TEV and adding parent company cash of $108.9 million as of October 31, 2019, in each case provided by and approved for Jefferies’ use by Company management, and used the result to calculate implied per share equity reference ranges.

This analysis indicated the following approximate implied per share reference ranges for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges Based on:
TEV/2019E Adjusted EBITDA	TEV/2020E Adjusted EBITDA	Per Share Merger Consideration
$1.30-$2.03	$1.68-$2.51	$3.50

Selected Transactions Analysis. Jefferies reviewed, to the extent publicly available, financial data relating to the following 14 selected transactions announced since January 1, 2011, involving targets in the wealth management or securities brokerage industries that Jefferies considered relevant for purposes of its analysis, which, collectively, we refer to as the selected transactions.

Announcement Date	Buyer	Target	TEV/LTM Revenue	TEV/LTM EBITDA
5/10/2019	Reverence Capital Partners	Advisor Group	NA	NA
3/19/2019	Blucora, Inc.	1st Global, Inc.	1.0x	16.7x
2/25/2019	Warburg Pincus	Kestra Financial Inc.	NA	NA
7/17/2018	Genstar Capital	Cetera Financial Group	NA	NA
8/16/2017	LPL Financial LLC	National Planning Holdings, Inc.	0.5x	7.9x
4/4/2016	Stone Point Capital	Kestra Financial Inc.	NA	NA
10/14/2015	Blucora, Inc.	HD Vest Financial Services	1.8x	13.5x
1/17/2014	RCS Capital Corporation	J.P. Turner & Company, LLC	0.3x	13.8x
1/16/2014	RCS Capital Corporation	Cetera Financial Group	1.0x	16.8x
11/16/2013	RCS Capital Corporation	Summit Financial Services Group, Inc.	0.7x	8.8x
10/2/2013	RCS Capital Corporation	Investors Capital Holdings, Ltd.	0.6x	NM
6/12/2013	RCAP Holdings, LLC	First Allied Holdings Inc.	0.5x	13.1x
7/31/2012	AIG Advisor Group	Woodbury Financial Services, Inc.	0.2x	NA
8/16/2011	Ladenburg Thalmann Financial Services Inc.	Securities America Financial Corporation	0.3x	8.3x

Items denoted as “NA” in the table are not publicly available. Items denoted as “NM” in the table were determined by Jefferies to be not meaningful

Jefferies reviewed transaction values of the selected transactions as a multiple of each target company’s latest 12 months revenue as of the applicable announcement date. Jefferies also reviewed transaction values of the selected transactions as a multiple of such target company’s latest 12 months EBITDA. Financial data of the selected transactions were based on public filings, other publicly available information and, in certain instances, non-public information which Jefferies included in the median but did not explicitly present for each target. In certain instances, and where information was available, Jefferies used its professional judgment to utilize run-rate financial revenue and EBITDA metrics in the calculation of transaction multiples. Financial data of the Company was based on internal estimates of management.

The overall low to high latest 12 months revenue multiples observed for the selected transactions were 0.2x to 1.8x, with a median of 0.8x. Jefferies applied a selected range of latest 12 months revenue multiples of 0.7x to 0.9x derived from the selected transactions to the Company’s latest 12 months (as of September 30, 2019) revenue. Jefferies then applied the same selected range of latest 12 months revenue multiples to the Company’s latest 12 months (as of September 30, 2019) revenue, excluding revenue from the Company’s insurance brokerage business which has lower margins than the Company’s independent broker-dealer and investment banking businesses, and which was not a business line in any of the target companies reviewed in the selected transactions analysis. Jefferies noted that the insurance business, which was acquired for $42 million in August 2014, generated $169.9 million of revenue and $6.2 million of adjusted EBITDA for the 12 months ended September 30, 2019.

The overall low-to-high latest 12-month EBITDA multiples observed for the selected transactions were 7.9x to 16.8x, with a median of 11.1x. Jefferies applied a selected range of latest 12 months EBITDA multiples of 8.0x to 10.0x derived from the selected transactions to the Company’s latest 12 months (as of June 30, 2019) run-rate adjusted EBITDA. For purposes of this analysis, Jefferies calculated run-rate adjusted EBITDA as latest 12 months adjusted EBITDA (as of June 30, 2019) further adjusted to reflect the full annualized impact of savings achieved as part of the Company’s efficiency initiatives, the negative impact of interest rate cuts on the Company’s cash sweep revenues, the annualized impact of net new advisors that joined the Company during the latest 12-month period (as of June 30, 2019), the impact of increased clearing business credits and the impact of the Kestler acquisition. Jefferies then calculated the Company’s equity value by subtracting the Company’s total debt of $330.4 million as of October 31, 2019 from the Company’s TEV and adding parent company cash of $108.9 million as of October 31, 2019, in each case provided by and approved for Jefferies’ use by Company management and used the result to calculate implied per share equity reference ranges.

This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share merger consideration.

Revenue

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$2.26-$4.02	$3.50
$1.50-$3.09	$3.50
(excluding revenues from insurance brokerage business)

Adjusted EBITDA

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$1.64-$3.06	$3.50

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company, using a terminal multiple approach, to calculate a range of implied present values of the unlevered, after-tax free cash flows that the Company was forecasted to generate through the full fiscal year ending December 31, 2023, utilizing the Management Projections (which are summarized in the section titled “The Merger—Certain Unaudited Company Forecasts” beginning on page 36). Terminal values of the Company were calculated by applying to the Company’s projected adjusted EBITDA for the fiscal year ending December 31, 2023 a selected range of adjusted EBITDA multiples of 7.0x to 9.0x, which range was selected by Jefferies in its professional judgment. The present values (as of December 31, 2019) of the cash flows and terminal values were then calculated using a selected discount rate range of 11.50% to 12.50% which were based on the estimated weighted average cost of capital calculation, utilizing Company-specific inputs, including a beta for the Company as well as certain financial metrics for the United States financial markets generally. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$3.02-$4.81	$3.50

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including revenue growth rates, EBITDA estimates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company.

Certain Additional Information

Jefferies observed certain additional factors that were not considered part of its financial analyses for its opinion but rather were noted for informational purposes, including, the following:

Jefferies observed the premiums paid or proposed to be paid in selected mergers and acquisition transactions announced from January 1, 2017 to October 16, 2019. Jefferies applied a selected range of premiums of approximately 20% to 26% (reflecting the overall 25th and 75th percentile premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of the shares of common stock of $2.01 on October 28, 2019, the trading day immediately prior to the first media reports of a proposed transaction involving the Company. Jefferies’ observations indicated an implied equity reference range for the shares of common stock of approximately $2.41 to $2.53 per share. Jefferies also applied a selected range of premiums of approximately 21% to 32% (reflecting the overall 25th and 75th percentile premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions 30 calendar days prior to public announcement of such transactions) to the closing price of the shares of common stock of $2.01 on October 28, 2019, which indicated an implied equity reference range for the shares of approximately $2.43 to $2.65 per share.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of approximately $13.0 million, of which $1.5 million became payable upon delivery of Jefferies’ opinion and approximately $11.5 million of which is payable contingent upon consummation of the merger. The Company has also agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, reasonably incurred in connection with Jefferies’ engagement, and to indemnify Jefferies and related parties against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities in the Company, Advisor Group and certain of their respective affiliates, as the case may be, for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. As the Board was aware, Jefferies may seek to in the future provide financial advisory and financing services unrelated to the merger to Advisor Group, or entities that are affiliated with Advisor Group, for which services Jefferies and its affiliates would expect to receive fees. In the past two years, Jefferies has not provided financial advisory or financing services to the Company, Advisor Group or Advisor Group’s controlling shareholder.

Jefferies was selected to act as the Company’s financial advisor in connection with the merger because, among other factors, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions, its familiarity with the Company and its business and its reputation. Jefferies is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Financing of the Merger

The obligations of Advisor Group and Merger Sub to complete the merger are not contingent upon the receipt of any financing. Advisor Group intends to finance its payment obligations under the merger agreement with a combination of cash on hand, equity financing pursuant to an equity commitment letter with certain private equity funds sponsored by Reverence Capital Partners, the private investment firm that indirectly controls Advisor Group, and debt financing pursuant to a debt commitment letter with the debt financing sources, which are further described below and are collectively referred to as the commitment letters.

Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Advisor Group and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Advisor Group may be obligated to pay the reverse termination fee to the Company, as described under “The Merger Agreement—Termination Fee” on page 68.

Equity Financing

On November 11, 2019, in connection with the entry into the merger agreement, Advisor Group entered into an equity commitment letter with investment funds sponsored by Reverence Capital Partners, including Reverence Capital Partners Opportunities Fund II, L.P., Reverence Capital Partners Opportunities Fund II (Cayman), L.P., Reverence Capital Partners Opportunity Fund II (AI) L.P. and Reverence Capital Partners Opportunities Fund II (Parallel), L.P., which we refer to as the equity financing sources. Pursuant to the equity commitment letter, the equity financing sources will   (i) collectively invest $230 million in equity financing to fund or to cause the funding of capital to Advisor Group, which will use the funds to satisfy its payment obligations under the merger agreement and (ii) guaranteed to the Company, on a pro rata basis, Advisor Group’s obligation under the merger agreement with respect to the full amount of the reverse termination fee should it become payable. The description of the equity commitment letter in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the equity commitment letter, a copy of which is attached as Exhibit A to the merger agreement attached as Annex A to this proxy statement.

Debt Financing

On November 11, 2019, in connection with the entry into the merger agreement, Advisor Group entered into a debt commitment letter with Bank of America, N.A., BofA Securities, Inc., UBS AG, Stamford Branch, UBS Securities LLC, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, which we refer to collectively as the debt financing sources. Pursuant to the debt commitment letter, the debt financing sources have committed to provide, severally but not jointly, an aggregate of $875 million to Advisor Group, consisting of (i) an incremental revolving facility in an aggregate principal amount of $100 million and (ii) a senior bridge facility in an aggregate principal of $775 million, which, collectively, we refer to as the debt facilities. The debt financing is conditioned upon, among other things, consummation of the merger and delivery of certain customary closing documents (including, among others, a customary solvency certificate) and certain Company audited and unaudited financial statements. The description of the debt commitment letter in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the equity commitment letter, a copy of which is attached as Exhibit B to the merger agreement attached as Annex A to this proxy statement.

Advisor Group’s Obligations to Obtain the Financing

Advisor Group and Merger Sub are obligated under the merger agreement to use their respective reasonable best efforts to obtain and consummate the financing on the terms of the commitment letters, and Advisor Group has agreed that it will not, without the Company’s consent, agree to any amendment, restatement, replacement, supplement, termination, repudiation, rescission, cancellation, expiration or other modification or waiver of, any condition, remedy or other provision under any commitment letter if doing so would (i) reduce the aggregate amount of the financing contemplated by the commitment letters, (ii) impose new or additional conditions or expand any of the conditions to the receipt of the financing or otherwise make it less likely that the financing would be funded at closing, (iii) prevent, impair, adversely affect or delay the funding of the financing at closing or (iv) adversely affect the ability of Advisor Group or the Company to enforce its rights against the other parties to the commitment letters. Advisor Group has also agreed with it will not, without the prior written consent of the Company, terminate or permit the termination of any commitment letter unless prior to or in concurrence with such termination, the commitment letter is replaced with a new commitment that would satisfy the requirements listed in this paragraph.

In the event all or any portion of the debt financing becomes unavailable or Advisor Group or Merger Sub becomes aware of an event that would reasonably be expected to make any portion of the debt financing unavailable, Advisor Group and Merger Sub must use their reasonable best efforts to arrange for and obtain alternative financing from alternative sources in an amount sufficient to cover its financial obligations in connection with the merger which do not involve any conditions precedent that are materially less favorable to Advisor Group than those contained in the debt commitment letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the debt financing or the transactions contemplated by the merger agreement.

Closing and Effective Time of the Merger

The closing of the merger is scheduled to occur at 9:00 a.m., Eastern Time, on the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), which we refer to as the closing. Notwithstanding the foregoing, if the first period of 10 consecutive business days after January 13, 2020, through which (i) the conditions listed in the closing conditions of the merger agreement (other than those conditions that by their nature can only be satisfied at or on the date of closing) have been satisfied, (ii) Advisor Group has received the appropriate audited consolidated balance sheets and consolidated statements of income and cash flows and the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company, which we refer to as the required information, from the Company, and (iii) the required information is and remains compliant, such period which we refer to as the marketing period, has not ended at the time of the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), then the closing will occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (x) any business day as may be specified by Advisor Group on no less than three business days’ prior notice to the Company and (y) the third business day following the final day of the marketing period.

As soon as practicable following the closing, the Company and Advisor Group will cause articles of merger with respect to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Florida as provided in the FBCA. The merger will become effective at the effective time.

Payment of Merger Consideration and Surrender of Stock Certificates

As soon as reasonably practicable after the effective time (but in any event within three business days thereafter), each holder of record of a stock certificate representing shares of common stock that is entitled to receive the per share merger consideration will be sent a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card.

Any holder of book-entry shares not held, directly or indirectly, through the Depository Trust Company, which we refer to as DTC, will not be required to deliver a stock certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares not held, directly or indirectly, through DTC whose shares of common stock were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other reasonable evidence, if any, as the paying agent may reasonably request), be entitled to receive the per share merger consideration in respect of each such share of common stock and the book-entry shares of such holder will forthwith be cancelled. With respect to book-entry shares held, directly or indirectly, through DTC, Advisor Group and the Company have agreed to cooperate to establish procedures with the paying agent and DTC to ensure that the beneficial owners of such shares will receive the per share merger consideration in respect of each such share once such shares have been surrendered.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or stock certificates. Advisor Group, the surviving corporation and the paying agent will be entitled to deduct and withhold any required taxes from the per share merger consideration with respect to Company options and Company restricted shares.

If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of such stock certificate, and post a bond in such customary amount and upon such terms as may be reasonably required by Advisor Group or the paying agent pursuant to the paying agent agreement or otherwise as indemnity against any claim that may be made against it, Merger Sub or the surviving corporation with respect to such lost, stolen or destroyed stock certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that executive officers and directors of the Company have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The Board was aware of these interests and considered them at the time it evaluated and approved the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of the Company. Company shareholders should take these interests into account in deciding whether to approve the merger agreement. Nothing in this proxy statement should be interpreted as providing any executive officer or director of the Company with an entitlement to any payments or other benefits in excess of the payments or other benefits to which he or she would otherwise be entitled in connection with the merger pursuant to the terms of these arrangements.

Treatment of Company Options and Company Restricted Shares

Company Options. At the effective time, each Company option outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of shares of common stock subject to such Company option and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of the Company option, less applicable withholding taxes.

Company Restricted Shares. At the effective time, all Company restricted shares outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of Company restricted shares held by such holder and (ii) the per share merger consideration, less applicable withholding taxes.

For an estimate of the amounts that would become payable to each of the Company’s named executive officers in settlement of his or her unvested equity awards, see “—Golden Parachute Compensation.” The estimated aggregate amount that would be payable to the Company’s seven non-employee directors in settlement of their unvested Company equity awards that are outstanding on December 2, 2019 if the merger were to be completed on February 1, 2020 is $1,102,500. The amounts in this paragraph were calculated based on the per share merger consideration of $3.50.

Potential Purchase of Advisor Group Equity

We were recently informed by Advisor Group that they intend to provide certain employees (which could potentially include our named executive officers) and financial advisors with an opportunity to acquire equity interests in Advisor Group or an affiliate of Advisor Group, including by potentially using their cash proceeds of the merger consideration to acquire, or exchanging shares of common stock they own for, equity interests in Advisor Group or an affiliate of Advisor Group. No offers have been made to employees or financial advisors as of the date of this proxy statement.

Executive Officer Employment Agreements

The Company’s named executive officers, Richard Lampen, Mark Zeitchick, Adam Malamed, Brett H. Kaufman and Joseph Giovanniello, have employment agreements with the Company that provide for potential payments in the event of their termination. Under each of Mr. Lampen’s, Mr. Zeitchick’s and Mr. Malamed’s employment agreements, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” within two years after the completion of the merger (which will constitute a “change in control” as defined in the employment agreements), the executive will be entitled to receive a lump sum severance payment equal to 1.5 times (2 times in the case of Mr. Lampen) the sum of (i) the executive’s base salary and (ii) the bonus (inclusive of any amounts deferred and retention amounts) paid to the executive in respect of the performance period that ended immediately prior to the performance period in which the termination occurred (or, if greater, the bonus paid in respect of 2014 for Messrs. Lampen and Zeitchick and 2017 for Mr. Malamed), and for Messrs. Zeitchick and Malamed, each executive and his dependents will be entitled to continued participation, at the Company’s expense, in the Company’s health and welfare plans for up to 18 months (or, if earlier, until such time the executive becomes eligible for replacement coverage). Under each of Mr. Kaufman’s and Mr. Giovanniello’s employment agreements, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, then subject to execution of a general release of claims, the executive will be entitled to receive a lump sum severance payment equal to 1.0 times his annual base salary, and each executive and his dependents will be entitled to continued participation, at the Company’s expense, in the Company’s health and welfare plans for up to 18 months (or, if earlier, until such time the executive becomes eligible for replacement coverage). For each of the named executive officers, the applicable definitions of “cause” and “good reason” are set forth in their respective employment agreements; provided, that the parties have agreed that “good reason” for each executive will be triggered upon the completion of the merger.

Supplemental Severance Arrangements

In connection with the Company’s entry into the merger agreement, the Company entered into supplemental severance arrangements with each of Messrs. Kaufman and Giovanniello. The supplemental severance arrangements provide that in the event either executive’s employment is terminated following the completion of the merger in a manner qualifying such executive for severance pursuant to the terms of his existing employment agreement with the Company, such executive will be entitled to receive an incremental severance payment in the amount of $550,000. The incremental severance will be paid in a single lump sum, subject to the executive’s execution of a general release of claims. The supplemental severance arrangements do not otherwise amend or supersede the terms of the executives’ respective employment agreements with the Company.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under their employment agreements upon a qualifying termination of employment immediately following consummation of the merger, see “—Golden Parachute Compensation.”

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The “named executive officers” are the individuals listed as such in the Company’s most recent annual proxy statement.

The estimated potential payments in the table below are based on (i) per share merger consideration of $3.50;  (ii) base salary and equity award holdings as of December 2, 2019; (iii) each named executive officer receiving a 2019 annual bonus equal to that received in respect of 2018; (iv) a merger closing on February 1, 2020 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure); and (v) a termination of each named executive officer by the Company without “cause” or by the executive for “good reason” on the closing date. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment or specified date following the effective time of the merger, as applicable.

Golden Parachute Compensation

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Health and Welfare Continuation ($)(3)	Total ($)
Richard J. Lampen	$4,200,000	$1,859,375	―	$6,059,375
Mark Zeitchick	$3,990,000	$1,859,375	$19,002	$5,868,377
Adam Malamed	$3,427,500	$1,203,125	$61,368	$4,691,993
Brett H. Kaufman	$925,000	$280,000	$59,120	$1,264,120
Joseph Giovanniello	$900,000	$280,000	$58,329	$1,238,329

(1)	For Messrs. Lampen, Zeitchick and Malamed, the cash payments payable to each such executive consist of a lump sum severance payment equal to 1.5 times (2 times in the case of Mr. Lampen) the sum of (i) the executive’s base salary and (ii) the bonus (inclusive of any amounts deferred and retention amounts) paid to the executive in respect of the performance period that ended immediately prior to the performance period in which the termination occurred (or, if greater, the bonus paid in respect of 2014 for Messrs. Lampen and Zeitchick and 2017 for Mr. Malamed).

For Messrs. Kaufman and Giovanniello, the cash payments payable to each such executive consist of a lump sum severance payment in an amount equal to 1.0 times his annual base salary. Additionally, as described in more detail in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”, Messrs. Kaufman and Giovanniello are entitled to a supplemental severance payment in the amount of $550,000 upon a qualifying termination.

Set forth below are the separate values of each component of the severance payable to the named executive officers.

	Base Salary Component	Bonus Component	Supplemental Severance	Total ($)
Richard J. Lampen	$650,000	$3,550,000	―	$4,200,000
Mark Zeitchick	$637,500	$3,352,500	―	$3,990,000
Adam Malamed	$600,000	$2,827,500	―	$3,427,500
Brett H. Kaufman	$375,000	―	$550,000	$925,000
Joseph Giovanniello	$350,000	―	$550,000	$900,000

(2)	As described in more detail in “The Merger Agreement—Treatment of Company Securities,” each Company restricted share that is outstanding when the merger is completed will vest upon completion of the merger and entitle the holder thereof to receive an amount in cash equal to the product of (i) the number of Company restricted shares held by such holder multiplied by (ii) the per share merger consideration, less applicable withholding taxes. These values represent the “single-trigger” payments in respect of the following number of Company restricted shares which would be outstanding and held by each of our named executive officers as of February 1, 2020: Mr. Lampen, 531,250; Mr. Zeitchick, 531,250; Mr. Malamed, 343,750; Mr. Kaufman, 80,000; and Mr. Giovanniello, 80,000. All of the named executive officers’ outstanding Company options will be vested pursuant to their terms as of February 1, 2020, and accordingly, have been excluded from this quantification in accordance with Item 402(t) of Regulation S-K.

(3)	Upon a qualifying termination, each of Messrs. Zeitchick, Malamed, Kaufman and Giovanniello and his eligible dependents will be entitled to continued participation, at the Company’s expense, in the Company’s health and welfare plans for up to 18 months. All such benefits are “double-trigger.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. Federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. Federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

●	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. Federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. Federal income tax purposes) holds our common stock, the U.S. Federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. Federal income tax consequences of the merger to such partner.

This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretation, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Advisor Group or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. Federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans (including the stock plans). This discussion does not address any aspect of state, local or foreign tax laws. Holders of common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will generally be a taxable transaction for U.S. Federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. Federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below in the section titled “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of common stock is more than one year at the effective time. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, backup withholding of tax will apply at the statutory rate to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 (or appropriate successor form) to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. Federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. Federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of company equity awards or any other matters relating to equity compensation or benefit plans (including the stock plans).

Regulatory Approvals

HSR Clearance. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC, and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act and the expiration or earlier termination of all agreements with governmental entities that govern the ability of the parties to close the merger. The merger may not be completed until the expiration of a 30 calendar day waiting period, which begins when the Company and Advisor Group file Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC, unless such waiting period is earlier terminated by the Antitrust Division and the FTC. In connection with the merger, the Company filed its Premerger Notification and Report Form on December 2, 2019 and Advisor Group filed its Premerger Notification and Report Form on November 27, 2019. Early termination of the waiting period under the HSR Act was granted on December 9, 2019.

FINRA Approvals. FINRA (National Association of Securities Dealers) Rule 1017 requires that FINRA broker-dealer members file a Continuing Membership Application for approval of a change in the equity ownership of such member that results in a third party indirectly owning or controlling 25% or more of the equity of such member. The Company’s subsidiaries that are FINRA broker-dealer members are: Ladenburg Thalmann & Co. Inc., Investacorp, Inc., KMS Financial Services, Inc., Triad Advisors, LLC, Securities America, Inc., and Securities Service Network, LLC. The indirect change of control of these Company subsidiaries resulting from the merger is therefore subject to FINRA’s approval of each subsidiaries’ Continuing Membership Application required to be filed with FINRA. The Company’s broker-dealer subsidiaries filed a joint Continuing Membership Application with FINRA on December 3, 2019, which FINRA deemed to be “substantially complete” as of December 11, 2019. As of the date of this proxy statement, FINRA is reviewing the Continuing Membership Application through the “Fast Track” process.

Other Notifications and Approvals. Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval from:

●	The Texas Department of Insurance with respect to the indirect change of control of the Company’s insurance brokerage subsidiaries licensed in Texas, including SSN Agency of Texas, Inc., Ladenburg Thalmann Annuity Insurance Services LLC, Triad Insurance, Inc., Highland Capital Brokerage, Valor Insurance Agency and KMS Financial Services, Inc. On November 27, 2019, counsel to Advisor Group submitted a letter to the Texas Department of Insurance to give notice of the merger and to request confirmation that the merger does not require any additional submission to or approval from the Texas Department of Insurance.

●	The Bermuda Monetary Authority with respect to the indirect change of control of the Company’s insurance brokerage subsidiary licensed in Bermuda, Highland Capital Brokerage. On December 9, 2019, counsel to Highland Capital Brokerage submitted a letter to the Bermuda Monetary Authority to give notice of the merger and to request the Bermuda Monetary Authority’s non-objection to the indirect change of control.

●	The Nevada Division of Financial Institutions with respect to the indirect change of control of the Company’s trust company subsidiary, Premier Trust, licensed in Nevada. On November 22, 2019, counsel to Premier Trust submitted a letter to the Nevada Financial Institutions Division to give notice of the merger.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the Department of Justice, the FTC, FINRA or any other governmental entity or any private party will not attempt to challenge the merger on regulatory grounds or refuse to grant required approvals, and, in each case, if any such challenge is made, there can be no assurance as to the result.

Litigation Related to the Merger

On December 10, 2019, December 12, 2019 and December 23, 2019, respectively, three purported shareholders of the Company each filed an individual complaint against the Company and the members of the Board in the United States District Court for the Southern District of New York. The cases are captioned Shiva Stein v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11286, Harold Bonnikson v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11372, and Richard Liebman v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-11766, respectively. On December 12, 2019, a purported shareholder of the Company filed a putative shareholder class action against the Company, the members of the Board, Advisor Group and Merger Sub in the United States District Court for the District of Delaware. The case is captioned Richard Scarantino v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-02266-UNA. On December 20, 2019, a purported shareholder of the Company filed a putative shareholder class action against the Company, the members of the Board, Advisor Group and Merger Sub in the United States District Court for the Eastern District of New York. The case is captioned Morris Akerman v. Ladenburg Thalmann Financial Services Inc., et al., Case No. 1:19-cv-07151.

All five complaints allege, among other things, that the individual defendants and the Company violated federal securities laws by disseminating a preliminary proxy statement that included allegedly material misstatements or omissions about the merger. Among other things, the complaints allege that the preliminary proxy statement omits or misrepresents material information concerning: (i) the Management Projections, (ii) the valuation analyses that support the fairness opinion provided by Jefferies, (iii) the sales process and (iv) the potential conflicts of interest faced by the members of the Board and the executive officers of the Company. Each complaint seeks, among other things, (i) an order preliminarily and permanently enjoining the merger until the allegedly omitted information is disclosed, (ii) rescission of the merger or an award of damages in the event the merger is consummated, and (iii) an award of plaintiff’s attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to these complaints. The defendants believe these lawsuits are without merit and intend to defend vigorously against these allegations.

On December 20, 2019, Phillip Frost and Frost Nevada Investments Trust filed a complaint against the Company and the members of the Board contending that the Board’s determination to enter into the merger agreement disregards obligations owed to them as holders of certain notes issued by the Company. The complaint seeks, among other things, monetary damages, rescission of the transaction in which the plaintiffs sold a substantial portion of their shares of common stock to the Company, and an injunction against the merger. The Company believes this lawsuit is without merit and intends to defend vigorously against these allegations.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included to provide you with information regarding the merger agreement’s material terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing such matters as facts or made for other purposes), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and may not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information will not necessarily be fully reflected in the Company’s public disclosures. For further information regarding the representations and warranties contained in the merger agreement, please refer to “—Representations and Warranties” beginning on page 53.

Effects of the Merger (Directors and Officers; Articles of Incorporation and Bylaws)

The merger agreement provides that Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation. Following the merger, Advisor Group will be the sole common shareholder of the Company and the common stock will cease to be publicly traded. The merger will have the effects specified in the FBCA.

The members of the board of directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the members of the board of directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law, the articles of incorporation and bylaws of the surviving corporation.

At the effective time, the articles of incorporation of the surviving corporation will be the articles of incorporation of the Company as in effect immediately prior to the effective time. The bylaws of the surviving corporation will be the bylaws of the Company as in effect immediately prior to the effective time.

Treatment of Company Securities

Common Stock

At the effective time, by virtue of the merger and without any action on the part of any holder of any capital stock of the Company, each share of common stock issued and outstanding at the effective time (other than (i) shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or the Company (and in each case not held on behalf of third parties) and (ii) Company restricted shares) will be converted into the right to receive the per share merger consideration, without interest.

At the effective time, each share that will be converted into the right to receive cash will be cancelled and will cease to exist and will thereafter represent only the right to receive the merger consideration and other amounts payable with respect thereto. Also at the effective time, (i) the shares owned by Advisor Group, Merger Sub or any other direct or indirect wholly owned subsidiary of Advisor Group and shares owned by the Company and, in each case, not held on behalf of third parties and (ii) Company restricted shares will cease to be outstanding, will be cancelled without any payment and will cease to exist as of the effective time.

Company Options

At the effective time, each Company option outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of shares of common stock subject to such Company option and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of the Company option, less applicable withholding taxes.

Company Restricted Shares

At the effective time, all Company restricted shares outstanding as of the effective time will be accelerated and entitle the holder to receive an amount in cash equal to the product of (i) the number of Company restricted shares held by such holder and (ii) the per share merger consideration, less applicable withholding taxes.

Company Preferred Shares and Debt Securities

Each preferred share will remain outstanding at the effective time, but the closing of the merger will constitute a “Change of Control” within the meaning of the Company’s articles of incorporation, as amended. At the effective time, upon the occurrence of such Change of Control, each holder of preferred shares will have the right to convert some or all of such holder’s preferred shares into cash (unless, prior to the change of control conversion date, the surviving corporation in the merger has provided notice of its election to redeem some or all of the preferred shares for cash) in accordance with the Company’s articles of incorporation, as amended.

At the effective time, the debt securities issued by the Company will remain outstanding as debt securities of the surviving corporation in the merger.

The merger agreement requires the Company, upon Advisor Group’s request, to use its reasonable best efforts prior to closing to enable the surviving corporation in the merger to delist and deregister the preferred shares and the registered debt securities as promptly as practicable after the effective time. Advisor Group has made such request. The delisting and deregistration of outstanding preferred shares and debt securities will occur after, and subject to, the effective time.

Exchange and Payment Procedures

Immediately prior to the effective time, Advisor Group will deposit, or cause to be deposited, with the paying agent cash in immediately available funds in an amount sufficient to pay the aggregate merger consideration payable to holders of common stock and the amounts payable to holders of Company options and Company restricted shares to the extent any such holder is not and was not during the applicable vesting period an employee of the Company or its subsidiaries.

As soon as reasonably practicable after the effective time (but in any event within three business days after the effective time), each holder of record of a stock certificate representing shares of common stock that is entitled to receive the per share merger consideration will be sent a notice advising such holders of the effectiveness of the merger, with a letter of transmittal and instructions included in the notice describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card.

Any holder of book-entry shares not held, directly or indirectly, through DTC will not be required to deliver a stock certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares not held, directly or indirectly, through DTC whose shares of common stock were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other reasonable evidence, if any, as the paying agent may reasonably request), be entitled to receive the per share merger consideration in respect of each such share of common stock and the book-entry shares of such holder will forthwith be cancelled. With respect to book-entry shares held, directly or indirectly, through DTC, Advisor Group and the Company have agreed to cooperate to establish procedures with the paying agent and DTC to ensure that the beneficial owners of such shares will receive the per share merger consideration in respect of each such share once such shares have been surrendered.

If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of such stock certificate, and post a bond in such customary amount and upon such terms as may be reasonably required by Advisor Group or the paying agent pursuant to the paying agent agreement or otherwise as indemnity against any claim that may be made against it, Merger Sub or the surviving corporation with respect to such lost, stolen or destroyed stock certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or stock certificates

From and after the effective time, there will be no transfers on the stock transfer books of the Company of the shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any stock certificate formerly representing any common stock that entitled its holder to receive the per share merger consideration is presented to the surviving corporation, Advisor Group or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder of such stock certificate is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by shareholders 12 months after the effective time will be delivered to Advisor Group or the surviving corporation, as determined by Advisor Group. Holders of shares of common stock entitled to receive the per share merger consideration who have not complied with the above-described exchange and payment procedures, and any holder of Company equity awards who has not received the applicable Company equity payment by the paying agent may thereafter only look to the surviving corporation for payment of the per share merger consideration upon due surrender of stock certificates representing certificated shares of common stock (or affidavits of loss in lieu thereof) or book-entry shares, without any interest thereon.

None of Advisor Group, the surviving corporation, the paying agent or any other person will be liable to any former holder of common stock, Company options or Company restricted shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by the Company to Advisor Group and Merger Sub and, on the other hand, by Advisor Group and Merger Sub to the Company. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue, inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect, as defined below).

In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not and do not have knowledge following a reasonable inquiry, as described in the merger agreement.

Further, the representations and warranties made by the Company in the merger agreement are subject to specified exceptions and qualifications in the Company’s public filings with the SEC. The representations and warranties made by the parties in the merger agreement may be further subject to specified exceptions and qualifications contained in the confidential disclosure letters that the parties exchanged in connection with signing the merger agreement, which disclosure letters are not reflected in the merger agreement and will not otherwise be publicly disclosed, and that were included for the purpose of, among other things, allocating contractual risk between Advisor Group and Merger Sub, on the one hand, and the Company, on the other hand, rather than establishing matters as facts, and may be subject to standards of materiality that differ from the standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as actual characterizations of the actual state of facts or condition of Advisor Group, the Company, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Advisor Group and the Company. The representations and warranties and other provisions of the merger agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 77.

Representations and Warranties of the Company

The Company made customary representations and warranties to Advisor Group and Merger Sub in the merger agreement relating to a number of matters, including, among other things:

●	our organization, valid existence, good standing and authority and power to carry on our business and that of our subsidiaries;

●	our corporate power and authority to execute, deliver and perform our obligations under, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

●	the approval and declaration of advisability of the merger agreement and the merger by the Board;

●	the absence of conflicts, breaches or violations of organizational documents, contracts or applicable law as a result of the Company entering into and consummating the transactions contemplated by the merger agreement;

●	the effectiveness of our constituent documents and those of our subsidiaries;

●	our capital structure;

●	our public filings with the SEC;

●	our compliance with NYSE American listing requirements;

●	our disclosure controls and procedures, internal controls over financial reporting and compliance with the certification requirements of the Sarbanes-Oxley Act of 2002;

●	our compliance with GAAP in our financial statements and the absence of undisclosed liabilities;

●	our compliance with applicable laws and certain permits, licenses and other governmental authorizations;

●	the governmental filings, notices and approvals required in connection with the transactions contemplated by the merger agreement;

●	the absence of changes in our business since September 30, 2019;

●	the absence of litigation, governmental inquiries, investigations and other actions against the Company;

●	tax matters;

●	employee benefit plans and other agreements, plans and policies with or concerning employees;

●	labor matters and compliance with labor and employment laws;

●	leased real property;

●	intellectual property matters;

●	certain of our material contracts;

●	our investment adviser subsidiaries;

●	our broker-dealer subsidiaries;

●	our financial advisor agreements and loans;

●	the inapplicability of anti-takeover laws;

●	finder’s fees (none except for fees payable to Jefferies in connection with the merger); and

●	environmental matters.

Company Material Adverse Effect

Many of our representations and warranties are qualified by exceptions relating to the absence of a “company material adverse effect,” which means any event, change, development, circumstance, fact or effect that, individually or in the aggregate, (i) has had or is reasonably expected to have a material and adverse effect on the business, financial condition or the results of operations of the Company or its subsidiaries, taken as a whole, or (ii) that would reasonably be expected to prevent or materially impair the ability of the Company or any of its subsidiaries to perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in a timely matter. However, with respect to clause (i) above, none of the following (or the results thereof), either alone or in combination with any other events, changes, developments, circumstances, facts or effects, shall constitute or contribute to a company material adverse effect:

(1)	any change in applicable accounting principles or any adoption, proposal, implementation or change in law (including any law in respect of taxes or any fiduciary or similar duties of investment advisors, broker dealers or registered representatives), or any interpretation thereof;

(2)	any change in global, national or regional political conditions (including protests, strikes, riots, acts of terrorism or war) or in general global, national or regional economic business, regulatory, political or market conditions or in national or global financial or capital markets (including any changes in debt or equity trading market volume, volatility or performance or interest rates);

(3)	any change generally affecting the industries or market sectors in which one or more of the Company and its subsidiaries operate;

(4)	any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters;

(5)	the negotiation, execution, announcement or performance of the merger agreement or consummation of the transactions contemplated by the merger agreement (including any loss of, or adverse change in, the relationship of the Company with its customers, employees, registered representatives, investment adviser representatives or marketing sponsors resulting from the pendency or the announcement of the transactions contemplated by the merger agreement or the identity of, or any facts or circumstances related to, Advisor Group) or any litigation relating to the merger agreement or the transactions contemplated by the merger agreement;

(6)	the failure of one or more of the Company and its subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that the underlying factors or occurrences giving rise or contributing to such failure shall, unless otherwise excluded, be taken into account in determining whether there has been a company material adverse effect);

(7)	any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, Advisor Group, consistent with the terms of the merger agreement; and

(8)	any action (or effects of any action) taken (or omitted to be taken) by the Company or any of its subsidiaries as required pursuant to the merger agreement, except in the case of clauses (1), (2) and (3) above, to the extent the Company and the Company subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the applicable industry or industries in which the Company and the Company subsidiaries operate.

Representations and Warranties of Advisor Group

Advisor Group made customary representations and warranties to the Company in the merger agreement relating to a number of matters with respect to Advisor Group and Merger Sub, including, among other things:

●	their organization, valid existence, good standing and authority to carry on their businesses;

●	their corporate power and authority to execute, deliver and perform their obligations, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

●	the absence of conflicts, breaches or violations of organizational documents, contracts or applicable law as a result of their entry into and consummation of the transactions contemplated by the merger agreement;

●	their ability to provide sufficient funding to consummate the transactions contemplated by the merger agreement and to pay all of their payment obligations under the merger agreement;

●	the governmental filings, notices and approvals required in connection with the transactions contemplated by the merger agreement;

●	the absence of legal actions, investigations and governmental orders;

●	their beneficial ownership of securities of the Company;

●	the inapplicability of anti-takeover laws;

●	the absence of any fees payable to brokers and financial advisors in connection with the merger;

●	their solvency after the effective time; and

●	the truthfulness and inclusion of material facts in certain information supplied by Advisor Group or Merger Sub in connection with the merger, including for purposes of this proxy statement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed, subject to certain exceptions contemplated by the merger agreement and listed below or as may be approved by Advisor Group (such approval may not be unreasonably conditioned, withheld or delayed), to carry on our business and the business of our subsidiaries in the ordinary course of business in all material respects consistent with past practice and use commercially reasonable efforts to maintain and preserve intact in all material respects our business organizations and advantageous business relationships.

Furthermore, we have also agreed not to (subject to certain general exceptions listed in the next sentence or as may be approved by Advisor Group) take any of the following actions or permit our subsidiaries to take such actions:

●	amend any provision of the organizational documents of the Company other than ministerial amendments;

●	sell, pledge, transfer, dispose of, encumber (other than permitted encumbrances), create, redeem, repurchase, acquire, allot or issue, or grant an option to subscribe for, any equity interest in the Company or any of its subsidiaries (except in each case the net share settlement or issuance of equity interests in respect of Company options and Company restricted shares outstanding as of the date of the merger agreement in accordance with their terms (or, with respect to net share settlement, consistent with past practice) and, as applicable, the stock plans as in effect on the date of the merger agreement), as described under “The Merger Agreement—Treatment of Company Securities”;

●	acquire or agree to acquire any equity interest in, or make any investments in, any third party (other than as between the Company and its subsidiaries and advances of expenses to employees in the ordinary course of business consistent with past practice);

●	make any loans or advances to any third party or make any capital contributions to any third party (other than as between the Company and its subsidiaries and advances of expenses to employees in the ordinary course of business consistent with past practice);

●	merge or consolidate the Company or any of its subsidiaries with any third party (other than with any affiliate of the Company or any of its subsidiaries);

●	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

●	form any subsidiary or affiliate of the Company;

●	declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (except for dividends paid by any subsidiary of the Company to the Company or to any other subsidiary of the Company and regular quarterly or monthly dividends (as applicable) declared and paid with respect to the shares of common stock and/or preferred shares made in the ordinary course of business consistent with past practice);

●	split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (except in each case the issuance of equity interests in respect of Company options and Company restricted shares outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the stock plans as in effect on the date of the merger agreement);

●	except as required by the terms of any benefit plan or as required by applicable law: (i) grant any new long-term incentive or equity-based awards, or amend, modify or waive the terms or conditions of any such outstanding awards under any benefit plan; (ii) grant any transaction-related retention bonuses (other than a portion of the annual bonus in respect of the 2019 calendar year in the form of cash retention awards consistent with past practice); (iii) increase employee compensation (except for employees who are not executive officers of the Company and, subject to limits set forth in the merger agreement, increases implemented in the ordinary course of business consistent with past practice); (iv) terminate the employment of any executive officer (other than for cause), hire any new employee (except for new employees with an annual salary or wage rate of less than $100,000 annually and who are replacement hires receiving substantially similar terms of employment) or promote or grant merit increases to any employees (except in the ordinary course of business in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any employee); (v) adopt, enter into, terminate or amend any benefit plan or any collective bargaining agreement or other contract with any labor organization or other representative of the Company’s or any Company subsidiary’s employees or make any contribution to any benefit plan other than contributions required by applicable law or the terms of existing benefit plans (except with respect to benefit plans providing for health and welfare benefits, the Company may (A) negotiate and enter into new contracts and extensions of existing contracts with benefit plan providers in the ordinary course of business consistent with past practice, provided that duration of such contracts or extensions do not extend beyond calendar year 2020 and (B) take such other actions so long as the aggregate cost of any such benefit plan is not materially increased); (vi) enter into or amend any employment, services, change in control, severance, deferred compensation, retention or similar contract with any officer, director or employee of the Company; (vii) accelerate or otherwise change the payment timing of any compensation or benefit under any benefit plan; or (viii) change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions are made or the basis on which contributions are calculated except as may be required by GAAP;

●	make, change or revoke any material tax election, change any tax accounting method or period, file any amended tax return, enter into any closing agreement with respect to taxes, request any tax ruling, waive or extend the statute of limitations in respect of a material amount of taxes or settle or compromise any material tax liability or refund;

●	other than the sale of obsolete equipment or assets in the ordinary course of business, sell, lease, license or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise), grant an encumbrance on or permit an encumbrance to exist on, or agree to do any of the foregoing on, any properties or assets of the Company or any of its subsidiaries (in each case, other than any permitted encumbrances and other than with respect to any assets with a value of less than $500,000 individually or $2 million in the aggregate);

●	acquire or agree to acquire all or a substantial portion of the assets or business of any third party or any division or line of business thereof;

●	commence any action or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of the Company or any of its subsidiaries;

●	amend, modify, waive or terminate, in each case, any existing material contract or enter into any material contract (other than (i) any termination or renewal for one year or less in accordance with the terms of any existing material contract on substantially similar terms, (ii) the entry into new material contracts in replacement of existing material contracts on terms not materially worse to the Company or the relevant subsidiary, in the aggregate, than the current terms and (iii) immaterial ministerial amendments, modifications or waivers in the ordinary course);

●	incur, redeem or prepay any indebtedness, except for (i) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $2 million in the aggregate, (ii) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to the Company than the indebtedness being replaced or (iii) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with this clause;

●	make any material change in business operations as defined in FINRA (NASD) Rule 1011(k);

●	change its fiscal year or make any material changes with respect to accounting methods, principles or practices, except as may be required by GAAP or applicable law;

●	make any capital expenditure or expenditures, or incur any obligations or liabilities in connection with such capital expenditure (other than in accordance with the Company’s capital expenditures budget for calendar year 2019 or any capital expenditures budget for calendar year 2020), which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2 million;

●	settle or compromise any action (other than settlements or compromises of claims that exclusively require the payment of money by the Company or its subsidiaries of unreimbursed out-of-pocket settlement amounts that are (i) accrued or reserved for as of the date of the merger agreement or (ii) not in excess of $250,000 per action or $2 million in the aggregate) or enter into any consent, decree, injunction or similar restraint or form of equitable relief or deferred prosecution agreement or similar agreement with any government authority that would impose any conduct conditions or remedies that would have a restrictive impact on the business of the Company or any of its subsidiaries, or would reasonably be expected to impede or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

●	cancel, compromise, waive or release any material right or claim of the Company and its subsidiaries;

●	cancel, terminate or modify in any material respect any insurance policy (other than the renewal of any insurance policy in place as of the date hereof in the ordinary course of business consistent with past practice);

●	enter into any real property lease or modify, amend, renew, extend, waive or exercise any material right or remedy under or terminate any lease, other than (i) any renewal for one year or less of any existing lease in the ordinary course of business consistent with past practice, (ii) immaterial ministerial amendments, modifications or waivers of any existing lease in the ordinary course of business consistent with past practice or (iii) with respect to any lease that requires a monthly rent payment of less than $3,000;

●	other than ordinary course director compensation, ordinary course compensation and employee benefit entitlements, ordinary course reimbursement of travel and entertainment expenses or advances regarding the same, in each case that are payable in the ordinary course of business consistent with past practice or as otherwise permitted under the merger agreement, enter into any transaction or arrangement with any (i) director, officer or employee of the Company, (ii) third party who is or was, since the applicable date, a greater than 5% shareholder of the Company or (iii) any of their respective affiliates;

●	acquire any equity interests in, assets or accounts of, or make any investments in, any financial advisor of the Company or any of its subsidiaries, which we refer to as a financial advisor, or a prospective financial advisor or any party affiliated with any such financial advisor in excess of $500,000 individually or $5 million in the aggregate (if closing does not occur on or prior to March 31, 2020, $10 million in the aggregate);

●	make any recruiting loans or similar advances to any prospective financial advisor in excess of $500,000 individually or $2.5 million in the aggregate (if closing does not occur on or prior to March 31, 2020, $5 million in the aggregate);

●	make any change to the financial advisor payout grids or substantially similar compensation table or make any change to any other methodology affecting the rate of any other compensation with respect to the financial advisors applicable to the financial advisor field force taken as a whole, provided that the Company or its subsidiaries may make changes to the compensation payable to individual financial advisors on a case-by-case basis consistent with past practices; or

●	affirmatively authorize, agree or commit, or publicly announce an intention, to do any of the foregoing.

Notwithstanding the prohibitions listed above, neither we nor our subsidiaries are prohibited from effecting any of the following:

●	any matter required by law or by a government authority or requested by a government authority as part of its supervision of the Company or its subsidiaries;

●	the implementation of any transaction or taking any action required by or otherwise permitted under the merger agreement;

●	any matter disclosed in the Company’s disclosure letter;

●	the performance of an obligation under any contract existing as of the date of the merger agreement;

●	any action on behalf of or at the direction of a client or customer of the Company or any subsidiary thereof (so long as such action is taken in the ordinary course of business consistent with past practice);

●	the release or discharge of any liability owed by any subsidiary of the Company to the Company or its affiliates or owed by the Company to any of its subsidiaries or affiliates; or

●	any action taken in connection with disaster recovery or emergency response efforts (the Company must notify Advisor Group of such efforts).

Acquisition Proposals

Restrictions

Upon the signing of the merger agreement, the Company was required to, and required to cause its subsidiaries and all of its and their respective directors, officers and representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of the merger agreement that constitutes, or would reasonably be expected to lead to, an acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any third party in connection with a possible acquisition proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible acquisition. The Company also agreed that neither it nor any of its subsidiaries nor any of their respective directors, officers and representatives will, and that the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

●	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any acquisition proposal; or

●	knowingly facilitate the efforts of a third party to make an acquisition proposal.

Exceptions

Notwithstanding the restrictions on solicitation, negotiation and facilitation described above, and subject to the notice provisions described below, prior to the time the merger agreement is approved by our shareholders, we may provide non-public and other information in response to a request by a third party that has made an unsolicited bona fide written acquisition proposal and may participate in discussions and negotiations with such third party regarding such unsolicited bona fide written acquisition proposal, in each such case if such third party has executed a confidentiality agreement and the Board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal either constitutes a superior proposal (defined below) or could reasonably be expected to result in a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties.

An “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its significant subsidiaries and (ii) any acquisition by any third party resulting in, or proposal or offer, in each case, which if consummated would result in, any third party becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of its subsidiaries and shall be determined by the Board, acting reasonably, on both a book-value and fair-market-value basis) of the Company, in each case other than the transaction contemplated by the merger agreement.

A “superior proposal” means any bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that would result in a third party, other than Advisor Group or any of its subsidiaries or controlled affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of its subsidiaries and shall be determined by the Board, acting reasonably, on both a book-value and fair-market value basis) of the Company that the Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the merger, and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions, the likelihood of termination, the timing of closing and the identity of the third party making the proposal and any other aspects considered, in good faith, relevant by the Board; provided, that such acquisition proposal did not result from a breach of the Company’s obligations under the merger agreement with respect to acquisition proposals.

Notice Requirements

The Company must, as promptly as practicable (and, in any event, within 48 hours), notify Advisor Group if any inquiries, proposals or offers with respect to an acquisition proposal are received by it or any of its representatives indicating, in connection with the notice, the name of the third party and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Additionally, the Company must keep Advisor Group informed, on a current basis, of the status and terms of such proposals or offers (including any amendments thereto).

Change of Board Recommendation

Except as permitted by the terms of the merger agreement as described below, the Board may not make a change of Board recommendation, which includes any of the following:

●	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Advisor Group in any material respect, the Board recommendation;

●	fail to reaffirm the Board recommendation or fail to publicly state that the merger agreement is in the best interests of its shareholders, within 10 business days after Advisor Group requests in writing that it take such action, (or within one day if the special meeting called to vote on the merger is scheduled to be held within two days);

●	fail to publicly announce that, within 10 business days after a tender offer or exchange relating to the Company’s securities has been commenced, it recommends rejecting the tender offer or exchange offer; or

●	approve, endorse, recommend or publicly propose to take those actions toward any acquisition proposal.

Notwithstanding the foregoing, prior to obtaining shareholder approval of the merger proposal and subject to the terms and conditions set forth in the merger agreement, including the notice, good faith negotiation and determination requirements described below, the Board may change its recommendation in the event the Company receives an unsolicited bona fide written acquisition that the Board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal and that failure to effect a change of Board recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, so long as the Board intends to terminate the merger agreement with Advisor Group to enter into an alternative acquisition agreement with respect to a superior proposal.

As described above, before making a change in Board recommendation, the Company must, as promptly as practicable (and, in any event, within 48 hours), notify Advisor Group if any inquiries, proposals or offers with respect to an acquisition proposal are received by it or any of its representatives indicating, in connection with the notice, the name of the third party and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Additionally, the Company must keep Advisor Group informed, on a current basis, of the status and terms of such proposals or offers (including any amendments thereto). Further, before the Company may effect the change of Board recommendation, it must give Advisor Group three business days, during which, at Advisor Group’s option, the parties will negotiate in good faith, to match the superior proposal. After such three day period, and after the Company has delivered to Advisor Group written notice of the Board’s intention to make a change of Board recommendation (including its reasons for making such change and attaching the most current version of the agreement in relation to such superior proposal and its intention to terminate the merger agreement), the Company may effect the change of Board recommendation. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for the purposes of making a change of Board recommendation and for the purposes of the notice requirements.

Shareholder Meeting

We are required to, as soon as reasonably practicable following the date this proxy statement is cleared by the SEC, to duly call, give notice of, convene and hold a special meeting for the purposes of seeking the approval of the merger proposal by our shareholders. We have agreed to (i) cause this proxy statement to be mailed to the shareholders and to hold the special meeting as promptly as reasonably practicable following the date it is cleared by the SEC and (ii) solicit and use reasonable best efforts to obtain approval of the merger proposal by our shareholders, including engaging a proxy solicitation firm for the purposes of assisting in the solicitation of proxies for the special meeting.

Unless the merger agreement has been terminated in accordance with its terms prior to the date of the special meeting, the special meeting shall be convened and the merger agreement shall be submitted to our shareholders at the special meeting.

The merger agreement provides that except to the extent that the Board changed its recommendation, the Company must include the Board recommendation in this proxy statement and the Company may, after consulting with Advisor Group, adjourn, recess or postpone the special meeting only (i) to the extent required by applicable law to ensure that any required supplement or amendment to the proxy statement is provided to the shareholders within a reasonable amount of time in advance of the special meeting, (ii) to the extent required by a court in connection with any legal action in connection with the merger agreement or the merger, (iii) if, as of the time for which the special meeting is originally scheduled there are insufficient shares represented to constitute a quorum necessary to conduct the business of the special meeting (provided that the Company will not be required to adjourn the special meeting for this reason on more than two occasions and will not be required to adjourn the special meeting past the outside date) or (iv) with the prior written consent of Advisor Group.

Financing Cooperation

The Company has agreed to use its reasonable best efforts to deliver to Advisor Group and the debt financing sources certain required information, including certain Company audited and unaudited financial statements (other than any financial statements that are not required to be included in any company reports). The Company has also agreed to use reasonable best efforts to provide, and use reasonable best efforts to cause its subsidiaries to and cause their representatives to use reasonable best efforts to provide, to Advisor Group and the debt financing sources, at Advisor Group’s sole cost and expense (other than in respect of the required information), all customary cooperation reasonably requested in writing by Advisor Group and the debt financing sources to cause the conditions in the debt commitment letter to be satisfied or as otherwise reasonably requested, in each case, solely with respect to information regarding the Company and its subsidiaries, in connection with the financing, including using its reasonable best efforts to, among other things:

●	participate in meetings, presentations, a road show and due diligence sessions and sessions with rating agencies;

●	deliver to Advisor Group and the debt financing sources financial and other information regarding the Company and its subsidiaries;

●	assist Advisor Group and the debt financing sources in their preparation of offering documents for the debt financing;

●	cooperate with Advisor Group and the debt financing sources in their marketing and due diligence efforts with respect to the debt financing;

●	assist in facilitating the granting of a security interest in collateral;

●	cause its independent accountants to deliver customary comfort letters with respect to any financial statement included in the required information; and

●	assist in obtaining customary payoff letters relating to the repayment of existing third party indebtedness for borrowed money of the Company or its subsidiaries required by the debt commitment letter to be repaid on at the date of closing.

The parties agreed that the Company will not, among other things, be required to cooperate to the extent that it would interfere unreasonably with the Company’s or any of its subsidiaries’ business or operations, cause the Company or any of its subsidiaries significant competitive harm or create unreasonable risk of harm to any property or assets of the Company or any of its subsidiaries.

Employee Benefits Matters

The merger agreement provides that for a one year period after the effective time, Advisor Group will provide each continuing Company employee compensation (base salary, base wage rate, commission schedule, target annual and long-term incentive opportunities), severance benefits and retirement and employee welfare benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Advisor Group and its affiliates.

Additionally, the merger agreement requires Advisor Group to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Advisor Group or its affiliates to be waived with respect to the continuing Company employees and their eligible dependents, (ii) give each continuing Company employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing Company employee service credit for such continuing Company employee’s years of service with the Company and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Advisor Group benefit plan, as if such service had been performed with Advisor Group, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

The merger agreement also requires that, as soon as reasonably practicable following the effective time, the Company must take all actions necessary and appropriate so as to directly transfer to a 401(k) plan maintained or established by Advisor Group or one of its affiliates the assets and liabilities of each of the Company’s 401(k) plans, including all outstanding loans to participants under such plans and employer contributions through the effective time. The parties agreed to take all reasonable and necessary steps so as to cooperate and effectuate the foregoing transfer. The Company also agreed to the termination of any and all sick, vacation, personal days, floating days, voluntary paid time off and other paid time off policies, programs and plans, and to freeze the accrual of any additional paid time off under such plans effective as of December 31, 2019, and, to the extent permitted by applicable law, pay out any accrued but unused benefits under such plans through December 31, 2019 to participants of such plans no later than the normally scheduled payroll immediately prior to the effective time. From January 1, 2020 through the effective time, continuing employees will continue to accrue (and use) any and all paid time off under such plans. Following the effective time, continuing employees will accrue paid time off under the policies of Advisor Group and its affiliates, who will provide continuing employees to be credited with paid time off for the period between January 1, 2020 and the effective time.

Advisor Group has acknowledged that a “change in control” (or similar phrase) within the meaning of the benefit plans of the Company and its subsidiaries will occur from and after the effective time. From and after the effective time, Advisor Group will, and will cause its affiliates to, honor all obligations and rights under the Company’s benefit plans which are not terminated pursuant to the merger agreement in accordance with their terms, provided that Advisor Group and its affiliates are not required to continue the Company benefit plans indefinitely or for any period of time following the effective time.

Delisting and Deregistration of the Common Stock

If the merger is completed, our common stock will be delisted from the NYSE American and deregistered under the Exchange Act.

Conditions to the Merger

The respective obligations of the Company, Advisor Group and Merger Sub to consummate the merger are subject to the satisfaction or waiver, at or prior to closing, of the following conditions:

●	the merger proposal has been duly approved by the affirmative vote of holders of a majority of the shares of common stock entitled to vote at the special meeting;

●	all required governmental approvals have been obtained and any applicable waiting periods relating to any required governmental approvals have expired or been terminated early; and

●	no court or other governmental authority of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any law that is effective and restrains, enjoins or otherwise prohibits the consummation of the merger or other transactions contemplated by the merger agreement.

The obligations of Advisor Group and Merger Sub to consummate the merger are also subject to the satisfaction or waiver, at or prior to closing, of the following conditions:

●	our representations and warranties set forth in the merger agreement (other than those described in the bullet below) must have been true and correct as of the date of the merger agreement and as of the date of closing (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date (but excluding the reference to “as of the date hereof” in the lead-in of the article of the merger agreement that outlines our representations and warranties)) except where the failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a company material adverse effect (disregarding for purposes of these conditions any limitations as to materiality or company material adverse effect set forth in our representations and warranties, except for any such limitations regarding the Company’s and its subsidiaries’ undisclosed liabilities and the absence of certain changes as of September 30, 2019 or with respect to any list of items that is qualified by materiality, which will not be disregarded for purposes these conditions);

●	our representations and warranties regarding our organization; corporate authorization; binding effect and approval; capital structure; and finder’s fees must have been true and correct in all respects as of the date of the merger agreement and of the date of closing, except that information regarding our capital structure could have had de minimis inaccuracies;

●	we must have performed in all material respects our covenants and agreements set forth in the merger agreement at or prior to the date of closing;

●	Advisor Group and Merger Sub must have been delivered a certificate, dated as of the date of closing and signed by a duly authorized officer of the Company certifying that the conditions described above have been satisfied; and

●	no company material adverse effect has occurred since the date the merger agreement was signed.

Our obligation to consummate the merger is subject to the satisfaction or waiver, at or prior to closing, of the following conditions:

●	the representations and warranties of Advisor Group and Merger Sub set forth in the merger agreement (other than those described in the bullet below) must have been true and correct as of the date of the merger agreement and as of the date of closing (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date (but excluding the reference to “as of the date hereof” in the lead-in of the article of the merger agreement that outlines their representations and warranties)) except where the failure of such representations and warranties to be true and correct have not had, individually or in the aggregate, a parent material adverse effect (disregarding for purposes of these conditions any limitation as to materiality or parent material adverse effect set forth in their representations and warranties);

●	their representations and warranties regarding their organization; corporate authorization; binding effect and approval; and finder’s fees must have been true and correct in all respects as of the date of the merger agreement and as of the date of closing;

●	Advisor Group and merger sub must have performed in all material respects their covenants and agreements set forth in the merger agreement at or prior to the date of closing; and

●	we must have been delivered a certificate, dated as of the date of closing and signed by a duly authorized officer of Advisor Group certifying that all of the conditions to obligations of the Company have been satisfied.

Indemnification

The merger agreement provides that all rights, existing as of the date of the merger agreement, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger in favor of the current or former officers, directors or employees of the Company or any of its subsidiaries will continue in full force and effect. The merger agreement also provides that, following completion of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all individuals who are, as of the date of the merger agreement and at any time from and after the date of the merger agreement until the completion of the merger, directors, officers or employees of the Company and its subsidiaries (in their capacity as such), against any costs, claims, expenses and liabilities, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of the Company or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

From and after the effective time, the surviving corporation and Advisor Group will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the effective time, a director, officer or employee of the Company or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another third party, against all liabilities, including attorney’s fees and disbursements, incurred or arising in connection with any claim, action, investigation, suit or proceeding (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the effective time (including the merger agreement and the transactions and actions contemplated by the merger agreement)) arising out of or pertaining to the fact that such indemnified party is or was serving at the request of the Company or any of its subsidiaries as a director, officer or employee of a third party or any act or omission by such indemnified party while serving in such capacity, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law.

Termination

We and Advisor Group may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, notwithstanding any approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

●	by either Advisor Group or the Company, if:

○	the merger has not been consummated by the outside date; provided, however, that if all conditions to the closing of the merger, other than with respect to the FINRA approvals, have been satisfied or waived as of such date (except those conditions which by their nature are to be satisfied at the consummation of the merger), the outside date will automatically be extended for up to one additional 30-day period to allow for the FINRA approval to be obtained, provided that this right to terminate is not available to any party that has breached any representation, warranty, covenant or agreement contained in the merger agreement that has been the primary cause of or resulted in the failure of the transactions contemplated by the merger agreement to occur on or before the outside date (except that if the closing did not occur on or before the outside date as a result of a financing failure, then Advisor Group may terminate the merger agreement if Advisor Group pays the reverse termination fee required and as described in further detail below in the section titled “—Termination Fee”);

○	our shareholders do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting; or

○	any government order permanently restrains, enjoins or prohibits or makes illegal the consummation of the merger, and such government order becomes effective (and final and non-appealable) or any law becomes enacted, entered, promulgated or enforced by any government authority that prohibits or makes illegal consummation of the merger, provided that the terminating party must have complied in all material respects with its obligations under the merger agreement.

●	by Advisor Group, if:

○	there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement or if any representation or warranty of the Company becomes untrue after the date of the merger agreement, and such breach or failure to be true gives rise to the failure of the condition to the closing of the merger relating to the accuracy and representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured within 30 days after Advisor Group provides written notice of such breach or failure to be true; or

○	prior to the approval by our shareholders of the merger agreement, the Board has made a change of Board recommendation in light of its intentions to enter into an alternative acquisition agreement with respect to a superior proposal.

●	by the Company, if:

○	there has been a breach of any representation, warranty, covenant or agreement made by Advisor Group or Merger Sub in the merger agreement or if any representation or warranty of Advisor Group or Merger Sub becomes untrue after the date of the merger agreement, and such breach or failure to be true gives rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Advisor Group and Merger Sub or compliance by Advisor Group and Merger Sub with their respective obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured within 30 days after the Company provides written notice of such breach or failure to be true; or

○	prior to the approval by our shareholders of the merger agreement, the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement, including its notice obligations and giving Advisor Group the opportunity to match the superior proposal.

Termination Fees

Termination Fees Payable by the Company

A termination fee of $19 million would be payable to Advisor Group by us in the event the merger agreement were terminated:

●	by either Advisor Group or the Company if (i) the merger has not been consummated by the outside date or our shareholders do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting, (ii) at the time of such termination, a third party has publicly announced (and not withdrawn) a proposed acquisition transaction with the Company and (iii) within 12 months of such termination, the Company enters into an agreement with respect to an alternative transaction that results in a change in control of at least 50% of total voting power of any class of equity securities of the Company or at least 50% of the net revenues, net income or total assets of the Company, in which case, the termination fee would be payable prior to or concurrently with entering into an agreement with respect to such alternative transaction;

●	by Advisor Group if the Board has made a change of Board recommendation in favor of the merger agreement, in which case, the termination fee would be payable within five business days of such termination; or

●	by the Company if prior to the approval by our shareholders of the merger agreement, the Board authorizes the Company to enter into an alternative acquisition agreement in compliance with the terms of the merger agreement, including the requirements described under “The Merger Agreement—Acquisition Proposals” beginning on page 60, in which case the termination fee would be payable within five business days of such termination.

In each case, the Company will be required to reimburse Advisor Group’s documented transaction-related third-party expenses, which reimbursement is capped at $10 million and will be applied as credit to any required payment of the termination fee. If the merger agreement is terminated by either Advisor Group or the Company because our shareholders do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting, then the Company is required to reimburse Advisor Group’s expenses up to the $10 million cap.

Reverse Termination Fees Payable by Advisor Group

A reverse termination fee of $35,300,000 would be payable by Advisor Group to us in the event the merger agreement is terminated by either Advisor Group or the Company if the merger has not been consummated by the outside date and at the time of such termination that (i) all of the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied at the date of closing) and (ii) there exists a financing failure, except in the case (A) where the Company has materially breached its obligations to cooperate with Advisor Group in its attempt to receive financing (described in more detail under “The Merger Agreement — Financing Cooperation”) and such breach is not cured within 15 days after written notice of such a breach by Advisor Group to the Company specifying such breach in particularity and, without such a breach there would be no financing failure, or (B) where (x) the applicable auditors who prepared the required information have withdrawn any of their audit opinions with respect to the audited financial statements contained in the required information or (y) the financial statements included in the required information are deemed to be stale or otherwise unusable under customary practices for offerings and private placements of high-yield debt securities or insufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the debt financing sources, which circumstances in (A) and (B) we refer to as the Company causation exception.

Remedies

Specific Performance

The parties agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties is entitled to seek specific performance of the terms and provisions of the merger agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provision of the merger agreement. Each party agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that either party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and that it will not require the party seeking relief to post a bond or other form of security as a prerequisite to obtaining equitable relief.

Specifically, this entitles the Company to seek specific performance and monetary damages if Advisor Group does not close when it is otherwise obligated to close (i.e., when the Company has satisfied its obligations and all closing conditions have been satisfied other than those conditions that by their nature are to be satisfied at the closing), except in the event of a financing failure, where the parties have agreed that Advisor Group may pay liquidated damages to the Company of $35,300,000 in lieu of closing, as described below.

Liquidated Damages

In the event the termination fee becomes payable by the Company, such termination fee will be the sole and exclusive remedy for monetary damages to which Advisor Group and Merger Sub will be entitled (except that in the event the merger agreement is terminated because our shareholders do not approve the merger agreement at the special meeting and as a result the Company reimburses Advisor Group for its out-of-pocket expenses, Advisor Group still will have the right to receive the termination fee, with the amount reimbursed by the Company for such out-of-pocket expenses applied as a credit against the additional payment of the termination fee).

In the event the Advisor Group pays the Company the reverse termination fee of $35,300,000 in liquidated damages, such fee will be the sole and exclusive remedy of the Company and its affiliates against Advisor Group and its subsidiaries, the debt financing sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents, for any losses suffered as a result of any breach of any representation, warranty, covenant or agreement in the merger agreement or the failure of the consummation of the merger, and none of such parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Uncapped Damages

Notwithstanding the foregoing, no payment of liquidated damages, either the Company termination fee or the Advisor Group reverse termination fee, will relieve any party of any liability or damages incurred or suffered by the Company or Advisor Group or Merger Sub, as applicable, to the extent such liability or damages are the result of or arise out of any fraud or willful breach of any provision of the merger agreement.

In the event that Advisor Group or Merger Sub commit any fraud of willful breach of any provision of the merger agreement, the Company will be entitled to recover damages that will be determined by reference to the total amount that would have been recoverable by the Company’s shareholders if all such shareholders brought an action against Advisor Group and were recognized as third-party beneficiaries under the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses whether or not the merger is completed, subject to exceptions for expenses (i) incurred by Advisor Group if the merger agreement is terminated in specified circumstances, as described above, (ii) incurred by the Company as a result of cooperating with Advisor Group in order to obtain or assist Advisor Group in obtaining any actions, consents, undertakings, approvals or waivers by or from any person for or in connection with, and to reasonably assist Advisor Group in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the merger or (iii) incurred by the Company and its subsidiaries in connection with the performance of its financing cooperation covenant (other than with respect to the preparation of audited and other historical financial statements).

Amendments; Waiver

Any provisions of the merger agreement may be amended if such amendment is in writing and signed by and on behalf of each party, and any provision of the merger agreement may be waived if such waiver is in writing and signed by and on behalf of the party against whom such waiver is to be enforced, except that any amendment of certain provisions that is adverse to the rights of the lenders and commitment parties under the debt financing obtained by Advisor Group for the purpose of financing the merger will also require the consent of such lenders and commitment parties.

Governing Law

The merger agreement and its enforcement will be governed by the laws of the state of Florida without regard to conflicts of law provisions, except that each of the parties agreed that except as specifically set forth in the debt commitment letter, all claims or causes of action against any of the debt financing sources or their representatives, affiliates, and agents in any way relating to the debt financing or the performance thereof or the financing contemplated thereby will be exclusively governed by the laws of the state of New York without regard to conflicts of law provisions. The parties agreed that New York is the exclusive jurisdiction for purpose of any action arising out of or relating to the merger agreement or the confidentiality agreement, and each party agrees that all claims in respect to such action may be heard and determined exclusively in any New York state or federal court sitting in New York County, New York.

THE VOTING AGREEMENTS

This section describes the material terms of the voting agreements. The description of the voting agreements in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form of director voting agreement, a copy of which is attached as Annex B, and the Vector voting agreement, a copy of which is attached as Annex C, both of which are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully and in their entirety.

In connection with the merger agreement, on November 11, 2019, (1) the directors of the Company (solely in their capacities as shareholders of the Company) and (2) Vector Group, Ltd., a greater than 10% shareholder of the Company, each entered into a voting agreement with Advisor Group. Such shareholders beneficially own and are entitled to vote shares of our common stock representing approximately 21% of the outstanding shares entitled to vote at the special meeting in the aggregate (not including any shares of common stock deliverable upon exercise of any Company options, but including any Company restricted shares).

Pursuant to the voting agreements, such shareholders agreed to, among other things, (i) vote all shares of common stock that they beneficially owned as of November 11, 2019 or thereafter acquired by such shareholders (including pursuant to the exercise of any options) in favor of adopting the merger proposal and (ii) vote against any alternative acquisition proposal or any action which is intended or would reasonably be expected to prevent, materially delay, materially interfere with, or materially impair the consummation of the merger. Such shareholders have granted Advisor Group an irrevocable proxy granting Advisor Group the right to vote on their behalf to the extent such shareholders fail to comply with their voting obligations under the voting agreements.

In addition, pursuant to the voting agreements, such shareholders also agreed, among other things, not to transfer any of their respective shares of common stock during the term of the voting agreements, except for certain limited purposes described in the voting agreements. Each voting agreement terminates upon the earliest to occur of (i) the effective time; (ii) the termination of the merger agreement in accordance with its terms (including termination by the Company to enter into an alternative acquisition agreement with respect to a superior proposal, as described herein);  (iii) the time of any amendment, modification, waiver or other change to any provision of the merger agreement that reduces the amount or changes the form of consideration payable to any shareholder of the Company; and (iv) the written agreement of the relevant shareholder and Advisor Group to terminate the applicable voting agreement.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s shareholders for a non-binding advisory vote to approve the merger-related compensation.

The compensation that the Company’s named executive officers may be entitled to receive from the Company in connection with the merger is summarized and included under the heading “The Merger—Interests of Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 47 of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company in connection with the merger.

The Board encourages you to review carefully the compensation arrangements for the Company’s named executive officers in connection with the merger disclosed in this proxy statement.

The Board unanimously recommends that our shareholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The proposal to approve, by a non-binding advisory vote, the merger-related compensation requires the affirmative vote of the holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. The vote on this proposal is separate and apart from the vote to approve the merger proposal. Accordingly, you may vote not to approve the merger-related compensation proposal and vote to approve the merger proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either the Company or Advisor Group. Accordingly, if the merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of our shareholders.

Recommendation of Our Board

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve, by a non-binding advisory vote, the merger-related compensation.

VOTE ON ADJOURNMENT (PROPOSAL 3)

We are asking the shareholders of the Company to approve a proposal that will give the Board the authority, after consultation with Advisor Group, to adjourn the special meeting if (i) an adjournment is required by applicable law to ensure that any required supplement or amendment to this proxy statement is provided to our shareholders within a reasonable amount of time in advance of the special meeting, (ii) an adjournment is required by a court of competent jurisdiction in connection with any action in connection with the merger agreement or the merger, (iii) as of the time for which the special meeting is originally scheduled, there are insufficient shares of common stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the special meeting, provided that the Company shall not be required to adjourn the special meeting under this provision on more than two occasions and shall not be required to adjourn the special meeting past the outside date or (iv) Advisor Group gives prior written consent to adjourn the special meeting. In each case, the Company may adjourn, recess or postpone the special meeting for the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment, recess or postponement.

The Company does not anticipate calling a vote on this proposal if the merger proposal is approved by the requisite number of shares of common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal, or vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to this proposal.

Recommendation of Our Board

The Board unanimously recommends that the shareholders of the Company vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE American under the symbol “LTS.” The table below shows the high and low sales price of common stock, for the periods indicated, as reported on the NYSE American.

	Common Stock Price		Dividend
	High	Low	Per Share
FY 2017
First quarter	$2.57	$2.05	–
Second quarter	$2.78	$2.13	–
Third quarter	$2.93	$2.22	$0.01
Fourth quarter	$3.45	$2.77	$0.01

FY 2018
First quarter	$3.64	$2.80	$0.01
Second quarter	$3.81	$3.02	$0.01
Third quarter	$3.59	$2.37	$.0125
Fourth quarter	$3.02	$2.19	$.0125

FY 2019
First quarter	$3.24	$2.36	$.0125
Second quarter	$3.92	$2.79	$.0125
Third quarter	$3.45	$1.83	$.0125
Fourth quarter (through December 20, 2019)	$3.50	$1.85	$.0125	(1)

(1)

During the fourth quarter of 2019, the Board declared a cash dividend of $.0125 per share on outstanding common stock, which is payable on December 30, 2019, to shareholders of record at the close of business on December 16, 2019.

The closing price of our common stock on the NYSE American on October 28, 2019, the last full trading day prior to the publication of a Bloomberg News article disclosing that the Company was considering a sale of the Company, was $2.01 per share. The closing price of our common stock on the NYSE American on November 8, 2019, the last full trading day prior to the announcement of the execution of the merger agreement, was $2.85 per share. On December 20, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of our common stock on the NYSE American was $3.48 per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information regarding the beneficial ownership of shares of our common stock as of December 19, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders, by (i) those persons or groups known to us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

The share percentages in the table below are based on 149,170,717 shares of common stock outstanding on December 19, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (other than with respect to Company restricted shares over which the individuals have voting power but no investment power). Unless otherwise noted, the business address of each listed beneficial owner is c/o Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137.

Shares of our common stock issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of the date hereof are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial Ownership of Our common Stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Vector Group Ltd. (1)	15,191,205	(1)	10.18%
Glenn Halpryn (2)	9,309,128	(2)	6.24%
Mark Zeitchick	6,620,791	(3)	4.37%
Howard M. Lorber	6,197,479	(4)	4.08%
Richard J. Lampen	5,708,249	(5)	3.77%
Jacqueline M. Simkin	2,352,738	(6)	1.57%
Adam Malamed	2,352,290	(7)	1.57%
Dr. Richard M. Krasno	738,917	(8)	*
Brett H. Kaufman	705,966	(9)	*
Joseph Giovanniello	628,207	(10)	*
Henry C. Beinstein	523,675	(11)	*
Brian S. Genson	495,602	(12)	*
Michael S. Liebowitz	271,498	(13)	*
Glenn C. Davis	69,000	(14)	*
All directors and executive officers as a group (12 persons)	26,664,412	(15)	16.78%

*	Less than 1 percent.

(1)	The business address of Vector Group Ltd. is 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. Represents 15,191,205 shares of common stock held by Vector Group Ltd.

(2)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2019. Represents (i) 533,800 shares of common stock held by Mr. Halpryn; (ii) 620,616 shares of common stock held by Biscayne 4400 AL, LLC, a Delaware limited liability company (“Biscayne AL”), of which Mr. Halpryn is the manager; (iii) 384,862 shares of common stock held by Biscayne 4400 Partners LLLP, a Florida limited liability limited partnership (“Biscayne Partners”), of which Mr. Halpryn is the manager of its general partner; (iv) 56,324 shares of common stock held by Biscayne Biotech Holdings, LLC, a Florida limited liability company (“Biscayne Biotech”), of which Mr. Halpryn is the manager; (v) 72,007 shares of common stock held by Biscayne Pulmonary Holding LLC, a Florida limited liability company (“Biscayne Pulmonary”), of which Mr. Halpryn is the manager; (vi) 119,723 shares of common stock held by HA-LEN, L.L.C., a Florida limited liability company (“HA-LEN”), of which Mr. Halpryn is the manager; (vii) 138,616 shares of common stock held by Halpryn Group VI, LLC, a Florida limited liability company (“Halpryn Group”), of which Mr. Halpryn is the manager; (viii) 77,000 shares of common stock held by Stem Cell Therapeutics, LLC, a Florida limited liability company (“Stem Cell”), of which Mr. Halpryn is the manager; (ix) 3,716,712 shares of common stock held by IVC Investors, LLLP, a Florida limited liability limited partnership (“IVC”), of which Mr. Halpryn is the president and the managing member of its general partner; (x) 3,091,665 shares of common stock held by Prine Intervest Limited, a British Virgin Islands entity (“Prine”), of which Mr. Halpryn is the president; (xi) 315,368 shares of common stock held by Transworld Investment Corporation, a Delaware corporation (“Transworld”), of which Mr. Halpryn is the president; (xii) 96,000 shares of common stock held by Noritsu Investments, Corp., a Panama corporation (“Noritsu”), for which Mr. Halpryn has a durable power of attorney; and (xiii) 86,435 shares of common stock held by The Rosecrands Corporation, a Panama corporation (“Rosecrands”), for which Mr. Halpryn has a durable power of attorney. Mr. Halpryn has sole voting and investment power over the shares held individually and those held by Biscayne AL, Biscayne Partners, Biscayne Biotech, Biscayne Pulmonary, HA-LEN, Halpryn Group and Stem Cell. He has shared voting power over the shares held by IVC, Prine and Transworld. He has shared investment power over the shares held by IVC, Prine, Transworld, Noritsu and Rosecrands. Except for the 533,800 shares of common stock held by Mr. Halpryn, Mr. Halpryn disclaims beneficial ownership of the shares of common stock except to the extent of his pecuniary interest therein. The principal business address of Mr. Halpryn, Biscayne AL, Biscayne Partners, Biscayne Biotech, Biscayne Pulmonary, HA- LEN, Halpryn Group, IVC, Prine, Stem Cell and Transworld is 4400 Biscayne Boulevard, Suite 950, Miami, Florida 33137-3212. The principal business address of Noritsu and Rosecrands is 6001 Broken Sound Parkway NW, Suite 424, Boca Raton, Florida 33487.

(3)	Represents (i) 3,053,343 shares of common stock held by the Mark D. Zeitchick 2016 Revocable Trust, (ii) 1,267,448 shares of common stock held directly by Mr. Zeitchick, 843,750 of which are subject to vesting restrictions, and (iii) 2,300,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Zeitchick.

(4)	Represents (i) 3,085,385 shares of common stock held directly by Mr. Lorber, 45,000 of which are subject to vesting restrictions, (ii) 522,027 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iii) 2,590,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (iv) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lorber serves as an executive officer and director and (ii) shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(5)	Represents (i) 3,324,916 shares of common stock held directly by Mr. Lampen, 843,750 of which are subject to vesting restrictions, (ii) 2,300,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 83,333 shares of common stock held by Mr. Lampen’s spouse, as to which he disclaims beneficial ownership. Does not include shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.

(6)	Represents (i) 1,829,738 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 158,000 shares of common stock held by The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, (iii) 75,000 shares of common stock held directly by Ms. Simkin, 45,000 of which are subject to vesting restrictions and (iv) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.

(7)	Represents (i) 1,612,290 shares of common stock held directly by Mr. Malamed, 531,250 of which are subject to vesting restrictions, (ii) 5,000 shares of common stock held by the NFS/FMTC IRA for the benefit of Adam Malamed and (iii) 735,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed.

(8)	Represents (i) 383,089 shares of common stock held by The Richard M. Krasno Living Trust dated 10/6/2009, of which Dr. Krasno is the sole trustee and beneficiary, (ii) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno and (iii) 65,828 shares of common stock held directly by Mr. Krasno, 45,000 of which are subject to vesting restrictions.

(9)	Represents (i) 268,466 shares of common stock held directly by Mr. Kaufman, 127,500 of which are subject to vesting restrictions and (ii) 437,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.

(10)	Represents (i) 423,207 shares of common stock held directly by Mr. Giovanniello, 127,500 of which are subject to vesting restrictions and (ii) 205,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giovanniello.

(11)	Represents (i) 232,143 shares of common stock held directly by Mr. Beinstein, 45,000 of which are subject to vesting restrictions, (ii) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (iii) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.

(12)	Represents (i) 195,602 shares of common stock held directly by Mr. Genson, 45,000 of which are subject to vesting restrictions, (ii) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (iii) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.

(13)	Represents (i) 246,498 shares of common stock held directly by Mr. Liebowitz, 60,000 of which are subject to vesting restrictions and (ii) 25,000 shares of common stock held by MSL 18 Holdings LLC.

(14)	Represents (i) 65,000 shares of common stock held directly by Mr. Davis, 60,000 of which are subject to vesting restrictions and (ii) 4,000 shares of common stock held by Mr. Davis’ spouse, as to which he disclaims beneficial ownership.

(15)	Includes (i) 9,727,500 shares of common stock issuable upon exercise of currently exercisable options and (ii) 2,818,750 shares that are subject to vesting restrictions.

NO APPRAISAL RIGHTS

Under Section 607.1302 of the FBCA, no shareholder of the Company is entitled to appraisal rights in connection with the merger because shares of the Company are “covered securities” under Section 18(b)(1)(A) of the Securities Act since they are listed on the NYSE American, a national securities exchange.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own common stock in “street name,” meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any shareholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations Department at Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137, or by telephone at (212) 409-2000. If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact our Investor Relations Department at the address or phone number set forth above.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed by, or shortly after, June 2020, the time of year at which the Company’s annual meeting would normally take place, we expect to hold our 2020 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such annual meeting will be held.

If the Company’s 2020 annual meeting of shareholders is held, any eligible Company shareholder may present proposals or nominations to be considered for inclusion in the proxy statement and form of proxy for our 2020 annual meeting only if such shareholder complies with the requirements of Rule 14a-8 under the Exchange Act. In order for a Company shareholder proposal or nomination for director to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting in 2020, the Company must have received the proposal or nomination at 277 Park Avenue, 26th Floor, New York, New York 10172, Attention: Corporate Secretary, by no later than January 1, 2020.

Any proposal submitted with respect to our 2020 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mail the proxy statement for the 2020 annual meeting. However, if the date of our 2020 annual meeting of shareholders is changed by more than 30 days from the date of our 2019 annual meeting of shareholders, June 13, 2019, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2020 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement. You can also review the Company’s SEC filings on its website at https://ir.stockpr.com/ladenburg/sec-filings. Information included on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement.

Shareholders may also obtain copies of any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

Investor Relations Department

Ladenburg Thalmann Financial Services Inc.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

Telephone: (212) 409-2000

If you would like to request documents, please do so at least five business days prior to the special meeting in order to receive them before the special meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-Free (North America): (866) 357-4029

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended;

●	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;

●	the Company’s Definitive Proxy Statement for the 2019 annual meeting; and

●	the Company’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on January 30, 2019, May 21, 2019, May 29, 2019, June 14, 2019 and November 14, 2019.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OF SHAREHOLDERS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 23, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A	Agreement and Plan of Merger, dated as of November 11, 2019.

Annex B	Form of Director Voting Agreement, dated November 11, 2019.

Annex C	Vector Voting Agreement, dated November 11, 2019.

Annex D	Opinion of Jefferies LLC, dated as of November 11, 2019.

Annex A to the Proxy Statement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LADENBURG THALMANN FINANCIAL SERVICES INC.,

ADVISOR GROUP HOLDINGS, INC.

and

HARVEST MERGER SUB, INC.

Dated as of November 11, 2019

		Page
	ARTICLE I
	DEFINITIONS; INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Interpretation	2

	ARTICLE II
	THE MERGER

Section 2.1	The Merger	3
Section 2.2	Closing	4
Section 2.3	Effective Time	4

	ARTICLE III
	CONSTITUENT DOCUMENTS AND DIRECTORS OF THE SURVIVING CORPORATION

Section 3.1	Articles of Incorporation	4
Section 3.2	By-Laws	4
Section 3.3	Directors	4

	ARTICLE IV
	EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MECHANICS

Section 4.1	Effect on Capital Stock	4
Section 4.2	Payment Mechanics	5
Section 4.3	Lost, Stolen or Destroyed Certificates	8
Section 4.4	Dissenting Shares	8
Section 4.5	Treatment of Company Stock Plans	9
Section 4.6	Adjustments to Prevent Dilution	10

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization, Authorization, Enforceability, Non-Contravention	11
Section 5.2	Capital Structure	13
Section 5.3	Company Reports; Financial Statements	14
Section 5.4	Approvals and Filings	16
Section 5.5	Absence of Changes	17
Section 5.6	No Litigation	17
Section 5.7	Taxes	17
Section 5.8	Employee Benefit Plans	18
Section 5.9	Labor Matters	20
Section 5.10	No Violation of Law; Required Licenses and Permits	20
Section 5.11	FCPA, Other Anti-Bribery Laws, and Sanctions	21

(continued)

-ii-

(continued)

		Page
	ARTICLE VIII
	CONDITIONS TO CLOSING

Section 8.1	Conditions to Each Party’s Obligations	56
Section 8.2	Conditions to Obligations of Parent and Merger Sub	56
Section 8.3	Conditions to Obligations of the Company	57

	ARTICLE IX
	TERMINATION

Section 9.1	Termination by Mutual Consent	58
Section 9.2	Termination by Either Parent or the Company	58
Section 9.3	Termination by the Company	58
Section 9.4	Termination by Parent	59
Section 9.5	Effect of Termination and Abandonment	59

	ARTICLE X
	MISCELLANEOUS

Section 10.1	Non-survival of Representations and Warranties and Agreements	62
Section 10.2	Notices	63
Section 10.3	Assignment	64
Section 10.4	No Third-Party Beneficiaries	64
Section 10.5	Expenses	65
Section 10.6	Entire Agreement	65
Section 10.7	Enforcement	65
Section 10.8	Governing Law; Consent to Jurisdiction; Venue	66
Section 10.9	Waiver of Trial by Jury	67
Section 10.10	Counterparts	68
Section 10.11	Severability	68
Section 10.12	Amendments; Waiver	68

Schedule and Exhibits

Schedule A	Definitions and Terms
Exhibit A	Equity Letter
Exhibit B	Debt Commitment Letter

Disclosure Letter

Company Disclosure Letter

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2019 (this “Agreement”), by and among Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Company”), Advisor Group Holdings, Inc., a Delaware corporation (“Parent”), and Harvest Merger Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the Company and its shareholders; (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company approve this Agreement in accordance with the FBCA, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of Parent and its shareholders or Merger Sub and its sole shareholder (as the case may be) and (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Shareholders, each solely in his or her capacity as a Company Shareholder, are executing and delivering voting agreements, pursuant to which those shareholders, among other things, will agree to vote all Shares beneficially owned by them in favor of adoption and approval of this Agreement and the Merger at the Company Shareholders Meeting; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A.

Section 1.2 Interpretation.

(a) Unless the context otherwise specifically requires:

(i) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iii) the terms “Dollars” and “$” mean United States Dollars;

(iv) references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;

(v) references herein to either gender includes the other gender;

(vi) references to this Agreement shall include the Company Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;

(vii) references herein to the Preamble or to any Recital, Article, Section, Subsection or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection or Schedule to this Agreement;

(viii) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section;

(ix) references to any Government Authority include any successor to such Government Authority;

(x) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time (other than for purposes of the Company Disclosure Letter);

(xi) references to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

(xii) references to a time of day are, unless otherwise specified, references to New York City time;

(xiii) references to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Company means any information made available to Parent by the Company or its Representatives (including any information made available prior to the date hereof in the Virtual Data Room or filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof);

(xiv) references to writing shall include any mode of reproducing words in a legible and non-transitory form; and

(xv) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a business day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding business day.

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company in accordance with the FBCA, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) under the Laws of the State of Florida. The Merger shall be governed by Section 607.1104 of the FBCA. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the day on which the Closing takes place being referred to hereinafter as the “Closing Date”). Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any business day as may be specified by Parent on no less than three business days’ prior notice to the Company and (b) the third business day following the final day of the Marketing Period.

Section 2.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause articles of merger with respect to the Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida as provided in the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Florida or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger in accordance with the FBCA (the “Effective Time”).

Article III
CONSTITUENT DOCUMENTS AND DIRECTORS OF THE SURVIVING CORPORATION

Section 3.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as in effect immediately prior to the Effective Time.

Section 3.2 By-Laws. At the Effective Time, the by-laws of the Surviving Corporation shall be the by-laws of the Company as in effect immediately prior to the Effective Time.

Section 3.3 Directors. Each of the Parties shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

Article IV
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MECHANICS

Section 4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole shareholder of Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $0.0001 per share (a “Share” or, collectively, the “Shares”), of the Company issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company and, in each case, not held on behalf of third parties, (ii) Dissenting Shares and (iii) Company Restricted Shares (each Share referenced in clauses (i), (ii) or (iii), an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $3.50 per Share (the “Per Share Merger Consideration”). Each Share (other than any Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any Shares (other than Excluded Shares) (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without any payment of any consideration thereof and shall cease to exist as of the Effective Time, subject to any rights the holder thereof may have pursuant to Section 4.4 with respect to any Excluded Shares that are Dissenting Shares or pursuant to Section 4.5(b) with respect to any Excluded Shares that are Company Restricted Shares.

(c) Company Preferred Stock. Each share of the 8.00% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share (a “Preferred Share” or, collectively, the “Preferred Shares”), of the Company shall remain outstanding.

(d) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 4.2 Payment Mechanics.

(a) Deposit of Merger Consideration and Paying Agent.

(i) Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Paying Agent”), an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Shares pursuant to Section 4.1(a) and the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.5(d) (such cash, the “Exchange Fund”).

(ii) Prior to the Closing Date, Parent shall enter into an agreement (the “Paying Agent Agreement”) pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed). Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and for the payment of the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.5(d) and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1(a) and the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.5(d), Parent shall promptly restore or cause the restoration of the cash in the Exchange Fund diminished through such investments or other events so as to ensure that the Exchange Fund is at all relevant times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) and Section 4.5(d) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(b) Procedures for Surrender.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Shares that are (A) Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii) Upon surrender to the Paying Agent of Shares that (A) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this Section 4.2(b)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(a)(ii), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the product obtained by multiplying (1) the number of Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3) or such Book-Entry Shares by (2) the Per Share Merger Consideration.

(iv) In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(v) For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Shares on any amount payable upon the surrender of any Shares pursuant to this Section 4.2(b).

(c) Termination of Exchange Fund.

(i) Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Shares entitled thereto for 12 months from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 and any holder of Company Equity Awards who has not received the applicable Company Equity Payment to be paid by the Paying Agent pursuant to Section 4.5(d) shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments in respect thereof.

(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 4.3 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

Section 4.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the FBCA (but only to the extent required thereby), any Shares that are held by holders (i) that are entitled to and properly demand and exercise their dissenters’ rights and who comply in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA and (ii) who have not effectively withdrawn such demand (collectively, the “Dissenting Shares”) shall not be converted into the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 4.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the FBCA, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 4.1(a), without interest, and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to such Dissenting Shares, unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the FBCA. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 4.5 Treatment of Company Stock Plans.

(a) Company Options. At the Effective Time, (i) any vesting conditions applicable to each outstanding option award to purchase Shares (a “Company Option”) under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company Option immediately prior to the Effective Time by (B) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.

(b) Company Restricted Shares. At the Effective Time, (i) any vesting conditions applicable to each outstanding restricted stock award (a “Company Restricted Share”) under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Company Restricted Share shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Restricted Share to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of such Company Restricted Shares outstanding immediately prior to the Effective Time by (B) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a duly authorized committee thereof and, if appropriate, amending the terms of the Company’s Qualified Employee Stock Purchase Plan as Amended and Restated (the “ESPP”)) that may be necessary or required under the ESPP and applicable Laws to ensure that (A) except for the three-month offering period under the ESPP that commenced on October 1, 2019 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (B) the Final Offering shall end on a date no later than the business day immediately preceding the Closing Date (the earlier of the date the Final Offering ends and the business day immediately preceding the Closing Date, the “ESPP Termination Date”), (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (D) the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (E) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (C).

(d) Company Equity Payments. As promptly as reasonably practicable (but no later than five business days after the Closing Date), the Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of Company Options and Company Restricted Shares (collectively, the “Company Equity Awards”), the amounts contemplated by this Section 4.5 and, for the avoidance of doubt, any accrued but unpaid dividends with respect to any Company Equity Awards (collectively, the “Company Equity Payments”); provided, however, that to the extent the holder of a Company Equity Award is not and was not at any time during the applicable vesting period an employee of the Company or a Subsidiary thereof, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent pursuant to Section 4.2. Parent shall ensure that the Surviving Corporation shall have an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5.

Section 4.6 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.6 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (x) in the Company Reports filed with the SEC after January 1, 2018 and publicly available on the internet at least 24 hours prior to the date of this Agreement (excluding, in each case, any disclosures set forth under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or other disclosures that are similarly cautionary, predictive or forward-looking in nature) or (y) in the corresponding sections of the confidential disclosure letter, dated the date of this Agreement and delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), or in another section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure relates to such Section, it being agreed that the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstances or that such item has had a Company Material Adverse Effect, the Company represents and warrants to Parent, as of the date hereof (except to the extent any such representation and warranty relates to a specific date, in which case the Company hereby makes to Parent such representation and warranty only as of such date), as follows:

Section 5.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate or other organizational power to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as presently conducted in all material respects. Each Subsidiary of the Company is a corporation or other organization duly organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its respective jurisdiction of incorporation or organization and has the requisite corporate or other organizational power to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as presently conducted, except, in each case, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Corporate Authorization. The Company has full corporate or other organizational power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, this Agreement. Subject only to the approval of this Agreement and the Merger and other transactions contemplated by this Agreement by the holders of a majority of the Shares entitled to vote on such matters at the Company Shareholders Meeting duly called and held for such purpose (the “Company Shareholder Approval”), the execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of Company.

(c) Binding Effect; Approval.

(i) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the Merger and other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders, (B) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein, (C) directed that this Agreement be submitted to the holders of Shares for approval at the Company Shareholders Meeting in accordance with the FBCA (the “Company Board Recommendation”) and (D) received the opinion of its financial advisor, Jefferies LLC, to the effect that the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Subsidiaries) of Shares.

(d) Non-Contravention. Assuming the receipt of all Required Governmental Approvals and the expiration of any related waiting periods, and the receipt of all Client consents contemplated by Section 7.14, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Constituent Documents of the Company or the Constituent Documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Permit applicable to the Company, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of the Company or the Shares pursuant to any Contract to which the Company is a party, except in cases of clauses (ii) and (iii), for any such conflicts, violations, breaches, terminations, accelerations, cancellations or creations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Constituent Documents. The Company has made available to Parent complete and correct copies of the Company’s and each of its Subsidiary’s Constituent Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 Shares, of which 148,738,127 Shares were outstanding as of November 8, 2019, and (ii) 50,000,000 Preferred Shares, of which 17,401,282 Preferred Shares were outstanding as of November 8, 2019. All of the outstanding Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 45,000,000 Shares reserved for issuance under the Company’s Amended and Restated 2009 Incentive Compensation Plan, 25,000,000 Shares reserved for issuance under the 1999 Performance Equity Plan (together with the Amended and Restated 2009 Incentive Compensation Plan, the “Stock Plans”), 10,000,000 Shares reserved for issuance under the ESPP and Shares reserved for issuance with respect to the conversion right of holders of Preferred Shares set forth in the Constituent Documents of the Company, the Company has no Shares reserved for issuance. Section 5.2(a) of the Company Disclosure Letter contains a correct and complete list of Company Options and Company Restricted Shares outstanding under the Stock Plans as of November 8, 2019, including the number of Shares subject to each Company Equity Award, grant date and strike price and whether vested or unvested. Other than such items listed in Section 5.2(a) of the Company Disclosure Letter, no Shares are subject to nor would any participant be entitled to Shares (either directly or indirectly) pursuant to any award outstanding under any of the Stock Plans. Each of the outstanding shares of capital stock or other securities of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each outstanding share of capital stock or other securities of each Subsidiary is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance. Except as set forth above and in the Constituent Documents of the Company with respect to the Preferred Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, “phantom stock” rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with Company Shareholders on any matter. Neither the Company nor any of the Company Subsidiaries is party to any agreement with respect to the voting, transfer, issuance, grant, purchase or registration of any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary. Except as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries is party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(b) Section 5.2(b) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities held by the Company or any of its Subsidiaries (x) and consisting of less than 5% of the outstanding capital stock of such company or (y) on behalf or at the direction of any Client or customer of the Company or any Subsidiary thereof (including investments in securities for or on behalf of customers or Clients). Neither the Company nor any of the Company Subsidiaries has any obligation to acquire any capital stock, equity interest or other direct or indirect ownership interest in any other Person, or any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person except as described on the list furnished to Parent pursuant to Section 5.18 or as would be permitted by Section 7.1 if such action were taken after the date hereof.

(c) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company Board or compensation committee thereof actually awarded such Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively.

(d) Neither Company nor, to the Company’s Knowledge, any other party thereto, has breached in any material respect any of the indentures or other agreements entered into in connection with the Registered Debt Securities, and the Company and has paid all dividends on the Preferred Shares in accordance with the Constituent Documents of the Company.

Section 5.3 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, schedules, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company Reports subject to a request to the staff of the SEC for confidential treatment or for which the Company has otherwise claimed confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company Reports that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC.

(b) The Company is, and has been since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American (the “NYSE”).

(c) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, (i) no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company; and (ii) to the Company’s Knowledge, no material concerns from employees of the Company or its Subsidiaries regarding questionable accounting or auditing matters or any whistle-blower complaints, have been received by the Company. Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are sufficient to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e) The Company and its Subsidiaries do not have any Liabilities (whether or not required to be recorded or reflected in a balance sheet prepared in accordance with GAAP), other than Liabilities: (i) disclosed, reflected or reserved against in the financial statements included in the Company Reports filed with the SEC and publicly available at least 24 hours prior to the date of this Agreement or the notes thereto; (ii) that, individually or in the aggregate, have not had a Company Material Adverse Effect; or (iii) incurred pursuant to or in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement.

(f) Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) Other than ordinary course director compensation, ordinary course compensation and employee benefit entitlements, ordinary course reimbursement of travel and entertainment expenses or advances regarding the same, in each case that are payable in the ordinary course consistent with past practice and/or that would be permitted by Section 7.1(a)(xx) if taken after the date hereof or as disclosed in the Company Reports or Section 5.18 of the Company Disclosure Letter, since the Applicable Date neither the Company nor any of its Subsidiaries has entered into any transaction or arrangement with any (A) director or officer of the Company, (B) Person who is or was, since the Applicable Date, a greater than 5% shareholder of the Company or (C) any of their respective Affiliates.

Section 5.4 Approvals and Filings. Neither the Company nor any of its Affiliates is required to obtain any authorization, waiver, consent or approval of, make any filing or registration with or give any notice to, any Government Authority in connection with or as a condition to the execution, delivery and performance of this Agreement or the consummation of the Merger, other than, in each case, (1) the Required Governmental Approvals, (2) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement, and the applicable requirements of the NYSE, (3) the filing of proxy solicitation and other Client materials for Public Funds with the SEC, as contemplated by Section 7.14, (4) the filing of the Articles of Merger with the Secretary of State of the State of Florida as provided in the FBCA and any other filing and recordation of appropriate merger documents as required by the FBCA, and (5) as would be required solely as a result of the identity or regulatory status of Parent or its Affiliates. No fact or condition exists with respect to the business, operations or assets of the Company or its Affiliates which the Company has reason to believe would be reasonably expected to cause any Required Governmental Approval to be denied or unduly delayed. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement shall not at the time the definitive Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.5 Absence of Changes. From September 30, 2019 through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and during such period neither the Company nor any of its Subsidiaries has undertaken or effected, or authorized or agreed to undertake or effect, any action that would be prohibited pursuant to Section 7.1(a)(iii), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xv), (xvi), (xx) or (xxi) without the consent of Parent if taken after the date hereof, and (ii) there has not been any event, change or occurrence of which the Company has Knowledge that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 5.6 No Litigation. The Company has made available to Parent a complete and accurate list of all material Actions pending or, to the Company’s Knowledge, threatened against the Company and its Subsidiaries as of the date hereof. There is no Action by any Person pending or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Financial Advisors, properties or assets, that would result in monetary damages, injunctive action or the taking of any other action that are or would be reasonably likely to be (in any of the foregoing cases), individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no unsatisfied or outstanding Government Orders against the Company or any of its Subsidiaries, any of their directors or officers or, to the Company’s Knowledge, their employees or Financial Advisors or any of the properties or businesses of the Company and its Subsidiaries.

Section 5.7 Taxes.

(a) All Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any extensions of time in which to file) by the Company or its Subsidiaries have been or will be timely filed on or before the Closing, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid all material Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) on any Tax Return of the Company or any Subsidiary thereof, as applicable, required to be filed on or before the Closing for any Pre-Closing Period except for those amounts that are being contested in good faith and are not material.

(c) There is no outstanding claim, assessment, or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Government Authority, except for such claim, assessment or deficiency for which adequate reserves have been established on the GAAP financial statements of the Company or any of its Subsidiaries to which such deficiency pertains. Neither the Company nor any of its Subsidiaries is a party to any audit, examination, investigation, action or proceeding for assessment or collection of any material amount of Taxes, nor has such an event been threatened in a written document delivered to the Company or any of its Subsidiaries from a Government Authority, other than as a result of the Company and its Subsidiaries being members of any affiliated, consolidated, combined or unitary Tax group.

(d) No agreements, consents or waivers of any statute of limitations or extension of time with respect to a Tax assessment or deficiency is in effect with respect to any material Taxes of the Company or any of its Subsidiaries, other than as a result of the Company and its Subsidiaries being members of any affiliated, consolidated, combined or unitary Tax group and other than in the ordinary course of the Company’s or such Subsidiary’s business, as applicable.

(e) There are no Encumbrances for Taxes on any of the assets of such Company or any of its Subsidiaries, other than Permitted Encumbrances.

(f) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar or analogous provision of state, local, or foreign law).

(g) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporations” within the meaning of section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 5.7 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 5.8 Employee Benefit Plans.

(a) Section 5.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of each Benefit Plan as of the date hereof and separately identifies the Benefit Plans that are sponsored by the Company or any of its Subsidiaries. With respect to each Benefit Plan listed in Section 5.8(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such Benefit Plan if it is not set forth in a written document, (3) the most recently prepared actuarial report, (4) the most recent summary plan description and annual reports together with any summaries of all material modifications thereto, (5) the most recent IRS determination or opinion letter, (6) a copy of the most recent Form 5500 filed for each plan, including attachments, audit reports and schedules thereto, and (7) all non-routine communications received from or sent to the IRS, the Pension Benefit Guarantee Corporation or the U.S. Department of Labor in the last three years.

(b) Each Benefit Plan has been administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole. As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened material litigation or any audit, proceeding or investigation by a Government Authority relating to any Benefit Plans nor, to the Company’s Knowledge, are there any facts that would reasonably be expected to give rise to such a claim. All material contributions that the Company or any of its Subsidiaries are required to make to any Benefit Plan have been fully and timely paid when due. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any “party-in-interest” to a Benefit Plan, has engaged in a transaction with respect to any Benefit Plan that would reasonably be expected to subject the Company or any of its Subsidiaries or any Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material.

(c) The Company and its Subsidiaries are in compliance with the continuation coverage requirements of Section 4980B(f) of the Code in all material respects. The Company will provide Parent with a complete and accurate list as of immediately prior to the Closing, of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage.

(d) None of the Company, its Subsidiaries nor any of their ERISA Affiliates has sponsored, maintained, administered or contributed to (or had any obligation of any sort) in the last six (6) years, or has or is reasonably expected to have any direct or indirect liability with respect to, any plan or Benefit Plan that is or was, (i) subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iv) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (vi) a post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) for any current or former employee of the Company or any Subsidiary (other than coverage mandated by applicable Law, including COBRA). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, none of the Company or its ERISA Affiliates have made any loan or advance, or provided any other form of material financial assistance (excluding, in each case, any loans allowed by Benefit Plans, including 401(k) loans, and representative loans described on the list furnished to Parent pursuant to Section 5.18) to any current or former employee of the Company or any Subsidiary or independent contractor that is or are still outstanding at the Closing.

(e) Each Benefit Plan that is subject to Section 409A of the Code complies, and has been operated in compliance, in all material respects with the requirements of Section 409A of the Code. Except with respect to the actions described in Section 4.5 and in Section 5.8(e)(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event, including change in employment title or employment termination) will: (i) entitle any current or former employee of the Company or any Subsidiary to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Benefit Plan; or (iii) limit or restrict the right of the Company or its Subsidiaries or, after the Closing, Parent, the Surviving Corporation or any of their respective Affiliates to merge, amend or terminate any Benefit Plan. Except as set forth in Section 5.8(e)(ii) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummations of the transactions contemplated hereby (either alone or together with any other event, including change in employment title or employment termination) will result in the payment of any amount that would not be deductible under Section 280G of the Code. None of the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee of the Company or any Subsidiary for any tax incurred by such employee, including under Section 409A or 4999 of the Code.

Section 5.9 Labor Matters.

(a) The Company and its Subsidiaries are in compliance with all applicable Law relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification (including FLSA), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, employee information privacy and security, workers compensation, continuation coverage under group health plans, the payment and withholding of Taxes and other similar Laws, in each case except as would not be material to the Company or its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not failed to pay any of their current or former employees for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals in amounts that in aggregate would or would be reasonably be likely to be material in amount.

(b) None of the Company or any of its Subsidiaries is currently a party to, bound by or covered by any labor agreements, works council agreements, union contracts or collective bargaining agreements. To the Company’s Knowledge, there is not, and there has not been since the Applicable Date, any organizational effort made or threatened by or on behalf of any labor union or works council or employee committee, in each case, to organize any employees of the Company or any of its Subsidiaries.

Section 5.10 No Violation of Law; Required Licenses and Permits.

(a) Since the Applicable Date, the Company and each of its Subsidiaries has been in compliance with all applicable Law, and has not received any written notice or, to the Company’s Knowledge, oral notice from any Government Authority regarding any actual or alleged failure to comply with any applicable Law, in each case, except as would not be material to the Company or its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers or, to the Company’s Knowledge, employees is a party or subject to any Government Order with any Government Authority which is charged with regulating or supervising the Company or any of its Subsidiaries, as applicable, which imposes any material restrictions on the business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have all Permits necessary for the conduct of their respective businesses as presently conducted, such Permits are not subject to any administrative or judicial proceeding or other Action by a Government Authority that could result in any material modification, termination, suspension or revocation thereof and, to the Company’s Knowledge, there is no basis for any such proceeding or Action, and the business of the Company and its Subsidiaries is being conducted in compliance with all such Permits in all material respects. This Section 5.10 does not apply to any matters covered in the representations and warranties in Sections 5.7, 5.8, 5.9, 5.11, 5.13, 5.16, 5.17 or 5.21.

(b) To the Company’s Knowledge, since the Applicable Date, all Persons engaged in the marketing, solicitation, placement and sale of insurance services or insurance, annuity or similar products by any Subsidiary of the Company (each, an “Insurance Services Subsidiary”) are and have been appropriately licensed and registered under applicable Law, in each case, in the particular jurisdiction in which such Persons transacted such business. To the Company’s Knowledge, all compensation paid to such Persons by or on behalf of an Insurance Services Subsidiary was paid in accordance with applicable Law, except as would not be material to the Company or its Subsidiaries, taken as a whole. No Insurance Services Subsidiary has directly or indirectly conducted an insurance business with or for any insurance carrier that is not authorized to issue insurance in the jurisdiction in which the sale of insurance occurred.

Section 5.11 FCPA, Other Anti-Bribery Laws, and Sanctions.

(a) The Company, its Subsidiaries and their respective directors and employees (including officers) acting in such capacity are in compliance and, since the Applicable Date, have complied in all material respects with, the FCPA and the Other Anti-Bribery Laws.

(b) Since the Applicable Date, none of the Company, any of its Subsidiaries and/or any of their respective directors and employees (including officers) or, to the Company’s Knowledge, any Person acting on behalf or at the direction of any of them, have, directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or representative (including anyone elected, nominated or appointed to be a representative) of, or any Person acting in an official capacity for or on behalf of, any Government Authority (including any official or employee of any entity directly or indirectly owned or controlled by any Government Authority), any royal or ruling family member or any political party or candidate for public or political office for the purpose of influencing any act or decision of any such Government Authority or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation, in any material respect, of the FCPA or any of the Other Anti-Bribery Laws. The Company and its Subsidiaries maintain an effective compliance program that is designed to detect and prevent (i) their directors, officers and employees and (ii) agents and representatives acting on their behalf, in each case from taking any action that would or would be reasonably likely to constitute a violation of the FCPA and the Other Anti-Bribery Laws.

(c) There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries pending by or before any Government Authority with respect to the FCPA and the Other Anti-Bribery Laws and none of the Company or any of its Subsidiaries has received any notice of deficiency or similar notice in connection with Sanctions or Other Anti-Bribery Laws from OFAC or any other Government Authority nor made any voluntary disclosures to OFAC or any other Government Authority of facts that would be reasonably likely to result in an adverse action being taken or penalty being imposed on by a Government Authority against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Persons acting on behalf or at the direction of them.

(d) Neither the Company nor any of its Subsidiaries and none of the directors, officers or employees or agents or representatives of the Company or any of its Subsidiaries (acting in such capacity), is a Sanctioned Person or has transacted business with a Sanctioned Person in violation of or otherwise violated applicable Sanctions. Since the Applicable Date, the Company and each of its Subsidiaries has been in compliance with all applicable Sanctions and all applicable anti-money laundering and counter-terrorism financing provisions of applicable Law including the Bank Secrecy Act of 1970.

Section 5.12 Real Property.

(a) Section 5.12(a)(i) of the Company Disclosure Letter sets forth a list of all real property that is leased or subleased from any other Person by the Company or any of its Subsidiaries (the “Leased Real Property”) as of the date hereof. Section 5.12(a)(ii) of the Company Disclosure Letter sets forth a list of the leases, subleases, occupancy agreements or other Contracts, together with all assignments thereof and amendments, supplements and modifications thereto, related to the occupancy of the Leased Real Property (collectively, the “Leases”).

(b) With respect to each Leased Real Property and the accompanying Lease, (i) each of the Company and its Subsidiaries has a good and valid leasehold interest in all Leased Real Property, free and clear of any Encumbrance other than Permitted Encumbrances; (ii) neither the Company nor the applicable Company Subsidiary has subleased, licensed or otherwise granted anyone a material right to use or occupy the Leased Real Property or any portion thereof or has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein; and (iii) to the Knowledge of the Company, there is no condemnation or other proceeding in eminent domain, pending or threatened in writing, affecting any portion of the Leased Real Property.

(c) With respect to each Leased Real Property and the accompanying Lease: (i) the Lease or the Leased Real Property (as applicable) is valid, binding and enforceable by the Company or the Company Subsidiary, as the case may be, and, to the Company’s Knowledge, each other party thereto (in each case subject to the Bankruptcy and Equity Exception), and is in full force and effect; (ii) there is no material default under the Lease (as applicable) by the Company or any Company Subsidiary or, to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto; and (iii) there are no disputes pending or, to the Knowledge of the Company, threatened with respect to the Lease and neither the Company nor the applicable Company Subsidiary has received any notice of the intention of any other party to the Lease to amend, terminate, not renew or reduce any commitment under the Lease, nor, to the Company’s Knowledge, is any such party threatening to do so, except as has not had a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary owns any real property.

Section 5.13 Intellectual Property.

(a) As of the date hereof, Section 5.13(a) of the Company Disclosure Letter sets forth a list of all Registered Intellectual Property owned by the Company and its Subsidiaries that is material to the operation of the Company and its Subsidiaries as of the date hereof (the “Company Registered Intellectual Property”), indicating for each item of such Company Registered Intellectual Property, the registration or application number and the applicable filing jurisdiction.

(b) All Company Registered Intellectual Property (excluding any applications) is subsisting, and to the Company’s Knowledge, valid and enforceable, except as would not be material to the Company or its Subsidiaries, taken as a whole.

(c) (i) The Company and the Company Subsidiaries own, are validly licensed or otherwise have the valid and enforceable right to use all Intellectual Property (including the Company Registered Intellectual Property) used by the Company or any Company Subsidiary in the conduct of the business of the Company and the Company Subsidiaries (the “Company Intellectual Property”), free and clear of any Encumbrances, other than Permitted Encumbrances, and (ii) such ownership or valid right to use the Company Intellectual Property will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger, except, in each case of the foregoing clauses (i) and (ii), as would not be material to the Company or its Subsidiaries, taken as a whole. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s Knowledge, since the Applicable Date threatened, against the Company or a Company Subsidiary by any Person challenging the ownership, validity or enforceability of any Company Registered Intellectual Property, and since the Applicable Date neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person asserting any such challenge.

(d) To the Company’s Knowledge, the operation of the businesses of the Company and its Subsidiaries as presently conducted does not infringe or misappropriate the Intellectual Property of any third party, except as would not be material to the Company or its Subsidiaries, taken as a whole.

(e) To the Company’s Knowledge, no third party is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries, except as would not be material to the Company or its Subsidiaries, taken as a whole.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidential nature of the trade secrets that they own or use, except as would not be material to the Company or its Subsidiaries, taken as a whole.

(g) The IT Assets of the Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses. The Company has implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices and applicable Law, except as would not be material to the Company or its Subsidiaries, taken as a whole. To the Knowledge of the Company, since the Applicable Date no Person has gained unauthorized access to the IT Assets of the Company and its Subsidiaries.

(h) Except for those events that are not material to the Company or any of its Subsidiaries, since the Applicable Date: (i) the Company and its Subsidiaries’ collection, storage, use, disclosure and transfer of any personally identifiable information has been and is in compliance with all applicable Laws and contractual obligations relating to privacy, data security and data protection, (ii) none of the Company and its Subsidiaries has received a complaint from any Government Authority regarding its collection, use or disclosure of personally identifiable information and (iii) there has been no security breach or other compromise of personally identifiable information of the customers, employees, independent contractors, suppliers, or vendors of the Company or its Subsidiaries.

(i) Notwithstanding anything to the contrary set forth herein, this Section 5.13 contains all of the representations and warranties provided by the Company with respect to matters related to Intellectual Property and IT Assets.

Section 5.14 Material Contracts.

(a) Except for this Agreement, the Contracts listed in Section 5.14 of the Company Disclosure Letter, the Contracts filed as exhibits to the Company Reports and the Benefit Plans, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract as of the date hereof (each, a “Material Contract”):

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) involving the payment by or to the Company or any of its Subsidiaries of more than $600,000 in any twelve-month period, and which by its terms does not terminate or is not terminable without material penalty by the Company or such Subsidiary, as applicable, upon 90 days or less prior notice (other than any Contract with Clients or customers for services provided by the Company or any Subsidiary in the ordinary course of business);

(iii) containing covenants limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete or operate in any line of business or geographical area, including non-competition, non-solicitation, exclusivity and most favored nations covenants, other than any customary non-solicitation agreements in vendor contracts;

(iv) relating to (A) any Indebtedness for borrowed money which creates payment obligations of, or from, any party to the Company or any of its Subsidiaries individually in excess of $600,000 or (B) mortgaging, pledging or otherwise placing an Encumbrance on any material portion of the assets of the Company or any Company Subsidiary;

(v) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness for borrowed money or other Liabilities of any Person (except for Indebtedness for borrowed money or other Liabilities among the Company and its Subsidiaries) in excess of $600,000;

(vi) establishing any partnership or joint venture involving the Company or any of its Subsidiaries;

(vii) under which the Company or any Company Subsidiary is obligated to pay or is entitled to receive royalty payments, “earn-out” payments or similar contingent payments in excess of $600,000, whether in one or a series of payments;

(viii) that as a result of a change of control of the Company or any Company Subsidiary (A) requires the Company or any Company Subsidiary, or any successor thereto or acquirer thereof, to make any payment to any Person; or (B) gives any Person a right to receive or elect to receive a payment in excess of $600,000 from the Company or any Company Subsidiary, or any successor thereto or acquirer thereof;

(ix) that relates to an Action pursuant to which (A) the Company or any Company Subsidiary will be required to pay after the date of this Agreement any monetary amount in excess of $250,000 or (B) that contains material obligations or limitations on the conduct of the Company or any Company Subsidiary (other than customary confidentiality obligations); or

(x) that was entered into outside the ordinary course of business and is material to the Company or its Subsidiaries or any Contract not described above that is otherwise material to the Company or any Company Subsidiary.

(b) Each Material Contract is a valid and binding obligation of, and is an enforceable obligation against, the Company or relevant Subsidiary that is a party thereto (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law)), except for such failures to be valid, binding or enforceable as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Material Contract is in breach of a Material Contract, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach thereof by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, in each case except for any such breaches that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except for matters which have not had and would not reasonably expected to have a Company Material Adverse Effect, there are no disputes pending or, to the Company’s Knowledge, threatened with respect to any of the Material Contracts and neither the Company nor any of its Subsidiaries has received any notice of the intention of any other party to any Material Contract to amend, terminate, not renew or reduce any commitment under any Material Contract, nor, to the Company’s Knowledge, is any such party threatening to do so. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the Merger and the other transactions contemplated by this Agreement to which it is a party will not violate, or result in a right to terminate, recapture, rescind or modify, accelerate any rights under, any Material Contract or, as applicable, any coverage provided by any party thereto. Except for matters which have not had and would not reasonably expected to have a Company Material Adverse Effect, no Material Contract contains any provision providing that any party thereto (other than the Company or any of its Subsidiaries) may terminate or cancel the same by reason of the consummation of the Merger.

Section 5.15 Insurance. All of the Insurance Policies are in full force and effect and all insurance premiums due thereon have been paid in full when due, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole. Between the Applicable Date and the date of this Agreement, neither the Company nor any of its Subsidiaries has received in writing any notice of cancellation or termination or denial of coverage with respect to any Insurance Policy, except to the extent such policy has expired and been replaced in the ordinary course of business consistent in all material respects with past practice. As of the date hereof, there are no material outstanding claims related to the business of the Company or its Subsidiaries under any Insurance Policy or default with respect to the provisions in any Insurance Policy.

Section 5.16 Investment Adviser Subsidiaries.

(a) Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since the Applicable Date, and is currently operating, in compliance with all Laws applicable to it or its business, except for instances of non-compliance that would not be material to the operation of such Advisory Entity’s business, and has all material registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. To the Company’s Knowledge, each natural person whose functions require him or her to be licensed as an agent of an Advisory Entity is so registered in all relevant jurisdictions. There is no Action pending or, to the Company’s Knowledge, threatened that, individually or in the aggregate, has led to or would reasonably be likely to lead to the revocation, material amendment, failure to renew, material limitation, material suspension or material restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b) None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with an investment adviser.

(c) Each Advisory Entity has established, maintains and enforces written compliance and supervisory policies and procedures (including those required by Rule 206(4)-7 under the Investment Advisers Act) and such compliance and supervisory policies and procedures are, and have been since the Applicable Date, in compliance with applicable Law, except for instances of non-compliance that would not be material to the operation of such Advisory Entity’s business.

(d) The Company has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since the Applicable Date by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV for each Advisory Entity are in compliance with the applicable requirements of the Investment Advisers Act and Form ADV, except for instances of non-compliance that would not be material to the operation of such Advisory Entity’s business. Since the Applicable Date, each Advisory Entity has delivered or made available to each advisory client its brochure to the extent required by the Investment Advisers Act.

Section 5.17 Broker-Dealer Subsidiaries.

(a) Each Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and since the Applicable Date has been in compliance with the applicable provisions of the Exchange Act except for instances of non-compliance that would not be material to the operation of such Broker-Dealer Subsidiary’s business. Each Broker-Dealer Subsidiary is a member of FINRA and all other Self-Regulatory Organizations of which it is required to be a member and in compliance with all applicable rules and regulations of FINRA and any such Self-Regulatory Organization of which it is a member or which otherwise has authority over it, except for instances of non-compliance that would not be material to the operation of such Broker-Dealer Subsidiary’s business. Each natural person whose functions require him or her to be registered as a representative or principal of a Broker-Dealer Subsidiary is so registered with FINRA. Each Broker-Dealer Subsidiary (and each person thereof) is duly registered, licensed or qualified under, and in compliance with, the applicable Laws of all jurisdictions in which it is required to be so registered, licensed or qualified, except for instances of non-compliance that would not be material to the operation of such Broker-Dealer Subsidiary’s business, and each such registration, license or qualification is in full force and effect and in good standing.

(b) The Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since the Applicable Date, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance with the applicable requirements of the Exchange Act and Form BD, except for instances of non-compliance that would not be material to the operation of the applicable Broker-Dealer Subsidiary’s business.

(c) Each Broker-Dealer Subsidiary currently maintains and at all times since the Applicable Date has maintained “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by such Broker-Dealer Subsidiary under applicable Law. No Broker-Dealer Subsidiary is currently a party to, or to the Company’s Knowledge, has any plans to enter into, any agreement or arrangement to increase the amount of regulatory capital it is required to maintain above the amount required under Rule 15c3-1(c)(2).

(d) Each Broker-Dealer Subsidiary has established, maintains and enforces written compliance and supervisory policies and procedures (including those required by applicable FINRA rules) and such compliance and supervisory policies and procedures are, and have been since the Applicable Date, in compliance with all applicable Laws, except for instances of non-compliance that would not be material to the operation of such Broker-Dealer Subsidiary’s business.

(e) Each Broker-Dealer Subsidiary meeting the definition of “municipal securities dealer” within the meaning of Section 3(a)(3) of the Exchange Act required to be registered with the MSRB under the Exchange Act is, and at all times since the Applicable Date has been, duly registered as a municipal securities dealer.

(f) Since the Applicable Date, none of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii).

Section 5.18 Financial Advisor Agreements and Loans. The Company and/or its applicable Subsidiaries have entered into an independent contractor agreement with each independent contractor Financial Advisor. The Company has made available to Parent (i) the current standard form Financial Advisor agreements being used by any Company Subsidiary and (ii) a true and complete list of all representative loans as of the date hereof attributable to such Financial Advisors (setting forth the name of the borrower, the date on which the loan was granted, the date on which the loan must be repaid (if such loan is not forgivable), the original loan amount, and the outstanding amount of outstanding principal and accrued interest as of the date hereof).

Section 5.19 Takeover Statutes. The Company Board has taken all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA to the extent, if any, such sections would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.20 Finder’s Fees. Except for Jefferies LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.21 Environmental Matters. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, threatened by any Government Authority or any other Person against the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws and all Environmental Permits and possesses and is and has been in compliance in all material respects with all Permits required under Environmental Laws for it to conduct its business, and none of such Permits are subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof; (iii) to the Knowledge of the Company, there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law and there is no condition, occurrence, situation or set of circumstances, including, without limitation, the release of any Hazardous Substance, that would reasonably be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law. This Section 5.21 contains the sole and exclusive representations and warranties of the Company in this Agreement with respect to Environmental Laws and Hazardous Substances.

Section 5.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as qualified in accordance with the terms of this Article V), neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates, and the Company disclaims any other representations or warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties contained in this Article V (as qualified in accordance with the terms of this Article V), neither the Company nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Parent, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of the Company or any of its Affiliates). No Person makes any representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company or any of its Subsidiaries.

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, as of the date hereof (except to the extent any such representation and warranty relates to a specific date, in which case Parent hereby makes to the Company such representation and warranty only as of such date), as follows:

Section 6.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate or other organizational power to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as presently conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Florida and has the requisite corporate or other organizational power to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Corporate Authorization. Each of Parent and Merger Sub has full corporate or other organizational power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, this Agreement. Subject only to the approval of this Agreement and the Merger and other transactions contemplated by this Agreement by Parent, as the sole shareholder of Merger Sub, which approval will occur immediately following the execution of this Agreement pursuant to Section 7.13, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

(c) Binding Effect; Approval.

(i) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) Each of the respective boards of directors of Parent and Merger Sub, by resolutions duly adopted and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the Merger and other transactions contemplated hereby are fair to, and in the best interests of, Parent or Merger Sub, as applicable, and its shareholders, (B) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein and (C), in the case of the board of directors of Merger Sub, directed that this Agreement be submitted to Parent for approval as the sole shareholder of Merger Sub.

(d) Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Constituent Documents of Parent or Merger Sub, (ii) violate or conflict with any Law or Permit applicable to Parent or Merger Sub, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets, properties or capital stock of Parent or Merger Sub, pursuant to any Contract or Government Order to which Parent or Merger Sub is a party, except in the case of clauses (ii) and (iii) of this Section 6.1(d), for any such conflicts, violations, breaches, terminations, accelerations, cancellations or creations that would not be reasonably likely to be material.

Section 6.2 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 6.3 Financial Ability. The amount of funds contemplated to be provided pursuant to the Commitment Letters (as defined below), together with cash on hand and other readily available sources of cash, will be sufficient, when funded, to consummate the transactions contemplated by this Agreement and to otherwise pay all of Parent’s and Merger Sub’s payment obligations under this Agreement, including payment of the payments pursuant to Article IV and any fees and expenses (including any financing costs), and to redeem (or pay the Conversion Consideration (as defined in the Articles of Incorporation of the Company) with respect to) all outstanding Preferred Shares (such amounts, the “Required Amount”). Parent has furnished the Company with true, correct and complete copies of: (i) the executed letter agreement, dated as of the date hereof, among Parent, Merger Sub, the Company, the Investor and the Sponsors attached hereto as Exhibit A (including all exhibits, schedules, annexes and amendments thereto, the “Equity Letter”), pursuant to which (x) each Sponsor and the Investor has committed, subject to the terms and conditions set forth therein, to invest in the Investor or Parent, as applicable, the cash amount set forth therein (the “Equity Financing”) and (y) each Sponsor has guaranteed, subject to the terms and conditions set forth therein, to the Company the due and punctual payment by Parent to the Company of such Sponsor’s Pro Rata Percentage of the Reverse Termination Fee in the event that the Reverse Termination Fee is required to be paid by Parent pursuant to Section 9.5(d); and (ii) the executed debt commitment letter, dated as of the date hereof between Parent and each of the lenders and commitment parties party thereto from time to time (collectively, the “Debt Financing Sources”) and each executed fee letter (subject to customary redactions with respect to fees, pricing caps and similar commercially sensitive economic terms, provided that such redacted information does not adversely affect the amount, availability or conditionality of the funding of the Debt Financing) and attached hereto as Exhibit B (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, and each such fee letter, collectively, the “Debt Commitment Letter”, and together with the Equity Letter, the “Commitment Letters”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing” and, together with the Equity Financing, the “Financing”). None of the Commitment Letters have been amended, modified or supplemented prior to the date of this Agreement, and no such amendment, modification or supplementation is contemplated or pending except to the extent permitted in Section 7.15. To the Knowledge of Parent, the respective commitments and/or guarantees contained in the Commitment Letters have not been withdrawn, rescinded, terminated or repudiated in any respect and no such withdrawal, rescission, termination or repudiation is contemplated. Except for customary fee credit letters and engagement letters with respect to the fees and related arrangements (in each case that do not contain any conditions precedent to the funding of the Debt Financing and do not adversely affect the amount, availability or conditionality of the funding of the Debt Financing) contemplated by the Debt Financing, as of the date of this Agreement, there are no side letters or other written Contracts related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. As of the date of this Agreement, there are no conditions precedent related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. Assuming (i) the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, (ii) the accuracy in all material respects of the representations and warranties set forth in Section 5.2(a), Section 5.3(e) and Section 5.5 and (iii) the completion of the Marketing Period, the aggregate proceeds contemplated by the Commitment Letters will be sufficient when funded, together with cash on hand and other readily available sources of cash, to pay the Required Amount. As of the date hereof, the Commitment Letters are in full force and effect. As of the date of this Agreement, the Commitment Letters are (i) legal, valid and binding obligations of Parent, Merger Sub and the Investor, as applicable, and to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent, Merger Sub and the Investor, as applicable, and to the knowledge of Parent, each of the other parties thereto subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, none of Parent, Merger Sub or the Investor is in breach of any of its covenants or other obligations set forth in, or is in default under the Commitment Letters, nor does Parent, Merger Sub or the Investor have Knowledge of any breach of the Commitment Letters by any of the other parties thereto, in each case in any respect that could reasonably be expected to prevent, delay, impair or adversely affect the ability of Parent to consummate the Closing. No event has occurred which, with or without notice, lapse of time or both would or would reasonably be expected to (x) constitute a default or breach on the part of Parent, Merger Sub or the Investor or, to the Knowledge of Parent, any other Person under any of the Commitment Letters or (y) otherwise result in any portion of the Financing not being available at or prior to Closing. As of the date of this Agreement, all commitment and other fees required to be paid under the Commitment Letters prior to the date hereof have been fully paid. As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “market flex” provisions contained in the Commitment Letters): (i) that any of the conditions to the funding of the Financing contemplated by the Commitment Letters will not be satisfied on a timely basis and (ii) that the Financing will not be made available to Parent on or prior to the Closing Date. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtains financing for or related to any of the transactions contemplated hereby.

Section 6.4 Approvals and Filings. Neither Parent nor any of its Affiliates (including Merger Sub) is required to obtain any authorization, waiver, consent or approval of, make any filing or registration with or give any notice to, any Government Authority in connection with or as a condition to the execution, delivery and performance of this Agreement or the consummation of the Merger, other than, in each case, (1) the Required Governmental Approvals and (2) the filing of the Articles of Merger with the Secretary of State of the State of Florida as provided in the FBCA and any other filing and recordation of appropriate merger documents as required by the FBCA. No fact or condition exists with respect to the business, operations or assets of Parent or its Affiliates which Parent has reason to believe would be reasonably expected to cause any Required Governmental Approval to be denied or unduly delayed.

Section 6.5 No Litigation. There is no Action by any Person pending or, to Parent’s Knowledge, threatened against Parent or its Affiliates (including Merger Sub) and there are no unsatisfied or outstanding Government Orders against Parent or any of the properties or business of Parent that would, in each case, be reasonably expected to have a Parent Material Adverse Effect.

Section 6.6 Beneficial Ownership of Shares; Takeover Statutes. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries or Affiliates, including Merger Sub, nor, to the Knowledge of Parent, an “interested shareholder” of the Company, as such term is defined in Section 607.0901 of the FBCA, or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act. Parent and Merger Sub have taken all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of any state anti-takeover Laws to the extent, if any, such Laws would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.7 Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.8 Solvency. Each of Parent and Merger Sub is, and, after giving effect to the transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection therewith, including the Per Share Merger Consideration, Company Equity Payments, the redemption or conversion into Conversion Consideration (as defined in the Constituent Documents of the Company) of the Preferred Shares and the payment of any related fees and expenses, at and immediately after the Effective Time, will be, Solvent, and neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or any other Person.

Section 6.9 Information Supplied.

(a) None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Client materials contemplated by Section 7.14, including proxy solicitation materials and Transaction Notices, will, at the date they are first sent or given to a Client or shareholders of a Client, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates, and Parent disclaims any other representations or warranties.

Article VII
COVENANTS

Section 7.1 Interim Operations.

(a) The Company shall, and shall cause its Subsidiaries to, between the date hereof and the Closing or earlier termination of this Agreement (except in each case as referred to in Section 7.1(b) or as may be approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed)), (1) carry on their respective businesses in the ordinary course of business in all material respects consistent with past practice and (2) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and advantageous business relationships. In addition to, and without limiting the foregoing, between the date hereof and the Closing or earlier termination of this Agreement (except in each case as referred to in Section 7.1(b) or as may be approved by Parent), the Company shall not, and shall cause its Subsidiaries not to (provided only clauses (xxi) and (xxii) below shall apply to actions of the Company or its Subsidiaries taken with respect to Financial Advisors or prospective Financial Advisors):

(i) amend any provision of the Constituent Documents of the Company other than amendments which are ministerial in nature;

(ii) sell, pledge, transfer, dispose of, encumber (other than Permitted Encumbrances), create, redeem, repurchase, acquire, allot or issue, or grant an option to subscribe for, any Equity Interest in the Company or any of its Subsidiaries (except in each case the net share settlement or issuance of equity interests in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms (or, with respect to net share settlement, consistent with past practice) and, as applicable, the Stock Plans as in effect on the date of this Agreement);

(iii) (A) acquire or agree to acquire any Equity Interest in, or make any investments in, any Person, (B) make any loans or advances to any Person or make any capital contributions to any Person (other than as between the Company and its Subsidiaries and advances of expenses to employees in the ordinary course of business consistent with past practice);

(iv) merge or consolidate the Company or any of its Subsidiaries with any Person (other than with any Affiliate of the Company or any of its Subsidiaries), or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or establish any Person that would constitute a Subsidiary or Affiliate of the Company;

(v) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares), except for (x) dividends paid by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company and (y) regular quarterly or monthly dividends (as applicable) declared and paid with respect to the Shares and/or Preferred Shares made in the ordinary course of business consistent with past practice; or (B) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (except in each case the issuance of equity interests in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement);

(vi) except as required pursuant to the terms of any Benefit Plan or as otherwise required by applicable Law, the Company shall not: (A) grant any new long-term incentive or equity-based awards, or amend, modify or waive the terms or conditions of any such outstanding awards under any Benefit Plan; (B) grant any transaction-related retention bonuses (it being understood the Company may pay a portion of the annual bonus in respect of the 2019 calendar year in the form of cash retention awards consistent with past practice); (C) increase the compensation payable to any employee, except for (i) employees who are not executive officers of the Company and (ii) increases implemented in the ordinary course of business consistent with past practice provided that the aggregate base salaries payable to all such employees does not exceed 103% of the previous year’s base salaries payable to all such employees; (D) (i) terminate the employment of any executive officer (other than for cause), (ii) hire any new employee (except for new employees with an annual salary or wage rate of less than $100,000 annually and who are replacement hires receiving substantially similar terms of employment) or (iii) promote or grant merit increases to any employees, except in the ordinary course of business in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any employee; (E) adopt, enter into, terminate or amend any Benefit Plan or program that would be a Benefit Plan if adopted or any collective bargaining agreement or other Contract with any labor organization or other representative of the Company’s or any Company Subsidiary’s employees or make any contribution to any Benefit Plan, other than contributions required by Law or the terms of such Benefit Plans as in effect on the date hereof, except with respect to Benefit Plans providing for health and welfare benefits, the Company may (i) negotiate and enter into new contracts and extensions of existing contracts with Benefit Plan providers in the ordinary course of business consistent with past practice, provided that duration of such contracts or extensions do not extend beyond calendar year 2020 and (ii) take such other actions so long as the aggregate cost of any such Benefit Plan is not materially increased; (F) enter into or amend any employment, services, change in control, severance, deferred compensation, retention or similar Contract with any officer, director, or employee of the Company; (G) take any action to accelerate or otherwise change the payment timing of any compensation or benefit under any Benefit Plan; or (H) change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated, except as may be required by GAAP;

(vii) make, change or revoke any material Tax election, change any Tax accounting method or period, file any amended Tax Return, enter into any closing agreement with respect to Taxes, request any Tax ruling, waive or extend the statute of limitations in respect of a material amount of Taxes or settle or compromise any material Tax liability or refund;

(viii) other than the sale of obsolete equipment or assets in the ordinary course of business, sell, lease, license or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise), grant an Encumbrance on or permit an Encumbrance to exist on, or agree to sell, lease, license, or otherwise dispose of, or grant or permit an Encumbrance on, any properties or assets of the Company or any of its Subsidiaries, in each case, other than any Permitted Encumbrances and other than with respect to any assets with a value of less than $500,000 individually or $2,000,000 in the aggregate;

(ix) acquire or agree to acquire all or a substantial portion of the assets or business of any Person or any division or line of business thereof;

(x) commence any Action or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of the Company or any of its Subsidiaries;

(xi) amend, modify, waive or terminate, in each case, any existing Material Contract or enter into any Contract that would be a Material Contract if in effect on the date of this Agreement other than in each case (A) any termination or renewal for one year or less in accordance with the terms of any existing Material Contract on substantially similar terms, (B) the entry into new Material Contracts in replacement of existing Material Contracts on terms not materially worse to the Company or the relevant Subsidiary, in the aggregate, than the current terms and (C) immaterial ministerial amendments, modifications or waivers of the terms of Material Contracts in the ordinary course (it being understood that this provision shall not apply to any employment, services, change in control, severance, deferred compensation, retention or similar Contract with any officer, director, or employee of the Company, which shall be governed by clause (vi) above);

(xii) incur, redeem or prepay any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the ordinary course of business not to exceed $2,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to the Company than the Indebtedness being replaced, or (C) guarantees of Indebtedness of its wholly owned Subsidiaries otherwise incurred in compliance with this clause (xii);

(xiii) make any material change in business operations as defined in FINRA (NASD) Rule 1011(k);

(xiv) (A) change its fiscal year or (B) make any material change in accounting methods, principles or practices used by it, except in each case as may be required (x) by GAAP or (y) by applicable Law, including Regulation S-X under the Securities Act;

(xv) other than in accordance with the Company’s capital expenditures budget for calendar year 2019 or any capital expenditures budget for calendar year 2020 (which budget shall not materially exceed the aggregate amount of capital expenditures provided in the capital expenditures budget for calendar year 2020), make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

(xvi) settle or compromise any Action, other than settlements or compromises of claims that exclusively require the payment of money by the Company or its Subsidiaries of unreimbursed out-of-pocket settlement amounts that are (A) accrued or reserved for as of the date of this Agreement or (B) not in excess of $250,000 per Action or $2,000,000 in the aggregate for all Actions pursuant to this clause (B), or enter into any consent, decree, injunction or similar restraint or form of equitable relief or deferred prosecution agreement or similar agreement with any Government Authority that would impose any conduct conditions or remedies that would have a restrictive impact on the business of the Company or any of its Subsidiaries, or would reasonably be expected to impede or delay in any material respect the consummation of the transactions contemplated by this Agreement, including obtaining the Company Shareholder Approval;

(xvii) cancel, compromise, waive or release any material right or claim of the Company and its Subsidiaries;

(xviii) cancel, terminate or modify in any material respect, or take any action that could permit cancellation, termination or material modification of, any Insurance Policy (other than the renewal of any Insurance Policy in place as of the date hereof in the ordinary course of business consistent with past practice);

(xix) enter into any real property lease or modify, amend, renew, extend, waive or exercise any material right or remedy under or terminate any Lease, other than (A) any renewal for one year or less, (B) immaterial ministerial amendments, modifications or waivers, in each case of the foregoing (A) and (B), of any Lease in existence on the date hereof in the ordinary course of business consistent with past practice or (C) with respect to any Lease that requires a monthly rent payment of less than $3,000;

(xx) other than ordinary course director compensation, ordinary course compensation and employee benefit entitlements, ordinary course reimbursement of travel and entertainment expenses or advances regarding the same, in each case that are payable in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to Section 7.1(a)(vi), enter into any transaction or arrangement with any (A) director, officer or employee of the Company, (B) Person who is or was, since the Applicable Date, a greater than 5% shareholder of the Company or (C) any of their respective Affiliates;

(xxi) (A) acquire or agree to acquire any Equity Interests in, assets or accounts of, or make any investments in, any Financial Advisor or prospective Financial Advisor (including, for this purpose, any Person affiliated with any such Financial Advisors) in excess of $500,000 individually or $5,000,000, in the aggregate or (B) make any recruiting loans or similar advances (including advances of expenses) to any prospective Financial Advisor in excess of $500,000 individually or $2,500,000 in the aggregate; provided, however, that if the Closing does not occur on or prior to March 31, 2020, the aggregate limit set forth in sub-clause (A) shall increase to $10,000,000 and the aggregate limit set forth in sub-clause (B) shall increase to $5,000,000;

(xxii) (A) make any change to the Financial Advisor “payout grids” or substantially similar compensation table (as in effect as of the date hereof) or (B) make any change to any other methodology affecting the rate of any other compensation with respect to the Financial Advisors, in each case, where such changes would be applicable to the Financial Advisor field force taken as a whole; provided that, in the case of (A) or (B), the Company or its Subsidiaries may make changes to the compensation payable to individual Financial Advisors on a case-by-case basis consistent with past practices; or

(xxiii) affirmatively authorize, agree or commit, or publicly announce an intention, to do any of the actions prohibited by this Section 7.1(a).

(b) Notwithstanding anything to the contrary in Section 7.1(a), or any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be prevented from undertaking, be required to obtain Parent’s consent in relation to, or incur any Liability as a result of effecting any of the following:

(i) any matter required by Law, required by any Government Authority or requested by any Government Authority as part of its supervision of the Company or any of its Subsidiaries;

(ii) the implementation of any transaction or the taking of any action required by, or otherwise permitted under, this Agreement;

(iii) any matter disclosed in the Company Disclosure Letter;

(iv) the performance of an obligation under any Contract existing as at the date hereof;

(v) any action by the Company or any Subsidiary thereof for, on behalf or at the direction of any Client or customer of the Company or any Subsidiary thereof (including investments in securities for or on behalf of customers or Clients), provided that such action is taken in the ordinary course of business consistent with past practice;

(vi) the release or discharge of any Liability owed by any Subsidiary of the Company to the Company or any of its Affiliates, or owed by the Company to any of its Subsidiaries or Affiliates; or

(vii) any action taken in connection with disaster recovery or related emergency response efforts with the intention of minimizing any adverse effect resulting from such efforts (provided that the Company shall promptly notify Parent of any such efforts).

(c) Neither Party shall knowingly take or permit any of their Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2 Preparation of the Proxy Statement; Shareholders Meeting.

(a) Subject to Section 7.3(b)(i), as promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a preliminary proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be sent to holders of Shares (the “Company Shareholders”) relating to the meeting of Company Shareholders (the “Company Shareholders Meeting”) to seek to obtain the Company Shareholder Approval. Parent and Merger Sub shall furnish all information concerning Parent, Merger Sub and their Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to resolve as promptly as reasonably practicable any comments from the SEC with respect to the Proxy Statement.

(b) If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and the Company and Parent and Merger Sub shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(c) If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent and Merger Sub shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(d) The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement (such comments to be provided as promptly as reasonably possible) and any amendment or supplement to the Proxy Statement and related communications with the SEC and shall consider Parent’s comments in good faith.

(e) The Company shall, as soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of seeking the Company Shareholder Approval. The Company shall (i) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholders Meeting as promptly as reasonably practicable following the date the Proxy Statement is cleared by the SEC and (ii) subject to Section 7.3, solicit, and use reasonable best efforts to obtain, the Company Shareholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Shareholders Meeting. Except to the extent that the Company Board shall have made a Qualifying Change of Recommendation in accordance with Section 7.3: (A) the Company shall include the Company Board Recommendation in the Proxy Statement; and (B) the Company may, after consultation with Parent, adjourn, recess or postpone the Company Shareholders Meeting only (1) to the extent required by applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting; (2) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Merger; (3) if, as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided that the Company shall not be required to adjourn the Company Shareholders Meeting under this provision on more than two occasions and shall not be required to adjourn the Company Shareholders Meeting past the Outside Date; or (4) with the prior written consent of Parent, in each case for the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment, recess or postponement.

(f) The Company shall provide written notice to Parent of the record date in respect of the Company Shareholders Meeting.

(g) Notwithstanding anything to the contrary herein (including any Change of Recommendation), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Shareholders Meeting, the Company Shareholders Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders Meeting for the purpose of allowing the Company Shareholders to vote on the Company Shareholders Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

Section 7.3 Acquisition Proposals.

(a) No Solicitation or Negotiation.

(i) The Company agrees that, except as permitted by this Section 7.3, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(ii) Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company may (A) provide non-public and other information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, if taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement; it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to the Parent to the extent not previously provided to Parent, or (B) engage or otherwise participate in any discussions or negotiations regarding such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (i) prior to taking any action described in clauses (A) or (B) of this Section 7.3(a)(ii), the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that based on the information then available (x) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (y) a failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) No Change of Recommendation or Alternative Acquisition Agreement.

(i) Except as permitted by Section 7.3(b)(ii) and Section 7.3(c), the Company Board and each committee thereof shall not:

(A) (1) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent in any material respect, the Company Board Recommendation with respect to the Merger, (2) fail to reaffirm the Company Board Recommendation or fail to publicly state that the Merger is in the best interests of the Company Shareholders, within ten business days after Parent requests in writing that such action be taken, (or if the Company Shareholders Meeting is scheduled to be held within two business days, then within one business day after Parent requests), (3) fail to publicly announce, within ten business days after a tender offer or exchange relating to the securities of the Company shall have been commenced, an unqualified statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer, or (4) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (it being understood that, if the Company Board takes no position with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act until the earlier of the close of business as of the day prior to the Company Shareholders Meeting and the tenth business day after the commencement of such Acquisition Proposal such failure to take a position shall not in and of itself be considered adverse to Parent for purposes of this Section 7.3(b)(i)(A)) (any of the actions described above, a “Change of Recommendation”); or

(B) except as expressly permitted by, and after compliance with, Section 9.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar definitive acquisition agreement (other than a confidentiality agreement referred to in Section 7.3(a) entered into in compliance therewith) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may: (A) effect a Change of Recommendation if (1) an unsolicited, bona fide written Acquisition Proposal is received by the Company and has not been withdrawn, (2) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that based on the information then available (x) such Acquisition Proposal constitutes a Superior Proposal, and (y) a failure to effect a Change of Recommendation in connection with such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (3) the Company Board intends to terminate this Agreement pursuant to Section 9.3(a) in order to enter into an Alternative Acquisition Agreement in relation to such Acquisition Proposal (the actions described clause (A) of this Section 7.3(b)(ii), a “Qualifying Change of Recommendation”); or (B) cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, but in each case only after complying with (i) in the case of clause (A) above, any applicable requirements in Section 7.3(e) and (ii) in the case of clause (B) above, any applicable requirements in Section 9.3(a). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3(b), including with respect to the requirements in Section 7.3(e) and Section 9.3(a).

(c) Certain Permitted Disclosure. Nothing contained in this Section 7.3 shall be deemed to prohibit either the Company or Company Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Change of Recommendation.

(d) Existing Discussions and other Actions. The Company shall, and shall cause its Subsidiaries and all of its and their respective Representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a possible Acquisition Proposal; and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(e) Notice; Matching Rights. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto). Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement pursuant to Section 9.3(a) may be effected until the provision thereof have been complied with by the Company, and no Qualifying Change of Recommendation may be made until after the third business day following receipt by Parent of written notice from the Company regarding the Company Board’s intention to make a Qualifying Change of Recommendation (a “Notice of Change of Recommendation”), and specifying the reasons for the Qualifying Change of Recommendation in reasonable detail and attaching to such notice the most current version of such agreement shared between the proposed parties thereto. At Parent’s option, the Parties shall negotiate in good faith during such three business day period to reach mutual agreement on revisions to this Agreement so that the conditions set forth in Section 7.3(b)(ii)(A)(2) would not be satisfied. In determining whether to make a Change of Recommendation, or to enter into an Alternative Acquisition Agreement, the Company Board shall take into account any revisions to the terms of this Agreement and any other proposals or offers proposed in writing by Parent during such three business day period following Parent’s receipt of a Notice of Change of Recommendation. For the avoidance of doubt, any material amendment to a Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3, including with respect to the requirements in this Section 7.3(e) and Section 9.3(a).

(f) For the avoidance of doubt, any action taken by any Representative of the Company that would, if taken directly by the Company, constitute a breach of this Section 7.3 shall be deemed a breach of this Section 7.3 by the Company.

Section 7.4 Regulatory Actions; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the Merger, and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts, in each case in connection with the consummation of the transactions contemplated by this Agreement, (i) to obtain all material consents, approvals, rulings or authorizations that are required to be obtained under any applicable Law (including any Required Governmental Approvals), (ii) to obtain any material consents required from third parties and to deliver any negative consent letters, including those contemplated by Section 7.14, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger, and (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Government Authority, if any. Without limiting the generality of the foregoing, as soon as practicable and in no event later than 30 days after the date of this Agreement (subject to, in the case of Parent and Merger Sub, the reasonable cooperation of the Company, and in the case of the Company, the reasonable cooperation of Parent and Merger Sub, in each case in accordance with this Section 7.4(a)) each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, submit (i) the Continuing Membership Application of any Broker-Dealer Subsidiary and (ii) the pre-merger notification with respect to the transactions contemplated by this Agreement required under the HSR Act. Each of Parent, Merger Sub and the Company shall use, and shall cause its applicable Subsidiaries to use, reasonable best efforts to obtain each such Required Governmental Approvals as promptly as reasonably practicable. Each of Parent, Merger Sub and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Government Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Government Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised promptly of the status of filings and applications, including communications with Government Authorities that cause such Party to believe that there is a reasonable likelihood that any Required Governmental Approval will not be obtained or that the receipt of any such approval will be delayed, and all other matters relating to completion of the transactions contemplated hereby. Each Party shall consult with the other Parties in advance of any meeting or conference with any Government Authority in connection with the transactions contemplated by this Agreement, and each Party shall, to the maximum extent possible, afford each other Party and its Representatives the opportunity to participate in such meetings and conferences.

(b) Further, and without limiting the generality of the rest of this Section 7.4, each of the Parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other Party may request in connection with the foregoing, and (ii) subject to applicable Laws relating to the exchange of information, provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Government Authority and any other information supplied by such Party and such Party’s Subsidiaries to a Government Authority or received from such a Government Authority in connection with the transactions contemplated hereby and as necessary to comply with contractual arrangements.

(c) At Parent’s request and expense, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain or assist Parent in obtaining any actions, consents, undertakings, approvals or waivers by or from any Person for or in connection with, and to reasonably assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger; provided, however, that nothing in this Section 7.4(c) shall obligate the Company to take any action that is not (i) conditioned on the consummation of the Merger and (ii) at the expense of Parent.

Section 7.5 Public Announcements. Except with respect to any Change of Recommendation made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment in advance upon, any press release or other public statements with respect to the Merger (including notices to Clients), and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Without limiting the generality of the foregoing, except as permitted by a communications plan to be mutually agreed upon by the Company and Parent promptly following the date of this Agreement, Parent shall not make any written broad-based communication to the employees or independent contractors of the Company or any of its Subsidiaries without the prior written consent of the Company.

Section 7.6 Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent (in such capacity, the “Notifying Party”) of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur (x) would cause or be reasonably likely to cause a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable, or (y) which the Notifying Party believes would cause or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in, if Parent or Merger Sub is the Notifying Party, Section 8.1 or Section 8.3, or if the Company is the Notifying Party, Section 8.1 or Section 8.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this or the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.7 Access. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives of it and its Affiliates who are subject to confidentiality obligations no less restrictive than the confidentiality obligations set forth in the Confidentiality Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and its Subsidiaries’ employees, properties, books, contracts and records and instruct the appropriate employees of the Company and its Subsidiaries to cooperate reasonably with Parent and its officers and other authorized Representatives in connection with the foregoing (including for purposes of integration planning); and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the Company shall reasonably cooperate and assist the Parent in its efforts to retain the Company’s Financial Advisors following the Closing, including to (a) coordinate in-person meetings with key Financial Advisors (except as would unreasonably interfere with the business of the Company or any of its Subsidiaries) and (b) provide Parent with reasonably prompt notice upon becoming aware that any Financial Advisor with 12 month trailing gross dealer concessions equal to or greater than $300,000, or any member of senior management of the Company or any of its Subsidiaries, resigns from his or her employment or terminates his or her relationship (or clearly indicates to a member of management of the Company an intention to resign or terminate its relationship), as the case may be, with the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 7.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 7.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and, upon Parent’s request therefor, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE, including filing post-effective amendments to deregister unsold Registered Debt Securities, and Preferred Shares, from Securities Act registration statements, to enable the delisting by the Surviving Corporation of the Registered Debt Securities, Shares and Preferred Shares, from the NYSE and the deregistration of the Registered Debt Securities, Shares, and Preferred Shares, in each case, as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.9 Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending one year after the Effective Time, Parent shall provide, or shall cause to be provided to each Continuing Employee for so long as such Continuing Employee remains an employee of Parent or the Surviving Corporation (or a Subsidiary thereof) during such period compensation (base salary, base wage rate, commission schedule, target annual and long-term incentive opportunities), severance benefits and retirement and employee welfare benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent.

(b) Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) No later than immediately prior to the Effective Time, the Company shall take all reasonable and necessary steps so as to terminate (with such termination effective subject to and contingent upon the Effective Time) (i) any Benefit Plan sponsored by the Company or one of its Subsidiaries which is a defined contribution plan intended to be qualified under Code Section 401(a) (the “Company 401(k) Plans”) and (ii) those other Benefit Plans identified by Parent or one of its Affiliates in writing no later than 20 business days prior to the Effective Time, in each case, with such termination to be implemented in accordance with the terms of each such Benefit Plan, and in the case of the Company 401(k) Plans, with the Company taking all actions reasonably necessary to cause each participant therein to become 100% vested in his or her account balance, to the extent required by applicable Law.

(i) As soon as reasonably practicable following the Effective Time, the Company shall take all actions necessary and appropriate so as to directly transfer to a 401(k) plan maintained or established by Parent or one of its Affiliates (the “Parent 401(k) Plan”), those assets and liabilities of each Company 401(k) Plan, including all outstanding loans to participants under such plans and employer contributions through the Effective Time. The Parties shall take all reasonable and necessary steps so as to cooperate and effectuate the provisions of this Section 7.9(c)(i), including to conform such transfer with Section 414(l) of the Code, and, giving effect to the service credit provisions of Section 7.9(b), to ensure that each Continuing Employee is eligible to participate in the Parent 401(k) Plan as soon as administratively practical after the Effective Time.

(ii) The actions required under this Section 7.9(c) shall include, for the avoidance of doubt, the termination of any and all sick, vacation, personal days, floating days, voluntary paid time off and other paid time off policies, programs and plans (collectively, the “PTO Plans”), as provided for in this Section 7.9(c)(ii). No later than immediately prior to the Effective Time, the Company shall take all reasonable and necessary actions so as to freeze the accrual of any additional paid time off under the PTO Plans effective as of December 31, 2019, and, to the extent permitted by applicable Law, shall pay out any accrued but unused benefits under such PTO Plans through such date to participants of such plans no later than the normally scheduled payroll immediately prior to the Effective Time. From January 1, 2020 through the Effective Time (the “Transition Period”), Continuing Employees shall continue to accrue (and use) any and all paid time off under the PTO Plans. Following the Effective Time, Continuing Employees shall accrue paid time off under the policies of the Parent and its Affiliates and Parent shall, or shall cause its Affiliates to, provide Continuing Employees to be credited with paid time off for the Transition Period under the corresponding policies of Parent and its Affiliates.

(iii) The Company shall pay out all 2019 annual bonuses prior to the Effective Time, consistent with past practice.

(iv) Effective as of the Effective Time, Parent and its Affiliates shall take all actions necessary and appropriate so as to facilitate the coverage of any participants and beneficiaries under any Benefit Plan that is a short term disability plan, long term disability plan or providing COBRA continuation coverage to Parent’s corresponding plans so as to provide for uninterrupted coverage to such individuals.

(d) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all obligations and rights under the Benefit Plans which are not terminated pursuant to Section 7.9(c) in accordance with their terms, provided that, nothing in this Agreement shall require Parent or any of its Affiliates to continue the Benefit Plans indefinitely or for any period of time following the Effective Time.

(e) Nothing contained in this Agreement, including this Section 7.9, is intended to (i) be treated as an amendment of any Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any Benefit Plan or any of their benefit plans, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or independent contractor at any time, or (iv) create any third-party beneficiary rights in any employee or independent contractor of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Section 7.10 Treatment of Company Preferred Stock. Following the Effective Time, Parent shall cause the Surviving Corporation to comply with its obligations under the Constituent Documents of the Surviving Corporation with respect to the Preferred Shares.

Section 7.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Each of the Surviving Corporation and Parent agrees that all rights, existing as of the date hereof, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in their respective Constituent Documents or in any indemnification, employment or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person (all of the foregoing, collectively, the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred or arising in connection with any claim, action, investigation, suit or proceeding, whether civil, criminal, regulatory, administrative or investigative (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person or any act or omission by such Company Indemnified Party while serving in such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, investigation, suit or proceeding (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, investigation, suit or proceeding, from the Surviving Corporation and Parent within ten business days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the FBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Corporation and Parent shall cooperate in the defense of any such matter. Any Company Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any threatened or actual claim, Action, suit, demand, proceeding or investigation, shall promptly notify the Company and, if so learning after the Effective Time, the Surviving Corporation thereof in writing; provided that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is materially prejudiced by such failure or delay.

(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or (ii) provide substitute polices for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the Effective Time) who are currently (or prior to the Effective Time become) covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the amount of existing coverage and have other terms and from carriers not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ended December 31, 2018 (such 300% amount, the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.11 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date, Parent may direct that the Company, in which case the Company shall, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the Effective Time) who are currently (or prior to the Effective Time become) covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company. In the event the Company purchases such tail coverage, the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 7.11(b).

(c) The provisions of this Section 7.11: (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. In the event that Parent or the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.11.

Section 7.12 Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.13 Approval of the Sole Shareholder of Merger Sub. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the FBCA and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement and the Merger and other transactions contemplated by this Agreement, and shall promptly provide a true, correct and complete copy thereof to the Company.

Section 7.14 Fund Client Consents.

(a) Public Funds. Subject in each case to the requirements of applicable Law and the fiduciary duties of the Company Board, the board of directors (or Persons performing similar functions) of any Subsidiary of the Company and each Public Fund Board:

(i) with respect to each Public Fund and the Public Fund Board thereof, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts to: (A) request, as promptly as practicable following the date of this Agreement, such Public Fund Board to approve (and to recommend that the shareholders of such Public Fund approve) a new Advisory Contract with the applicable Subsidiary of the Company, to be effective as of the Effective Time, containing terms, taken as a whole, that are substantially similar to the terms of the existing Advisory Contract between such Public Fund and such Subsidiary of the Company; (B) request, as promptly as practicable following receipt of the approval and recommendation described in the foregoing clause (A), such Public Fund Board to call a special meeting of the shareholders of such Public Fund to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve (in the requisite manner) such new Advisory Contract; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Government Authorities, as promptly as practicable following receipt of the approval and recommendation described in the foregoing clause (A), all proxy solicitation materials required to be distributed to the shareholders of such Public Fund with respect to the actions recommended for shareholder approval by such Public Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (D) to submit (or to request such Public Fund Board to submit), as promptly as practical following the mailing of the proxy materials to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii) Parent and the Company agree that a Public Fund shall be deemed to have consented for all purposes under this Agreement to the continued management of such Public Fund by the applicable Subsidiary of the Company following the Effective Time, if a new Advisory Contract has been approved by the Public Fund Board and shareholders of such Public Fund in the manner contemplated by clauses (A)-(D) of Section 7.14(a)(i), unless at any time prior to the Closing the respective Public Fund Board notifies the applicable Subsidiary of the Company, in writing, that such Public Fund has terminated its existing, interim, or new Advisory Contract prior to or following the Effective Time.

(b) Private Funds and Other Non-Fund Clients.

(i) If consent or other action is required by applicable Law or by the Advisory Contract of any Client other than a Public Fund for the Advisory Contract with such Client to continue after the Effective Time, as promptly as reasonably practicable following the date of this Agreement, and in any event no less than 30 days before the Parties’ anticipated Closing Date, the Company shall, and shall cause the applicable Company Subsidiaries to, send a notice (“Transaction Notice”) complying with applicable Law and the terms of such Client’s Advisory Contract and requesting such Client’s written consent for the Advisory Contract with such Client to continue after the Effective Time. Each Transaction Notice shall inform the applicable Client: (1) of the intention to complete the transactions contemplated by this Agreement, which may result in a deemed assignment of such Client’s Advisory Contract; (2) of the applicable Company Subsidiary’s intention to continue to provide the advisory services pursuant to the existing Advisory Contract with such Client after the Effective Time if such Client does not terminate such agreement prior to the Effective Time; and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 30 days after the sending of the Transaction Notice without termination.

(ii) Parent and the Company agree that any consent required for any Advisory Contract with a Client (other than a Public Fund) to continue after the Effective Time shall be deemed given for all purposes under this Agreement (A) upon receipt of a written consent requested in the Transaction Notice prior to the Effective Time or (B) if no such written consent is received, if 30 days shall have passed since the sending of the Transaction Notice to such Client; provided that no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Effective Time such Client notifies the Company in writing that such Client has not so consented or has terminated its Advisory Contract.

(iii) The Company agrees that the information that is contained in any Transaction Notice to be furnished to any Client other than a Public Fund (and other than information that is or will be provided in writing by or on behalf of Parent or its Affiliates specifically for inclusion in such Transaction Notice) to the extent consent or other action is required under applicable Law or the applicable Advisory Contract for the purpose of having the Advisory Contract continue after the Effective Time will be true, correct and complete in all material respects. Parent agrees that the information provided by it or its Affiliates (or on their behalves) in writing for inclusion in any Transaction Notice to be furnished to any Client other than a Public Fund to the extent consent or other action is required under applicable Law or the applicable Advisory Contract for the purpose of having the Advisory Contract continue after the Effective Time will be true, correct and complete in all material respects.

(c) Prospective Clients. In addition to the foregoing, as promptly as practicable following the date of this Agreement, the Company shall cause each of the Company Subsidiaries to use its reasonable best efforts, (i) to supplement the offering documentation with respect to each Public Fund to inform prospective investors therein of the transactions contemplated by this Agreement; and (ii) with respect to any new Clients following the date of this Agreement, to include a Transaction Notice along with the Advisory Contract and other materials provided to such new Clients.

Section 7.15 Financing.

(a) Each of Parent and Merger Sub shall use its respective reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions not materially less favorable to Parent and Merger Sub than the terms and conditions described in the Commitment Letters (including, as necessary, the “market flex” provisions contained in any related fee letter), including reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Parent in obtaining the Debt Financing (including by consummating the Equity Financing at or prior to the Closing), (iii) enter into definitive agreements (which, with respect to any bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on terms and conditions not materially less favorable to Parent and Merger Sub than the terms and conditions described in or contemplated by the Debt Commitment Letter (including any “market flex” provisions in the Debt Commitment Letter), and (iv) upon satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature will not be satisfied until the Closing), consummate the Equity Financing and the Debt Financing at or prior to the Closing and enforce its rights under the Commitment Letters. Parent and Merger Sub shall obtain the Equity Financing contemplated by the Equity Letter at or prior to the Closing Date upon satisfaction or waiver of the conditions to Closing in Section 8.1 and Section 8.2 (other than those conditions that by their nature will not be satisfied until the Closing).

(b) Without the prior written consent of the Company, Parent shall not agree to: (A) any amendment, restatement, replacement, supplement, termination, repudiation, rescission, cancellation, expiration or other modification or waiver of, any condition, remedy or other provision under any Commitment Letter if such amendment, restatement, replacement, supplement, termination, repudiation, rescission, cancellation, expiration, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of the Financing from that contemplated by the Commitment Letters delivered as of the date hereof to fund the Required Amount (taking into account cash on hand and other readily available sources of cash), (ii) impose new or additional conditions or expand any of the conditions to the receipt of the Financing or otherwise make it less likely that the Financing would be funded at Closing (including by making satisfaction of the conditions to the Financing less likely to occur), (iii) prevent, impair, adversely affect or delay (other than in an immaterial manner) the funding of the Financing at Closing or (iv) adversely affect the ability of Parent or the Company, as applicable, to enforce its rights against the other parties to the Commitment Letters or (B) terminate, or permit the termination of, any Commitment Letter unless such Commitment Letter is, prior to or substantially concurrently with such termination, replaced with a new commitment that, were it structured as an amendment to such existing Commitment Letter, would satisfy the requirements of the foregoing clause (A). For the avoidance of doubt, Parent may customarily modify, amend or supplement the Debt Commitment Letter to add (or assign or reassign commitments and roles to) lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Upon any amendment, modification or supplement of, or waiver of, any Commitment Letter in accordance with this Section 7.15(b), Parent shall promptly deliver a copy thereof to the Company and references herein to “Commitment Letter”, “Equity Letter” or “Debt Commitment Letter”, as applicable, shall include and mean such documents as amended, modified, supplemented or waived in compliance with this Section 7.15(b), and references to “Financing”, “Equity Financing” or “Debt Financing”, as applicable, shall include and mean the financing contemplated by such Commitment Letter as amended, modified, supplemented or waived in compliance with this Section 7.15(b), as applicable.

(c) In the event all or any portion of the Debt Financing becomes unavailable or Parent or Merger Sub becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing unavailable, on the terms and conditions (including any “market flex” provisions applicable thereto) described in or contemplated by the Debt Commitment Letters for any reason, Parent and Merger Sub shall use their reasonable best efforts to arrange for and obtain alternative financing from alternative sources (the “Alternative Financing”) (it being understood and agreed that no provision hereof shall require the Parent to draw upon Parent’s existing revolving credit facility under any circumstances) in an amount sufficient to fund the Required Amount (taking into account the Equity Financing, any available portion of the Debt Financing, cash on hand and other readily available sources of cash) which would not involve any conditions precedent that are materially less favorable to Parent than those contained in the Debt Commitment Letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. The obligations under this Section 7.15 shall apply equally to any such Alternative Financing (including any new financing commitment).

(d) Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing upon the Company’s written request (including providing the Company with copies of all material definitive agreements related to the Financing). Parent shall give the Company prompt written notice (i) of any actual breach or default by any party to the Commitment Letters (or commitments for any Alternative Financing obtained in accordance with this Section 7.15) or definitive documents relating to the Financing of which Parent becomes aware that would reasonably be expected to delay (other than in an immaterial manner) or impair the Closing or make funding less likely to occur at the Effective Time or any termination of the Commitment Letters (or commitments for any Alternative Financing obtained in accordance with this Section 7.15), (ii) the receipt by any of Parent, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual breach, default or termination by any party to any Commitment Letter or (B) dispute or disagreement between or among any parties to any Commitment Letter, solely to the extent such dispute or disagreement relates to the obligation of the parties thereto to fund their commitments thereunder or the availability of the Financing or (iii) any other circumstance that would reasonably be expected to adversely affect the ability of Parent to obtain, prior to Closing, all or any portion of the Financing on the terms and conditions contemplated by the Commitment Letters or the definitive documents related to the Financing.

(e) Each of Parent and Merger Sub hereby acknowledges and agrees that obtaining the Financing is not a condition to the Closing.

Section 7.16 Financing Assistance.

(a) The Company agrees to use its reasonable best efforts to deliver to Parent and the Debt Financing Sources the Required Information upon such information becoming available (it being understood that (A) to the extent any Required Information is contained in any Company Reports, such inclusion shall constitute delivery to Parent and Merger Sub hereunder and (B) notwithstanding anything to the contrary, in no circumstances shall the Company be required to provide any financial statements hereunder that are not required to be included in any Company Reports, including any Company Reports filed after the date hereof), and in addition, to use reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries to and cause its and their respective Representatives, including legal and accounting, to use reasonable best efforts to provide, to Parent and the Debt Financing Sources, at Parent’s sole cost and expense (other than in respect of the Required Information), all customary cooperation reasonably requested in writing by Parent and the Debt Financing Sources to cause the conditions in the Debt Commitment Letter to be satisfied or as otherwise reasonably requested, in each case, solely with respect to information regarding the Company and its Subsidiaries, in connection with the Financing, including using its reasonable best efforts to: (i) upon reasonable prior notice and at times and locations to be mutually agreed, participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; provided that the Company and its Representatives shall not be required to participate in more than one road show or similar meeting in respect of marketing bond offerings; (ii) deliver to Parent and the Debt Financing Sources from time to time such financial and other information regarding the Company and its Subsidiaries as may be reasonably required by Parent in the preparation of materials by Parent for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, and reasonably cooperate with updating and correcting any Required Information in order to ensure such Required Information remains Compliant; (iii) assist Parent and the Debt Financing Sources in their preparation of offering documents for any portion of the Debt Financing, including identifying any portion of the information that constitutes material, non-public information, and including delivering customary representation and authorization letters with respect to and in accordance with the Debt Commitment Letter, including materials for ratings agency presentations; (iv) cooperate with the marketing (including cooperating in obtaining customary ratings) and due diligence efforts of Parent and the Debt Financing Sources in connection with the Debt Financing; (v) to the extent requested at least ten business days prior to the Closing, furnish Parent or the Debt Financing Sources at least three business days prior to the Closing with all documentation and other information as reasonably requested by the Debt Financing Sources that is required in connection with applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations; (vi) assist in facilitating the granting of a security interest (and perfection thereof) in collateral (provided that no security interest shall be effective prior to Closing); (vii) cause its independent accountants to deliver customary comfort letters (including as to customary “negative assurance” and change period comfort) with respect to any financial statements included in the Required Information and (viii) assist in obtaining customary payoff letters relating to the repayment of any existing third party indebtedness for borrowed money of the Company or its Subsidiaries required by the Debt Commitment Letter (as of the date hereof) to be repaid on or coincidental with the Closing and, upon repayment of such indebtedness, termination of any related Encumbrances securing any such obligations to be repaid; provided, however, that, in each case, nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, cause significant competitive harm to the Company or any of its Subsidiaries or create an unreasonable risk of harm to any property or assets of the Company and its Subsidiaries; and provided, further, that neither the Company nor any of its Subsidiaries shall (A) be required to pay or commit to pay any commitment or other similar fee, bear any cost or expense or make any other payment or incur any other liability prior to the Closing Date (other than with respect to delivering customary authorization letters) or agree or agree to provide any indemnity in connection with the Financing or any of the foregoing matters, (B) have any liability or obligation under any loan agreement, indenture and related documents, unless and until the Closing occurs (other than with respect to delivering customary authorization letters), (C) be required to take any action that would subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers, employees, accountants, legal counsel or other Representatives to any personal liability, (D) be required to take any action that will conflict with or violate the Company’s or any Subsidiary’s Constituent Documents as in effect on the date hereof, any material contracts to which the Company or any Subsidiary is a party in effect on the date hereof, or any Laws, (E) take any corporate action (including any approvals of its board of directors or similar body), (F) take any other action that is not contingent upon the Closing or enter into or execute any agreement or document (other than with respect to delivering customary authorization letters), (G) waive or amend any term of this Agreement or any other contract to which it is a party or take any action in respect of the Financing to the extent that such action would cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise result in a breach of this Agreement by the Company or (H) provide any information the disclosure of which is prohibited or restricted under any Laws. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b) None of the Company, any of its Subsidiaries nor its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives shall be required to take any action that would subject any such Person to liability, to bear any out-of-pocket cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing contemplated by the Debt Commitment Letter or their performance of their respective obligations under this Section 7.16 and any information utilized in connection therewith, and any information utilized in connection therewith, in each case other than with respect to the preparation of audited and other historical financial statements and customary representation and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing). Parent shall (i) indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter and the performance of their respective obligations in respect of the Debt Financing, and any information utilized in connection therewith, except to the extent such liabilities or losses arise solely from misstatements contained in information in respect of the Company and its Subsidiaries supplied by the Company, its Subsidiaries or any of their Representatives or to the extent any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are caused by the gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives and other than with respect to the preparation of audited and other historical financial statements and customary representation and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) and (ii) promptly upon written request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required for the Debt Financing (other than with respect to the preparation of audited and other historical financial statements).

Section 7.17 Further Assurances. The Parties agree that, from time to time, whether before, on or after the Closing Date, each of them shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other Party to carry out the purposes and intents of this Agreement.

Article VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The obligations of the Parties to effect the Closing are subject to the satisfaction (or written waiver by each Party) on or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. The Company shall have duly obtained the Company Shareholder Approval.

(b) Government Approvals. All Required Governmental Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.

(c) No Prohibition. No court or other Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, a “Government Order”).

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing is also subject to the satisfaction (or written waiver by Parent) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article V was true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date, excluding, for the avoidance of doubt, the reference to “as of the date hereof” in the lead-in to Article V) except where the failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect (disregarding for purposes of this Section 8.2(a) any limitations as to materiality or Company Material Adverse Effect set forth therein, except for any such limitations set forth in Sections 5.3(e), 5.5 or with respect to any list of items that is qualified by materiality, which shall not be disregarded for purposes of this Section 8.2(a)); provided that (i) the Company Fundamental Representations (other than Section 5.2(a)) were true and correct in all respects as of such dates, and (ii) Section 5.2(a) was true and correct in all respects as of such dates except for any de minimis inaccuracies.

(b) Covenants. The covenants and agreements of the Company set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects. Notwithstanding anything in this Agreement and for purposes of determining whether the covenant in Section 7.16 has been duly performed by the Company for purposes of this Section 8.2 and whether there has been a breach of any representation, warranty, covenant or agreement set forth in Section 7.16, the Company shall be deemed to have performed its obligations under Section 7.16 and not have breached any representation, warranty, covenant or agreement set forth therein, except in the case where the Company has materially breached its obligations under Section 7.16 and such breach has not been cured within 15 days after written notice thereof by Parent to the Company specifying such breach in particularity and, but for such breach, there would be no Financing Failure.

(c) Officer’s Certificate. There shall have been delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying the satisfaction of the conditions in Section 8.2(a) and Section 8.2(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect has occurred.

Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction (or written waiver by the Company) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in Article VI shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date, excluding, for the avoidance of doubt, the reference to “as of the date hereof” in the lead-in to Article VI) except where the failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a Parent Material Adverse Effect (disregarding for purposes of this Section 8.3(a) any limitations as to materiality or Parent Material Adverse Effect set forth therein); provided that the Parent Fundamental Representations were true and correct in all respects as of such dates.

(b) Covenants. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c) Officer’s Certificate. There shall have been delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying the satisfaction of the conditions in Section 8.3(a) and Section 8.3(b).

Article IX
TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Closing shall not have occurred on or before May 11, 2020 (the “Outside Date”); provided, however, that if the Closing shall not have occurred by such date solely due to the failure of a Party to receive the FINRA Approval, the Outside Date shall be automatically extended for up to one additional 30-day period to allow for the FINRA Approval to be obtained; provided that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the primary cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; provided, further, that if the Closing shall not have occurred on or before the Outside Date as a result of a Financing Failure, then, notwithstanding the second proviso of this Section 9.2(a), Parent may terminate this Agreement pursuant to this Section 9.2(a) if Parent pays the Reverse Termination Fee required to be paid pursuant to Section 9.5(d) (it being agreed that Parent shall be permitted to terminate this Agreement pursuant to this Section 9.2(a) following the occurrence of a Financing Failure even if the Reverse Termination Fee is not be required to be paid because the Company Causation Exception applies pursuant to Section 9.5(d));

(b) if any Government Order permanently restrains, enjoins or prohibits or makes illegal the consummation of the Merger, and such Government Order becomes effective (and final and nonappealable) or any Law becomes enacted, entered, promulgated or enforced by any Government Authority that prohibits or makes illegal consummation of the Merger; provided that the terminating party shall have complied in all material respects with its obligations under this Agreement, including Section 7.4 (Regulatory Actions; Reasonable Best Efforts); or

(c) if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting (unless such Company Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof).

Section 9.3 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the time the Company Shareholder Approval is obtained, if (i): the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including without limitation the provisions of Section 7.3(e)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors and its legal counsel, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iii) the Company pays to Parent any fees required to be paid pursuant to Section 9.5(c)(ii). The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three-day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any, so that Parent’s offer would, in the determination of the Company Board, in good faith after consultation with its financial advisors and its legal counsel, be at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

Section 9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the Company Board shall have made a Qualifying Change of Recommendation pursuant to Section 7.3(b)(i)(A); or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

Section 9.5 Effect of Termination and Abandonment.

(a) In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3, Section 9.3 or Section 9.4, respectively, the Company or Parent, as applicable, shall give written notice to the other party specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(b) Except to the extent provided in Section 9.5(c) and Section 9.5(d) in the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (i) no such termination shall relieve any party of any liability or damages to any other party resulting from any fraud or Willful Breach of any provision of this Agreement and (ii) the provisions set forth in this Section 9.5, Article X and the Confidentiality Agreement shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement.

(c) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:

(i) by either the Company or Parent pursuant to Section 9.2(a) or Section 9.2(c), or by Parent pursuant to Section 9.4(b) (as a result of any Willful Breach) and, in each case, (A) a bona fide Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn at the time of such termination, and (B) within 12 months after such termination, the Company or any of its Subsidiaries shall have entered into an agreement with respect to an Acquisition Proposal (substituting “50%” for “15%” in the definition of “Acquisition Proposal” for purposes of this Section 9.5(c)(i)), then the Company shall pay or cause to be paid to Parent a termination fee of an amount equal to $19,000,000 (the “Company Termination Fee”) plus the Parent Expense Reimbursement by wire transfer of immediately available funds prior to or concurrently with entering into an agreement with respect to such Acquisition Proposal;

(ii) by the Company pursuant to Section 9.3(a) or by Parent pursuant to Section 9.4(a), then the Company shall pay or cause to be paid to Parent the Company Termination Fee plus the Parent Expense Reimbursement by wire transfer of immediately available funds within five business days following the date of such termination and abandonment; or

(iii) by either the Company or Parent pursuant to Section 9.2(c), then the Company shall pay or cause to be paid to Parent the Parent Expense Reimbursement by wire transfer of immediately available funds within five business days following the date of such termination and abandonment.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 9.2(a) and at the time of any such termination (i) each of the conditions set forth in Section 8.1 and Section 8.2 has been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) there exists a Financing Failure, except in the case (A) where the Company has materially breached its obligations under Section 7.16, such breach is not cured within 15 days after written notice thereof by Parent to the Company specifying such breach in particularity and, but for such breach, there would be no Financing Failure, or (B) of the occurrence of any event described in subsections (i) or (ii) of the definition of “Marketing Period” and as a result of such events the Marketing Period has not been completed prior to the Outside Date and this Agreement has been terminated pursuant to Section 9.2(a) (the foregoing clauses (ii)(A) and (ii)(B), a “Company Causation Exception”), then, in any such case, Parent will pay to the Company a termination fee of an amount equal to $35,300,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds prior to or simultaneous with such termination, or as promptly as practicable, but in any event no later than two business days, after such termination.

(e) The Parties acknowledge and agree that: (i) in no event shall the Company be required to pay the Company Termination Fee or pay the Parent Expense Reimbursement on more than one occasion; (ii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amount due pursuant to this Section 9.5, and, in order to obtain such amount, Parent commences an Action that results in a final, binding and non-appealable judgment against the Company for the Company Termination Fee (or any portion thereof) or the Parent Expense Reimbursement, the Company shall pay or cause to be paid to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action; (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company Termination Fee or the Parent Expense Reimbursement becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for monetary damages pursuant to this Agreement with respect to termination of this Agreement under the provisions of this Agreement giving rise to the obligation to pay the Company Termination Fee; provided, however, that in the event the Company reimburses Parent for the Parent Expense Reimbursement pursuant to Section 9.5(c)(iii), it shall retain all rights to further payment under Section 9.5(c)(i) (subject to clause (iv) below); provided, further, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud or Willful Breach of any provision of this Agreement (including with respect to breaches of this Agreement pursuant to which the Company Termination Fee shall have become or becomes payable pursuant to this Article IX), in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise; (iv) notwithstanding anything to the contrary set forth in this Agreement, the amount of the Parent Expense Reimbursement paid by the Company shall be applied as a credit to any additional payment of the Company Termination Fee required by Section 9.5; and (v) notwithstanding anything to the contrary set forth in this Agreement, the Company shall have the right to recover damages (which shall be determined by reference to the total amount that would have been recoverable by the Company’s shareholders if all such shareholders brought an action against Parent and were recognized as third-party beneficiaries hereunder) from Parent in the event of any fraud or Willful Breach of any provision of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by Parent and Merger Sub.

(f) The Parties acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement:

(i) if this Agreement is terminated and the Reverse Termination Fee is payable and is actually paid to the Company pursuant to Section 9.5(d), then, in such instances, the Company’s right to receive the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement, the Debt Financing and Debt Financing Commitment, and the transactions contemplated hereby and thereby; and

(ii) if this Agreement is terminated and the Reverse Termination Fee is payable and is actually paid to the Company pursuant to Section 9.5(d) then, in such instances, the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against the Parent and its Subsidiaries, the Debt Financing Sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents (“Parent Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and none of Parent, its Subsidiaries, the Debt Financing Sources or any of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement;

provided, however, that in each case of the foregoing clauses (i) and (ii), under such circumstances, no Person shall be relieved of any liability or damages incurred or suffered by the Company to the extent such liability or damages were the result of or arise out of any fraud or Willful Breach of any provision of this Agreement by Parent or Merger Sub, in which case the Company shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise; provided, further, that in the event of any Financing Failure, the Debt Financing Sources and their respective former, current, or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates, employees, attorneys, representatives or agents will not have any liability of any nature (for any breach of this Agreement or of the Debt Commitment Letter) to the Company or any of its Subsidiaries or to any shareholder or Affiliate of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Reverse Termination Fee shall not be payable following the occurrence of a Financing Failure if the Company Causation Exception applies pursuant to Section 9.5(d), and in such event, neither the Company nor any other Person shall have any further recourse against Parent, Merger Sub or any of their respective Affiliates under this Agreement except as otherwise provided in Section 9.5(b). The Parties agree that the Reverse Termination Fee and the agreements contained in Section 9.5(d) are an integral part of the Merger, and that without these agreements, the other parties would not enter into this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Non-survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit Section 9.5 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day (or otherwise on the next succeeding business day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2:

(a) If to the Company, to:

Ladenburg Thalmann Financial Services Inc.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida

Attention: Brian L. Heller

Facsimile: (305) 572-4141

Email: bheller@ladenburg.com

With a copy to (which shall not constitute a notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Attention: Alison S. Ressler

Facsimile: (310) 407-2681

Email: resslera@sullcrom.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Jared M. Fishman

Facsimile: (212) 291-9280

Email: fishmanj@sullcrom.com

(b) If to Parent or Merger Sub, to:

Advisor Group Holdings, Inc.

20 East Thomas Road, Suite 2000

Phoenix, Arizona 85012

Attention: Jamie Price, President and Chief Executive Officer

Email: jamie.price@advisorgroup.com

With a copy to (which shall not constitute a notice):

Advisor Group Holdings, Inc.

20 East Thomas Road, Suite 2000

Phoenix, Arizona 85012

Attention: Nina McKenna, Chief Legal Counsel and General Counsel

Email: nina.mckenna@advisorgroup.com

and

Eversheds Sutherland (U.S.) LLP

999 Peachtree Street, NE, Suite 2300

Atlanta, Georgia 30309-3996

Attention: B. Scott Burton

Facsimile: (404) 853-8806

Email: scottburton@eversheds-sutherland.com

Section 10.3 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a constituent corporation to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.

Section 10.4 No Third-Party Beneficiaries. Except as provided in Section 7.11 or otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder; provided that each Debt Financing Source (and any of their respective Affiliates and representatives or any of their respective managers, directors, officers, employees, partners, members, equityholders, attorneys, agents or representatives) is an express third party beneficiary of Section 9.5(d), Section 10.7, Section 10.8, Section 10.9, Section 10.12, and this proviso (and the defined terms used therein to the extent applicable thereto).

Section 10.5 Expenses. Except as expressly provided otherwise in this Agreement, including in Section 7.4, all costs and expenses incurred by any party to this Agreement or on its behalf in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger shall be paid by the Party incurring such expense whether or not the Merger is consummated.

Section 10.6 Entire Agreement. This Agreement (including the Company Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 10.7 Enforcement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New York County, New York, without proof of actual damages, and to waive any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding the foregoing Section 10.7(a) or anything that may be expressed or implied in this Agreement to the contrary:

(i) each Party covenants, agrees and acknowledges that, subject solely to the rights of Parent under the Debt Commitment Letter and rights provided under the definitive agreements in respect of the Debt Financing, none of the parties to this Agreement (other than Parent in respect of rights, claims or causes pursuant to the Debt Commitment Letter) nor any of their respective Affiliates shall have any rights, claims or causes of action against any of the Debt Financing Sources or any of their respective former, current, or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates, employees, attorneys, representatives or agents in connection with or arising out of the Debt Financing, this Agreement or the transactions contemplated hereunder and thereunder, whether in law or equity, in contract, in tort or otherwise; and

(ii) the Company shall not be entitled to specific performance under this Agreement if this Agreement is terminated pursuant to Section 9.2(a) following the occurrence of a Financing Failure and either (i) the Reverse Termination Fee is paid to the Company pursuant to Section 9.5(d) or (ii) the Reverse Termination Fee is not required to be paid due to the occurrence of a Company Causation Exception pursuant to Section 9.5(d).

Section 10.8 Governing Law; Consent to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) Each of the Parties irrevocably (i) submits to the exclusive jurisdiction of the Federal or State courts of the State of New York for the purpose of any action arising out of or relating to this Agreement or the Confidentiality Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any New York state or federal court sitting in New York County, New York; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of New York sitting in New York County, New York, as described above. Each of the Parties agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources or any of their respective representatives, Affiliates or any of their respective managers, directors, officers, employees, partners, members, equityholders, attorneys, advisors, representatives or agents in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger and the transactions contemplated hereby, on behalf of itself or its property, through the notice procedures set forth in Section 10.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.8, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this Section 10.8 is solely for the purpose referred to in this Section 10.8 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

(d) Notwithstanding anything in this Section 10.8 to the contrary, each of the Parties agrees that (i) it will not bring or support (and it will not support any of its Affiliates to bring or support) any suit (whether at law, in equity, in contract, in tort or otherwise) against or involving any Debt Financing Source, any of their respective representatives and Affiliates or any of the respective managers, officers, directors, employees, partners, members, equityholders, attorneys, advisors, agents and representatives of the foregoing, and their respective successors and permitted assigns in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related Financing), including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof).

Section 10.9 Waiver of Trial by Jury. EACH OF PARENT, MERGER SUB AND THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.12 Amendments; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by and on behalf of each Party. Any provision of this Agreement may be waived if such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced; provided that Section 9.5(f), Section 10.4, Section 10.7, Section 10.8, Section 10.9 and this proviso (and the defined terms used therein to the extent applicable thereto) may not be amended in a manner adverse to the interests of any Debt Financing Source (or any of their respective representatives and Affiliates or any of their respective managers, officers, directors, employees, partners, members, equityholders, attorneys, advisors or agents) without the written consent of such Debt Financing Source. No waiver of any breach of this Agreement will be implied from any forbearance or failure of a Party to take action thereon.

[Signature Page Follows]

In witness whereof, the Parties have executed this Agreement as of the date first written above.

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:	/s/ Richard Lampen
Name:	Richard Lampen
Title:	Chairman, President and CEO

ADVISOR GROUP HOLDINGS, INC.

By:
Name:
Title:

HARVEST MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to the Agreement and Plan of Merger]

In witness whereof, the Parties have executed this Agreement as of the date first written above.

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:
Name:
Title:

ADVISOR GROUP HOLDINGS, INC.

By:	/s/ Jamie Price
Name:	Jamie Price
Title:	CEO Advisor Group

HARVEST MERGER SUB, INC.

By:	/s/ Jamie Price
Name:	Jamie Price
Title:	CEO Advisor Group

[Signature Page to the Agreement and Plan of Merger]

Schedule A

Definitions and Terms

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, in each case, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of its Subsidiaries and shall be determined by the Company Board, acting reasonably, on both a book-value and fair-market-value basis) of the Company, in each case other than the transactions contemplated by this Agreement.

“Action” means any civil, criminal or administrative action, suit, demand, claim, charge, audit, case, litigation, arbitration, mediation, opposition, objection, cancellation, inquiry, hearing, dispute, investigation or other proceeding.

“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar Contract to which the Company or any Subsidiary thereof is a party or is bound.

“Advisory Entity” means each Subsidiary of the Company that is registered, licensed or qualified or required to be registered, licensed or qualified as an investment adviser with the SEC or other applicable Government Authority, including Ladenburg Thalmann Asset Management, Inc., Investacorp Advisory Services, Inc., KMS Financial Services, Inc., Triad Advisors, LLC, Triad Hybrid Solutions, LLC, Securities America Advisors, Inc., Arbor Point Advisors, LLC, and SSN Advisory, Inc.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.15(c).

“Applicable Date” has the meaning set forth in Section 5.3.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.1(c)(i).

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“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA; (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written: (x) that is sponsored, maintained, administered, contributed to or entered into by any of the Company, its Subsidiaries or any of their respective ERISA Affiliates for the current or future benefit of any current or former employee of the Company and its Subsidiaries; or (y) for which any of the Company or its Subsidiaries has any direct or indirect liability.

“Book-Entry Share” has the meaning set forth in Section 4.1(a).

“Broker-Dealer” means a “broker” and/or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act).

“Broker-Dealer Subsidiaries” means each Subsidiary of the Company that is registered, licensed or qualified or required to be registered, licensed or qualified as a broker or dealer (as defined in Sections 3(a)(4) and 3(a)(5), respectively, of the Exchange Act) with the SEC or other applicable Government Authority, including Ladenburg Thalmann & Co. Inc., Investacorp, Inc., KMS Financial Services, Inc., Triad Advisors, LLC, Securities America, Inc., and Securities Service Network, LLC.

“business day” means any day ending at 11:59 p.m., (Eastern Time), other than a Saturday or Sunday or a day on which banks located in New York, New York are authorized or required by Law to be closed.

“Certificate” has the meaning set forth in Section 4.1(a).

“Change of Recommendation” has the meaning set forth in Section 7.3(b)(i).

“Client” means any Person to whom the Company or any Subsidiary thereof provides Investment Management Services.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 6.3.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 7.9(c).

“Company Board” has the meaning set forth in the Recitals.

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“Company Board Recommendation” has the meaning set forth in Section 5.1(c)(ii).

“Company Causation Exception” has the meaning set forth in Section 9.5(d).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equity Awards” has the meaning set forth in Section 4.5(d).

“Company Equity Payments” has the meaning set forth in Section 4.5(d).

“Company Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Corporate Authorization), Section 5.1(c) (Binding Effect; Approval); Section 5.2(a) (Capital Structure); and Section 5.20 (Finder’s Fees).

“Company Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Company Intellectual Property” has the meaning set forth in Section 5.13(c).

“Company Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or in the aggregate, (i) has had or is reasonably expected to have a material and adverse effect on the business, financial condition or the results of operations of the Company or its Subsidiaries, taken as a whole, or (ii) that would reasonably be expected to prevent or materially impair the ability of the Company or any of its Subsidiaries to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby in a timely manner; provided that, in the case of clause (i) only, none of the following (or the results thereof), either alone or in combination with any other events, changes, developments, circumstances, facts or effects, shall constitute or contribute to a Company Material Adverse Effect: (a) any change in applicable accounting principles or any adoption, proposal, implementation or change in Law (including any Law in respect of Taxes or any fiduciary or similar duties of investment advisors, broker dealers or registered representatives), or any interpretation thereof by any Government Authority, or change in GAAP or authoritative interpretations thereof; (b) any change in global, national or regional political conditions (including protests, strikes, riots, acts of terrorism or war) or in general global, national or regional economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including any changes in debt or equity trading market volume, volatility or performance or interest rates); (c) any change generally affecting the industries or market sectors in which one or more of the Company and its Subsidiaries operate; (d) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters; (e) the negotiation, execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of the Company with its customers, employees, registered representatives, investment adviser representatives or marketing sponsors resulting from the pendency or the announcement of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances related to, Parent) or any litigation relating to this Agreement or the transactions contemplated hereby; (f) the failure of one or more of the Company and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that the underlying factors or occurrences giving rise or contributing to such failure shall, unless otherwise excluded, be taken into account in determining whether there has been a Company Material Adverse Effect); (g) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, Parent, consistent with the terms hereof; or (h) any action (or the effects of any action) taken (or omitted to be taken) by the Company or any of its Subsidiaries as required pursuant to this Agreement, except in the case of clauses (a), (b) or (c), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the applicable industry or industries in which the Company and the Company Subsidiaries operate.

A-3

“Company Option” has the meaning set forth in Section 4.5(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 5.13.

“Company Reports” has the meaning set forth in Section 5.3(a).

“Company Restricted Share” has the meaning set forth in Section 4.5(b).

“Company Shareholder Approval” has the meaning set forth in Section 5.1(b).

“Company Shareholders” has the meaning set forth in Section 7.2(a).

“Company Shareholders Meeting” has the meaning set forth in Section 7.2(a).

“Company Termination Fee” has the meaning set forth in Section 9.5(c)(i).

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (b) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under U.S. Securities Laws and (c) the independent registered public accountants of the Company have consented to or otherwise authorized the use of their audit opinions related to any audited financial statements included in such Required Information.

“Confidentiality Agreement” means the letter agreement, dated as of September 13, 2019, by and between the Company and Parent.

“Constituent Documents” means, with respect to any corporation, its charter and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).

“Continuing Employees” means the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time.

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“Contract” means any written contract, agreement, undertaking, indenture or lease that is binding on any Person or its property, but shall exclude any Benefit Plan.

“Control” means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Debt Commitment Letter” has the meaning set forth in Section 6.3.

“Debt Financing” has the meaning set forth in Section 6.3.

“Debt Financing Sources” has the meaning set forth in Section 6.3.

“Dissenting Shares” has the meaning set forth in Section 4.4.

“DTC” has the meaning set forth in Section 4.2(b)(ii).

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, option, equity interest, preference, participation interest, conditional sales contract, lien or encumbrance; provided, however, that no Encumbrance shall be deemed to be created by this Agreement.

“Environmental Laws” means any Laws enacted or in effect on or prior to the Closing Date relating to the protection of the environment or exposure to, disposal, release, discharge, reclamation or cleanup of Hazardous Substances.

“Environmental Permits” means all permits, licenses, certificates, consents, approvals and other similar authorizations of Government Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“Equity Financing” has the meaning set forth in Section 6.3.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, such Person, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such share or interest.

“Equity Letter” has the meaning set forth in Section 6.3.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” has the meaning set forth in Section 4.5(c).

A-5

“ESPP Termination Date” has the meaning set forth in Section 4.5(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).

“Excluded Share” and “Excluded Shares” have the meanings set forth in Section 4.1(a).

“Expenses” has the meaning set forth in Section 10.5.

“FBCA” has the meaning set forth in the Recitals.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Final Offering” has the meaning set forth in Section 4.5(c).

“Financial Advisor” means (i) an investment adviser representative of the Company or any of its Subsidiaries that is registered as an investment adviser under the Investment Advisers Act; and/or (ii) a registered representative of the Company or any of its Subsidiaries that is registered as a Broker-Dealer.

“Financing” has the meaning set forth in Section 6.3.

“Financing Covenants” means the covenants and obligations of Parent in Section 7.15 and all other covenants and obligations of Parent in this Agreement that relate specifically to any Debt Financing.

“Financing Failure” means, the occurrence of each of the following: (i) Parent and its Affiliates have complied in all material respects with the Financing Covenants (including the requirements therein to seek Alternative Financing), the Debt Commitment Letter and any definitive financing documents related to the Debt Financing, including by providing any all information about the Parent and its Affiliates required by any of the foregoing and (ii) there occurs and remains a refusal on the part of the Debt Financing Sources representing in the aggregate more than 10% of the aggregate amount of the Debt Financing to fund their respective portions of the Debt Financing pursuant to the Debt Commitment Letter.

“FINRA” means the Financial Industry Regulatory Authority (including any predecessor entity, including the National Association of Securities Dealers, Inc.).

“FINRA Approval” means FINRA approval of each Broker-Dealer Subsidiary’s Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 with respect to the transactions contemplated hereby.

“Form ADV” has the meaning set forth in Section 5.16(c).

“Form BD” has the meaning set forth in Section 5.17(b).

“GAAP” means U.S. generally accepted accounting principles.

A-6

“Government Authority” means any foreign or domestic, federal, state, county, city or local legislative, administrative or regulatory authority, agency court, or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body and any Self-Regulatory Organization.

“Government Order” has the meaning set forth in Section 8.1(c).

“Hazardous Substance” means any pollutant, contaminant, waste, chemical material, substance, compound or constituent in any form subject to regulation by Environmental Laws to the extent such substances have been released into the environment in quantities, at concentrations, or at locations for which remedial action is required under any Environmental Law. Hazardous Substances shall not include naturally occurring substances that are present in the environment as a result of natural processes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances or similar credit transactions, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), accrued compensation and other accrued liabilities (including Taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or upon a change of control event, (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction, (i) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Company or its Subsidiaries, and (j) all obligations secured by any Encumbrance on the assets of the Company or any of its Subsidiaries; provided that Indebtedness shall not include Trading Indebtedness.

“Insurance Policies” means all material fire and casualty, earthquake, flood, general liability, business interruption, product liability, cyber-security, and other insurance policies maintained by the Company or any of its Subsidiaries.

“Insurance Services Subsidiary” has the meaning set forth in Section 5.10(b).

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“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, Internet domain names, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications, (iii) trade secrets and (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Management Services” means services that involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing activities related or incidental thereto.

“Investor” has the meaning set forth in the Equity Letter.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, other hardware, networks, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communication lines and other information technology equipment, and associated documentation.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of any of the officers listed in Section 1.1 of the Company Disclosure Letter after inquiry reasonable under the circumstances and (ii) with respect to Parent, the actual knowledge of any of the executive officers of Parent after inquiry reasonable under the circumstances.

“Law” means any law, statute, ordinance, rule, regulation, order, judgment, injunction, decree, ruling or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Authority.

“Leases” has the meaning set forth in Section 5.12(a).

“Liabilities” means any debt, liability or obligation, whether asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Losses” has the meaning set forth in Section 7.11(a).

A-8

“Marketing Period” means the first period of 10 consecutive business days after January 13, 2020 through which (a) the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing or on the Closing Date) have been satisfied, (b) Parent has received the Required Information, and (c) the Required Information is and remains Compliant; it being understood and agreed that when the Company in good faith reasonably believes that it has delivered the Required Information in accordance with the terms of this Agreement, then the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date such notice is delivered to Parent (which date shall not be earlier than the date of such notice), unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within two business days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect stating with specificity which Required Information the Company has not delivered; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained by Parent or a Successful Syndication (as defined in the Debt Commitment Letter, as in effect on the date hereof, by reference) is achieved. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period (i) the applicable auditors shall have withdrawn any audit opinion with respect to audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the applicable auditors or another nationally recognized independent public accounting firm or other independent public accounting firm reasonably acceptable to Parent, (ii) financial statements included in the Required Information that are available to Parent on the first day of the Marketing Period would be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act or are insufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, in order to consummate any offering of debt securities, in each case, at any time during the Marketing Period, or (iii) the Company or any of its Affiliates determines in writing or issues a statement indicating its intent to, or that it is required to, restate any historical financial statements of the Company included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. For the avoidance of doubt, once the Marketing Period has been completed, the Marketing Period shall not thereafter restart or be deemed not to have previously occurred under any circumstances.

“Material Contract” has the meaning set forth in Section 5.14(a).

“Maximum Amount” has the meaning set forth in Section 7.11(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“MSRB” means the Municipal Securities Rulemaking Board.

“Notifying Party” has the meaning set forth in Section 7.5.

“NYSE” has the meaning set forth in Section 5.3(b).

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business or have done business since the Applicable Date.

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“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.9(c)(i).

“Parent Expense Reimbursement” means an amount equal to Parent’s documented out of pocket costs and expenses paid or payable to third parties (including legal, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of Parent or its Affiliates in connection with this Agreement and the transactions contemplated hereby, including costs and expenses incurred in connection with Parent’s or its Affiliates’ due diligence investigation of the Company and its Subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the transactions contemplated by this Agreement, any costs of public relations or proxy solicitation firms incurred by Parent or its Affiliates incurred in connection with the transactions contemplated by this Agreement, and any financing costs of Parent or its Affiliate incurred in connection with the transactions contemplated by this Agreement, (including any accrued interest paid by Parent in connection therewith); provided, that aggregate amount of the Parent Expense Reimbursement shall in no event exceed $10,000,000.

“Parent Fundamental Representations” means Section 6.1(a) (Organization), Section 6.1(b) (Corporate Authorization), Section 6.1(c) (Binding Effect; Approval); and Section 6.7 (Finder’s Fees).

“Parent Material Adverse Effect” means any event, change, development, circumstance, fact or effect that prevents or materially impairs the ability of Parent or any of its Subsidiaries to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby in a timely manner.

“Parent Related Parties” has the meaning set forth in Section 9.5(f).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 4.2(a)(i).

“Paying Agent Agreement” has the meaning set forth in Section 4.2(a)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Permits” means licenses, permits, certificates, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

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“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or governmental charges or levies not yet due and payable, or are being contested in good faith by appropriate proceedings, (ii) Encumbrances resulting from a precautionary filing by a lessor with respect to a lease, (iii) Encumbrances imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, (v) licenses or similar rights under Intellectual Property granted in the ordinary course, and (vi) any other Encumbrances which do not impede the ownership, operation or value of the Company and its Subsidiaries, taken as a whole, in any material respect.

“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

“Pre-Closing Period” means each taxable period that ends as of or before the Closing and, in the case of a taxable period beginning on or before and ending after the Closing, the portion of such period through the end of the Closing Date.

“Preferred Share” and “Preferred Shares” have the meanings set forth in Section 4.1(c).

“Pro Rata Percentage” has the meaning set forth in the Equity Letter.

“Proxy Statement” has the meaning set forth in Section 7.2(a).

“PTO Plans” has the meaning set forth in Section 7.9(c)(ii).

“Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which the Company or any Subsidiary thereof acts as investment adviser, investment sub-adviser, sponsor or manager, and which is registered as an investment company under the Investment Company Act.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Registered Debt Securities” means the (a) the 6.5% Senior Notes due 2027, (b) the 7.0% Senior Notes due 2028, (c) the 7.25% Senior Notes due 2028, and (d) the 7.75% Senior Notes due 2029, in each case, issued by the Company.

“Registered Intellectual Property” means Intellectual Property that is issued by, registered or filed with, renewed by or the subject of a pending application before any Government Authority or Internet domain name registrar.

“Representatives” has the meaning set forth in Section 7.3(a)(i).

“Required Amount” shall have the meaning set forth in Section 6.3.

“Required Governmental Approvals” means (i) the approvals, filings or notices as set forth in Section 5.4 of the Company Disclosure Letter; (ii) FINRA Approval and (iii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act.

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“Required Information” means (a) the audited consolidated balance sheets and consolidated statements of income and cash flows of the Company and of and for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018, and if the Closing Date occurs after February 11, 2020 and the Marketing Period has not been completed prior to such date, the audited consolidated balance sheet and consolidated statements of income and cash flows of the Company for the fiscal year ended, December 31, 2019, and (b) unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for each of the fiscal quarters that is not a fiscal year-end after the date of the most recent financial statements delivered pursuant to the foregoing clause (a) and ended at least 45 days before the Closing Date. which unaudited quarterly financial statements have been reviewed by the Company’s independent auditors as provided in the procedures specified by AICPA AU-C Section 930.

“Reverse Termination Fee” has the meaning set forth in Section 9.5(d).

“Sanctioned Person” means any Person (i) designated on any Sanctions-related list of blocked or restricted persons, including without limitation the list of Specially Designated Nationals and Blocked Persons, (ii) resident in or organized under the Laws of a country or territory that is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region) or government thereof, or (iii) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acting, directly or indirectly, for or on behalf of, any of the foregoing.

“Sanctions” means economic sanctions and trade embargoes, including without limitation the sanctions laws, executive orders, and implementing regulations promulgated or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the UN Security Council, the EU, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Share” and “Shares” have the meanings set forth in Section 4.1(a).

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

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“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its Liabilities as they mature.

“Sponsors” has the meaning set forth in the Equity Letter.

“Stock Plans” has the meaning set forth in Section 5.2.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that would result in a Person or group, other than Parent or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of its Subsidiaries and shall be determined by the Company Board, acting reasonably, on both a book-value and fair-market-value basis) of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger, and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions, the likelihood of termination, the timing of closing and the identity of the Person or Persons making the proposal and any other aspects considered, in good faith, relevant by the Company Board. Notwithstanding anything to the contrary in this Agreement, no Acquisition Proposal will be deemed to constitute a Superior Proposal for any purpose under this Agreement (including for purposes of Section 7.3 or Article IX of this Agreement) if the Acquisition Proposal resulted or arose, directly or indirectly, from a breach of Section 7.3.

“Surviving Corporation” has the meaning set forth in Section 2.3.

“Tax” and “Taxes” means all means all income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes (whether payable directly or by withholding) imposed by any United States (or any of its political subdivisions) Government Authority and any material tax imposed by any other Government Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.

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“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Government Authority relating to Taxes.

“Trading Indebtedness” means, with respect to any Person any margin facility or other margin-related indebtedness of such Person for borrowed money or any other such indebtedness incurred exclusively to finance the securities, derivatives, commodities or futures trading positions and related assets and liabilities of such Person and its Subsidiaries, including collateralized loan, any obligations under any securities lending and/or borrowing facility and any day loans and overnight loans with settlement banks and prime brokers to finance securities, derivatives, commodities or futures trading positions and margin loans, including any unsecured guarantee by such Person or any of its Subsidiaries (excluding a Broker-Dealer Subsidiary guarantee of such indebtedness of a non-Broker-Dealer Subsidiary (other than any of its Subsidiaries that are consolidated with it for regulatory capital purposes)).

“Transaction Notice” has the meaning set forth in Section 7.14(b)(i).

“Transition Period” has the meaning set forth in Section 7.9(c)(ii).

“U.S. Securities Laws” means the Securities Act, the 1934 Exchange Act and all other state and federal securities Laws.

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, the Company and its Subsidiaries, made available by the Company in electronic form to Parent and its Representatives.

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

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Exhibit A Execution Version

RCP Artemis Co-Invest L.P.
c/o Reverence Capital Partners, LLC
10 East 53rd Street, 14th floor
New York, New York 10022
Attention: Milton R. Berlinski, Managing Partner

Ladies and Gentlemen:

This letter agreement (this "**Letter**"), dated as of November 11, 2019, sets forth: (i) the percentage commitment of each of the investors listed on Schedule I hereto (each, a "**Sponsor**," and collectively, the "**Sponsors**"), subject to the terms and conditions contained herein, to severally (and not jointly or jointly and severally) fund, or to cause the funding of, capital to RCP Artemis Co-Invest L.P. (the "**Investor**"), for an aggregate purchase price equal to the dollar amount set forth opposite such Sponsor's name on Schedule I hereto (the "**Individual Proposed Equity Financing**," and the aggregate of all Sponsors' Individual Proposed Equity Financings being referred to as the "**Aggregate Proposed Equity Financing**"); (ii) the commitment of the Investor, subject to the terms and conditions contained herein, to fund, or to cause the funding of, capital to Advisor Group Holdings, Inc., a Delaware corporation ("**Parent**"), for an aggregate purchase price equal to the amount of the Aggregate Proposed Equity Financing (the "**Parent Financing**"), which Parent shall use to fund the amounts payable by Parent in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the "**Merger Agreement**"), by and among Parent, Harvest Merger Sub, Inc., a Florida corporation and a direct, wholly-owned subsidiary of Parent ("**Merger Sub**"), and Ladenburg Thalmann Financial Services Inc., a Florida corporation (the "**Company**"); and (iii) the guarantee of each Sponsor to the Company of the due and punctual payment by Parent to the Company of such Sponsor's Pro Rata Percentage (as defined below) of the Reverse Termination Fee (as defined in the Merger Agreement) in the event that the Reverse Termination Fee is required to be paid by Parent pursuant to Section 9.5(d) of the Merger Agreement (collectively, the "**Guaranteed Obligations**"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. Each of the Sponsors, the Investor, Parent and the Company is referred to herein from time to time, individually, as a "**Party**" and collectively, as the "**Parties**."

1. Commitments.

(a) Subject to the terms and conditions set forth herein, each Sponsor hereby severally (and not jointly or jointly and severally) irrevocably commits to fund, or cause to be funded on such Sponsor's behalf, capital to the Investor in an aggregate amount in cash equal to such Sponsor's Individual Proposed Equity Financing. Each Sponsor may consummate the funding of such Sponsor's Individual Proposed Equity Financing directly or indirectly through one or more Affiliates or co-investors. In no event shall any Sponsor be obligated to contribute to (or provide financing to or purchase equity interests in, as the case may be) the Investor in an amount in the aggregate in excess of such Sponsor's Individual Proposed Equity Financing. The amount of each Sponsor's Individual Proposed Equity Financing and the amount to be funded by such Sponsor under this Letter simultaneous with the Closing may be reduced in an amount specified by the Investor but only to the extent that Parent has consummated the transactions contemplated by the Merger Agreement and has the financial ability to pay, in full, the Required Amount, with such Sponsor contributing, or causing to be contributed, less than the full amount of such Sponsor's Individual Proposed Equity Financing. Each Sponsor's commitment with respect to the portion, if any, of its Individual Proposed Equity Financing that is not drawn by the Investor as of the Closing in accordance with this Letter shall expire and cease to be of any further force or effect upon the Closing.

(b) Subject to the terms and conditions set forth herein, the Investor hereby irrevocably commits to fund, or cause to be funded on the Investor's behalf, capital to Parent in an aggregate amount in cash equal to the amount of the Parent Financing. The amount of the Parent Financing and the amount to be funded by the Investor under this Letter simultaneous with the Closing may be reduced in an amount specified by Parent but only to the extent that Parent has consummated the transactions contemplated by the Merger Agreement and has the financial ability to pay, in full, the Required Amount with the Investor contributing, or causing to be contributed, less than the full amount of the Parent Financing.

(c) At the consummation of the Aggregate Proposed Equity Financing and the Parent Financing (the "**Equity Closing**"): (i) each Sponsor shall pay to the Investor, by wire transfer of immediately available United States funds to one or more bank accounts designated by the Investor, in writing to such Sponsor at least two business days (as defined in the Merger Agreement) prior to the date of the Equity Closing, an amount equal to such Sponsor's Individual Proposed Equity Financing; and (ii) the Investor shall pay to Parent, by wire transfer of immediately available United States funds to one or more bank accounts designated by Parent, in writing to the Investor at least two business days prior to the date of the Equity Closing, an amount equal to the Parent Financing.

2. Conditions. The obligation of each Sponsor to fund its Individual Proposed Equity Financing and of Investor to fund the Parent Financing is subject to: (i) the satisfaction or waiver (only in accordance with the terms of the Merger Agreement) on or prior to the Closing Date of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing); (ii) confirmation that there shall have been no valid termination of the Merger Agreement in accordance with its terms; and (iii) confirmation of the contemporaneous or substantially contemporaneous consummation of the Closing with such funding. For the avoidance of doubt, the failure of any one Sponsor to fund its Individual Proposed Equity Financings shall not limit or impair the ability of the Investor or the Company to enforce the obligations of each Sponsor under, and in accordance with, this Letter, so long as the Investor or the Company is also seeking enforcement of all of the unfunded Individual Proposed Equity Financings of each Sponsor.

3. Sponsor Guarantee. To induce the Company to enter into the Merger Agreement, each Sponsor hereby expressly, absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as a surety) to the Company (each Sponsor's guarantee hereunder, its "**Guarantee**") the due and punctual payment by Parent to the Company of all the Guaranteed Obligations; provided that, notwithstanding anything to the contrary set forth in this Letter, the Merger Agreement or any other agreement contemplated hereby or

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thereby, the Company and each Sponsor agree that in no event shall the aggregate liability of such Sponsor hereunder exceed its Pro Rata Percentage of such amounts. "**Pro Rata Percentage**" shall mean for each Sponsor, a fraction the numerator of which is the amount of such Sponsor's Individual Proposed Equity Financing and the denominator of which is the Aggregate Proposed Equity Financing, and in no event shall the aggregate liability of such Sponsor hereunder exceed the amount of such Sponsor's Individual Proposed Equity Financing. Each Sponsor shall, upon the written request of the Company, promptly and in any event within two business days, pay such Guaranteed Obligations in full, free and clear of any deduction, offset, defense, claim or counterclaim; provided, however, that the Company shall first seek to recover the Guaranteed Obligations from Parent and shall only seek recovery against the Sponsor if the Parent fails to pay the Guaranteed Obligations to the Company within five business days of the Company's request therefor (the "**Parent Recovery Period**"). All payments hereunder shall be made in cash in lawful money of the U.S. by wire transfer of immediately available funds. Each Sponsor's Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against each Sponsor to enforce its Guarantee up to the amount of such Sponsor's Individual Proposed Equity Financing, irrespective of whether any action is brought against Parent or any other Person, or whether Parent or any other Person are joined in any such action or actions, provided that the Company shall not proceed against any Sponsor until after the Parent Recovery Period. Each Sponsor agrees that the Company may, at any time and from time to time, without notice to or further consent of any Sponsor, extend the time of payment or performance by Parent or Merger Sub of any of the Guaranteed Obligations, without in any way impairing or affecting such Sponsor's obligations under this Section 3 or affecting the validity or enforceability of its Guarantee.

4. Enforceability. This Letter may be enforced (a) by the Investor against the Sponsors, (b) by each Sponsor against the Investor, (c) by Parent against the Investor or (d) by the Company against the Investor or any Sponsor with respect to any Individual Proposed Equity Financing, the Parent Financing and/or any Guarantee as provided in this Section 4. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach by any Sponsor or by the Investor of this Letter, money damages would be inadequate and the Investor (unless it is the breaching Party) and the Company would have no adequate remedy at law. Accordingly, notwithstanding anything to the contrary set forth herein, it is explicitly agreed that, prior to the valid termination of this Letter in accordance with the terms hereof, the Investor (unless it is the breaching Party) and the Company shall be entitled to specific performance of (i) each Sponsor's obligations to cause such Sponsor to fund its Individual Proposed Equity Financing or its Guarantee, as applicable, and (ii) the Investor's obligations to fund the Parent Financing, in each case, only in the event that the applicable conditions set forth in Section 2 of this Letter have been satisfied. In the event that the Company has the right to specific performance hereunder, the Company must proceed against all of the Sponsors who have yet to fund their respective Individual Proposed Equity Financings or Guarantee, if applicable, and/or against the Investor who has yet to fund the Parent Financing, if applicable.

5. No Modification; Entire Agreement; Transfers. This Letter may not be amended or otherwise modified, and the terms and conditions of this Letter may not be waived, without the prior written consent of the Investor, the Sponsors and the Company; provided that this Letter may be amended without the prior written consent of the Company to modify the

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amount of each Sponsor's Individual Proposed Equity Financing, so long as the amount of the Aggregate Proposed Equity Financing remains the same. This Letter constitutes the entire agreement among the Parties with respect to the subject matter of this Letter and supersedes all prior agreements and understandings, both oral and written, between each Sponsor or any of its controlled Affiliates, on the one hand, and the Investor or any of its controlled Affiliates, on the other.

6. Assignment. This Letter shall not be assignable by (a) the Investor without the Sponsors' prior written consent, except to an assignee of the Investor's obligations made in accordance with the terms of the Merger Agreement, or (b) any Sponsor (other than to (x) one or more of its Affiliates or (y) funds or other vehicles managed or controlled by such Sponsor or one or more of its Affiliates) without the prior written consent of the Investor and the Company; provided that no assignment pursuant to this Section 6 shall relieve the assigning Party of any of its obligations hereunder.

7. Governing Law; Submission to Jurisdiction. This Letter shall be governed by, and construed in accordance with, the law of the State of Florida, without regard to the conflicts of laws principles thereof that would cause the Laws of another jurisdiction to apply. Each of the Parties irrevocably (i) submits to the exclusive jurisdiction of the Federal or State courts of the State of New York for the purpose of any action arising out of or relating to this Letter or the Confidentiality Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any New York state or federal court sitting in New York County, New York; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Letter or any of the transactions contemplated by this Letter in any court other than the courts of the State of New York sitting in New York County, New York, as described above. Each of the Parties agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party at the addresses set forth on the first page of this Letter (in the case of the Investor) or on Schedule I hereto (in the case of each Sponsor) shall be deemed effective service of process on such Party.

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9. Counterparts. This Letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Unless and until each Party has received a counterpart hereof signed by the other Parties, this Letter shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10. Third-Party Beneficiaries. Other than (a) the Non-Recourse Parties (as defined below), which are express third-party beneficiaries of this Letter solely for purposes of and to the extent provided in Section 12 hereof and (b) the Company, which is an express third-party beneficiary of this Letter solely for purposes of and to the extent provided in Sections 3, 4, 5, 6, 7 and 13 hereof, (i) no Person (including the Investor's or the Company's creditors or financing sources) other than the Sponsors, the Investor and their respective successors and permitted assigns shall have any rights, benefits, remedies, obligations or liabilities under, or by reason of, this Letter, (ii) nothing in this Letter, express or implied, is intended to confer upon any such other Person any rights, benefits, remedies, obligations or liabilities under, or by reason of, this Letter and (iii) this Letter shall only inure to the benefit of and be binding upon the Sponsors, the Investor and their respective successors and permitted assigns.

11. Termination. This Letter, and the obligations of each Sponsor to fund its Individual Proposed Equity Financing and the Investor's obligation to fund the Parent Financing, will terminate with no further liabilities or obligations hereunder automatically and immediately upon the earliest to occur of (a) the consummation of the Equity Closing, (b) the termination of the Merger Agreement in accordance with its terms, (c) any formal assertion by the Company or any of its Affiliates in any litigation or other proceeding (under any theory at law or equity) that such Sponsor's liability under or in respect of this Letter is not limited to the amount of such Sponsor's Individual Proposed Equity Financing, or that the limitation of such liability to the amount of such Sponsor's Individual Proposed Equity Financing is illegal, invalid or unenforceable, in whole or in part, and (d) the Company or any of its Affiliates formally asserting or filing, without limiting any of the Company's rights under the Merger Agreement, any claim under or action, suit or proceeding against any Non-Recourse Party (as defined below) relating to this Letter. If this Letter is terminated and the transactions contemplated hereby are abandoned as described in the foregoing provisions of this Section 11, this Letter shall become null and void and of no further force or effect and no Party shall have any liability whatsoever to any other Person.

12. No Recourse. Notwithstanding anything that may be expressed or implied in this Letter, the Merger Agreement (but without prejudice to the specific terms thereof) or otherwise, each of the Company and the Investor, by its acceptance of the benefits of this Letter, agrees and acknowledges that no Person (other than the Sponsors and the Investor) has any obligation hereunder or with respect to the transactions contemplated by this Letter and that,

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notwithstanding that each Sponsor and the Investor and their respective successors and permitted assigns may be a limited partnership or a limited liability company, no Person, including the Investor and the Company, has any right of recovery against, and no recourse under this Letter or in respect of any oral representations made or alleged to be made in connection herewith, shall be had against, any former, current and future direct or indirect equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or other representative of any Party, or any of their respective successors or assigns, or any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or other representative, successor or assign of any of the foregoing (each of such Persons being referred to as a "**Non-Recourse Party**"; for avoidance of doubt, none of the Sponsors or the Investor is a Non-Recourse Party), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of any Sponsor under this Letter or the transactions contemplated by this Letter, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each of the Investor and the Company further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Sponsor or any Non-Recourse Party with respect to the transactions contemplated by this Letter, whether by piercing of the corporate veil, by a claim on behalf of the Investor or the Company against any Sponsor or any Non-Recourse Party, or otherwise hereunder, except for the Investor's right to be capitalized by each Sponsor under and to the extent provided in this Letter, subject to the terms and conditions hereof. The maximum liability of each Sponsor under or with respect to this Letter shall in no event exceed such Sponsor's Individual Proposed Equity Financing, and in no event shall any Sponsor be liable hereunder for any special, incidental, indirect, punitive or consequential damages.

13. Representations and Warranties; Covenants. Each Sponsor and the Investor hereby represents and warrants that: (a) it has all requisite power and authority to enter into this Letter and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Letter and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Sponsor and no other proceedings on the part of such Sponsor are necessary therefor; (c) this Letter has been duly and validly executed and delivered by it and is valid, binding, and enforceable in accordance with its terms; (d) the execution, delivery and performance by such Sponsor of this Letter does not and will not violate the organizational or governing documents of such Sponsor; (e) it has the financial capacity, through binding commitments (in each case that do not contain any additional conditions precedent than those contained in Section 2 hereof), when funded, together with cash on hand and other readily available sources of cash, to punctually pay and perform all of its obligations under this Letter on the terms and subject to the conditions hereof; (f) in the case of each Sponsor, it has available capital, either in the form of binding commitments (in each case that do not contain any additional conditions precedent than those contained in Section 2 hereof), cash on hand or other readily available sources of cash, equal to or in excess of its Individual Proposed Equity Financing and its limited partners or other investors have the obligation to fund such capital, as applicable, and all funds necessary to fulfill its equity commitment in Section

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1(a) hereof, or shall be available to such Sponsor for as long as this Letter shall remain in effect; and (g) it is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith. Each Sponsor and the Investor hereby covenants and agrees that (i) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue, and (ii) in the event that the Investor is required to make payments pursuant to the terms of this Letter, it will call capital from the partners or other investors of such Sponsor in such amounts and at such times as necessary to fulfill its obligations under the terms of this Letter. All representations, warranties, covenants and agreements of the Sponsors and the Investor contained herein shall survive the execution and delivery of this Letter and shall be deemed made continuously, and shall continue in full force and effect, until termination of this Letter in accordance with Section 11 hereof.

14. Severability. If any term, provision, covenant or restriction of this Letter is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Letter so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything to the contrary, this Letter may not be enforced without giving effect to the limitations of each Sponsor's liability to such Sponsor's Individual Proposed Equity Financing.

15. Several and Not Joint. Notwithstanding anything to the contrary, for the avoidance of doubt, the obligations of each Sponsor under this Letter shall be several and not joint (and not joint and several).

[*Signature page follows*]

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Very truly yours,

RCP ARTEMIS CO-INVEST L.P.

By: RCP Artemis Co-Invest GP LLC, *its general partner*

By: RCP OPP Fund II GP, L.P., *its sole member*

By: RCP GenPar LP, *its general partner*

By: RCP GenPar HoldCo LLC, *its general partner*

By: ______________________

Name: Milton Berlinski

Title: Managing Member

[*Signature Page to Letter Agreement (Equity Financing)*]

Agreed to and accepted:

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND II, L.P.

By: RCP OPP Fund II GP, L.P., *its general partner*

By: RCP GenPar LP, *its general partner*

By: RCP GenPar HoldCo LLC, *its general partner*

By: ____________________________

Name: Milton Berlinski

Title: Managing Member

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND II (AI), L.P.

By: RCP OPP Fund II GP, L.P., *its general partner*

By: RCP GenPar LP, *its general partner*

By: RCP GenPar HoldCo LLC, *its general partner*

By: ____________________________

Name: Milton Berlinski

Title: Managing Member

[*Signature Page to Letter Agreement (Equity Financing)*]

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND II (CAYMAN), L.P.

By: RCP OPP Fund II GP, L.P., *its general partner*

By: RCP GenPar LP, *its general partner*

By: RCP GenPar HoldCo LLC, *its general partner*

By: ______________________

Name: Milton Berlinski

Title: Managing Member

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND II (PARALLEL), L.P.

By: RCP OPP Fund II GP, L.P., *its general partner*

By: RCP GenPar LP, *its general partner*

By: RCP GenPar HoldCo LLC, *its general partner*

By: ______________________

Name: Milton Berlinski

Title: Managing Member

[*Signature Page to Letter Agreement (Equity Financing)*]

Schedule I

Sponsor	Individual Proposed Equity Financing $
Reverence Capital Partners Opportunities Fund II, L.P.	$159,240,718
Reverence Capital Partners Opportunities Fund II (Cayman), L.P.	$65,325,086
Reverence Capital Partners Opportunities Fund II (AI), L.P.	$219,037
Reverence Capital Partners Opportunities Fund II (Parallel), L.P.	$5,215,159
Aggregate Proposed Equity Financing	**$230,000,000**

Schedule I

Exhibit B **EXECUTION VERSION**

BANK OF AMERICA, N.A.
BOFA SECURITIES, INC.
One Bryant Park
New York, New York 10036

UBS AG, STAMFORD BRANCH
600 Washington Boulevard
Stamford, Connecticut 06901

UBS SECURITIES LLC
1285 Avenue of the Americas
New York, New York 10019

BARCLAYS
745 Seventh Avenue
New York, New York 10019

DEUTSCHE BANK AG NEW YORK BRANCH
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
DEUTSCHE BANK SECURITIES INC.
60 Wall Street
New York, New York 10005

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282

CONFIDENTIAL

November 11, 2019

Advisor Group Holdings, Inc.
c/o Reverence Capital Partners
477 Madison Avenue, 23rd Floor
New York, NY 10022
Attention: Todd Haskins

Project Harvest
Commitment Letter

Ladies and Gentlemen:

You have advised each of Bank of America, N.A. ("***Bank of America***"), BofA Securities, Inc. ("***BofA Securities***", acting through any of its affiliates as it deems appropriate), UBS AG, Stamford Branch ("***UBS AG***"), UBS Securities LLC ("***UBSS***" and, together with UBS AG, "***UBS***"), Barclays Bank PLC ("***Barclays***"), Deutsche Bank AG New York Branch ("***DBNY***"), Deutsche Bank AG Cayman Islands Branch ("***DBCI***"), Deutsche Bank Securities Inc. ("***DBSI***") and Goldman Sachs Bank USA ("***GS Bank***" and, together with Bank of America, BofA Securities, UBS AG, UBSS, Barclays, DBNY, DBCI and DBSI, the "***Commitment Parties***", "***we***" or "***us***"), that you intend to, directly or indirectly, acquire (the "***Acquisition***") the company identified to us as "Harvest" (the "***Company***"), pursuant to the Agreement and Plan of Merger, dated as of the date hereof, by and among you, the Company and Harvest Merger Sub, Inc. (together with the schedules and exhibits thereto, and as may be amended, modified, supplemented or waived from time to time to the extent permitted by clause (i) of Exhibit D hereto, the "***Acquisition Agreement***"). You have advised us that you desire to establish certain credit facilities in

KE 64807639.9

order to consummate the Acquisition and the other Transactions as defined and described in the transaction description attached hereto as Exhibit A (the "***Transaction Description***"). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the "***Incremental Revolving Facility Term Sheet***"), the Summary of Terms and Conditions attached hereto as Exhibit C (the "***Senior Bridge Facility Term Sheet***" and, together with the Incremental Revolving Facility Term Sheet, collectively, the "***Term Sheets***") and the Conditions Precedent to Funding attached hereto as Exhibit D (together with this letter agreement, the Transaction Description and the Term Sheets, collectively, the "***Commitment Letter***") and the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (as amended, restated, supplemented or otherwise modified from time to time, the "***Fee Letter***"). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this letter agreement shall be determined by reference to the context in which it is used.

1. Commitments.

In connection with the Transactions, (a) UBS AG, Bank of America, Barclays, DBNY and GS Bank hereby commit, severally but not jointly, to provide 29.705%, 29.705%, 13.53%, 13.53% and 13.53%, respectively, of the entire aggregate principal amount of the Incremental Revolving Facility (in such capacity, each an "***Initial Incremental Revolving Lender***" and, together with any other Initial Incremental Revolving Lenders appointed as described below, the "***Initial Incremental Revolving Lenders***") and (b) Bank of America, UBS AG, Barclays, DBCI and GS Bank hereby commit, severally but not jointly, to provide 29.705%, 29.705%, 13.53%, 13.53% and 13.53%, respectively, of the entire aggregate principal amount of the Senior Bridge Facility (in such capacity, each an "***Initial Bridge Lender***" and, together with any other Initial Bridge Lenders appointed as described below, the "***Initial Bridge Lenders***", and the Initial Bridge Lenders together with the Initial Incremental Revolving Lenders, the "***Initial Lenders***"), in each case, upon the terms set forth in this letter agreement and in the applicable Term Sheet and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 5 of this Commitment Letter.

2. Syndication.

You hereby appoint (a) in respect of the Incremental Revolving Facility, UBSS, BofA Securities, Barclays, DBSI and GS Bank (in such capacity, each an "***Incremental Revolving Lead Arranger***" and, together with any other Incremental Revolving Lead Arrangers appointed as described below, the "***Incremental Revolving Lead Arrangers***") to act, and the Incremental Revolving Lead Arrangers hereby agree to act, as lead arrangers and bookrunners, upon the terms set forth in this letter agreement and in the Incremental Revolving Facility Term Sheet, and (b) in respect of the Senior Bridge Facility, BofA Securities, UBSS, Barclays, DBSI and GS Bank (in such capacity, each a "***Bridge Lead Arranger***" and, together with any other Bridge Lead Arrangers appointed as described below, the "***Bridge Lead Arrangers***", and the Bridge Lead Arrangers together with the Incremental Revolving Lead Arrangers, the "***Lead Arrangers***") to act, and the Bridge Lead Arrangers hereby agree to act, as lead arrangers and bookrunners, upon the terms set forth in this letter agreement and in the Senior Bridge Facility Term Sheet.

The Sponsor shall have the right to appoint, with up to 15% of the economics and commitment amounts for each of the Incremental Revolving Facility and the Senior Bridge Facility, additional financial institutions or other entities as lead arrangers, bookrunners, managers, arrangers, agents or co-agents (any such lead arranger, bookrunner, manager, arranger, agent or co-agent, an "***Additional Agent***") within 15 business days after the date this Commitment Letter is executed by you; provided that (a) each such Additional Agent's several commitment shall be pro rata among the Facilities,

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(b) each Additional Agent (or its affiliates) shall assume a proportion of the commitments with respect to the Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and the economics allocated to, and the commitment amounts of, the relevant Initial Lenders in respect of such Facility will be proportionally reduced by the amount of economics allocated to, and the commitment amount of such Additional Agents (or their affiliates), upon execution by such Additional Agents of customary joinder documentation, and thereafter each such Additional Agent shall constitute a "Commitment Party", "Initial Incremental Revolving Lender", "Initial Bridge Lender", "Initial Lender", "Incremental Revolving Lead Arranger", "Bridge Lead Arranger" and/or "Lead Arranger," as applicable, under this Commitment Letter and under the Fee Letter (as defined below), it being agreed and understood that Excluded Affiliates (as defined below) of such Additional Agents shall be treated in the same manner as Excluded Affiliates of any Commitment Party hereunder, (c) no Additional Agent shall be entitled to a percentage of the total economics greater than a proportionate amount of such economics based on their aggregate commitments and (d) no Additional Agent shall be entitled to a greater percentage of the total economics than any Lead Arranger as of the date hereof.

It is further agreed that (a) UBSS shall appear on the "left" of all marketing and other materials in connection with the Incremental Revolving Facility and will have the rights and responsibilities customarily associated with such name placement, (b) BofA Securities shall appear on the "right" of UBSS on any marketing materials in connection with the Incremental Revolving Facility, (c) BofA Securities shall appear on the "left" of all marketing and other materials in connection with the Senior Bridge Facility and will have the rights and responsibilities customarily associated with such name placement, (d) UBSS shall appear on the "right" of BofA Securities on any marketing materials in connection with the Senior Bridge Facility and (e) the other Lead Arrangers shall appear in the order determined by you in any marketing and other materials. No other arrangers, bookrunners, managers, agents or co-agents will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the Fee Letter, in each case in order to obtain its commitment to participate in the Facilities, in each case, unless you and we so agree.

The Lead Arrangers reserve the right on or after the date hereof to syndicate all or a portion of the Initial Lenders' commitments hereunder to one or more banks, financial institutions or other institutional lenders and investors reasonably acceptable to you and the Sponsor (such acceptance not to be unreasonably withheld, conditioned or delayed) that will become parties to the Facilities Documentation (as defined in Exhibit C) pursuant to syndications to be managed by the Lead Arrangers and reasonably satisfactory to you and the Sponsor (the banks, financial institutions or other institutional lenders and investors becoming parties to the Facilities Documentation, together with the Initial Lenders, being collectively referred to as the "***Lenders***"); provided that, notwithstanding the Lead Arrangers' and the Initial Lenders' right to syndicate the Facilities and receive commitments with respect thereto, (a) no Lead Arranger and no Initial Lender will syndicate, assign or participate to (i) Disqualified Lenders (as defined in the Credit Agreement) or (ii) Excluded Affiliates (as defined herein) and (b) notwithstanding the Lead Arrangers' right to syndicate the Facilities and except as provided herein with respect to Additional Agents upon the joinder of such Additional Agents pursuant to the terms hereof, in respect of the amount allocated to such Additional Agents, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments hereunder in respect thereof, until after the initial funding of the Facilities and the occurrence of the Closing Date, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender's commitments in respect of the Facilities until after the initial funding of the Facilities and the occurrence of the Closing Date and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with

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respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders' commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities. In connection with the syndication of the Facilities, you agree to use your commercially reasonable efforts to assist the Lead Arrangers in seeking to complete syndications reasonably satisfactory to the Lead Arrangers, you and the Sponsor until the date that is the earlier of (a) the Closing Date and (b) the date on which a "Successful Syndication" (as defined in the Fee Letter) is achieved (such earlier date, the "***Syndication Date***"). Such assistance shall include your using commercially reasonable efforts to (i) ensure that the syndication efforts benefit from your existing banking relationships and the existing banking relationships of the Sponsor, (ii) cause direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause such contact between the senior management of the Company, on the one hand, and the proposed Lenders, on the other hand) at mutually agreed upon times and reasonable locations, (iii) assist (including, to the extent not in contravention of the Acquisition Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation prior to the launch of general syndication of the Facilities of a customary confidential information memorandum for transactions of this type (the "***Confidential Information Memorandum***") for each of the Facilities and other customary and reasonably available marketing materials to be used in connection with the syndication of the Facilities, (iv) host, with the Lead Arrangers and at the request of the Lead Arrangers, one meeting of prospective Lenders at a time and at a location to be mutually agreed upon (and, to the extent necessary, one or more conference calls with prospective Lenders under the Facilities in addition to any such meeting), (v) provide (and, to the extent not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Company to provide) promptly to the Lead Arrangers all reasonably available customary information with respect to you and the Company and your and its respective subsidiaries and the Transactions, including financial projections relating to you and the Company and its subsidiaries (such financial projections, the "***Projections***"), in each case, as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities, (vi) at the request of the Lead Arrangers, obtain or maintain a public corporate credit rating (but no specified rating) and a public corporate family rating (but no specified rating) in respect of the Borrower from each of Standard & Poor's Ratings Group ("***S&P***") and Moody's Investors Service, Inc. ("***Moody's***") and public ratings (but no specific ratings) for the Senior Notes from each of S&P and Moody's prior to the launch of the offering of the Senior Notes and (vii) ensure that until the Syndication Date, there shall be no competing offering, placement or arrangement of any debt securities or syndicated credit facilities by you, your subsidiaries (if any) and, to the extent not in contravention of the Acquisition Agreement, the Company and its subsidiaries (in each case, other than the Facilities, the Senior Notes and the Securities, existing indebtedness of the Company and its subsidiaries, working capital and other indebtedness incurred in the ordinary course of business, indebtedness disclosed to the Commitment Parties on or prior to the date hereof, other indebtedness permitted to be outstanding or issued under the Acquisition Agreement and indebtedness approved by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) without the prior written consent of the Lead Arrangers if such offering, placement or arrangement would have a materially detrimental effect upon the primary syndication of the Facilities or the offering of the Senior Notes. You understand that the Lead Arrangers may decide to commence syndication efforts for each Facility promptly after the date hereof. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) the compliance with any of the provisions of this Commitment Letter (other than the conditions expressly set forth in Exhibit D attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or undertaking, (ii) the commencement and the completion

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of the syndication of any of the Facilities and (iii) the obtaining of any rating shall not, in the case of any of the foregoing clauses (i) through (iii), constitute a condition precedent to any Initial Lender's commitments hereunder or to the funding and availability of any Facility on the Closing Date. For the avoidance of doubt, (x) you will not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product, or violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Company or your or its respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions referred to in this clause (x) you shall use commercially reasonable efforts to promptly notify us (unless you are legally prohibited from doing to or if doing so would constitute a waiver by you of the applicable privilege or violate the applicable obligation of confidentiality), and the representation and warranty made by you with respect to Information below shall not be affected in any way by your decision not to provide such information) and (y) the only financial statements that shall be required to be provided to the Lead Arrangers or the Initial Lenders in connection with the syndication of the Facilities or otherwise shall be those required to be delivered pursuant to Exhibit D hereto.

The Lead Arrangers will manage, with your and the Sponsor's consent, all aspects of the syndication of the Facilities, including, without limitation, selection of Lenders (subject to your and the Sponsor's reasonable consent (such consent not to be unreasonably withheld, conditioned or delayed) and excluding Disqualified Institutions), determination of when the Lead Arrangers will approach prospective Lenders, the time of acceptance of the Lenders' commitments, the final allocations of the commitments among the Lenders (subject to your and the Sponsor's consent rights, as described above) and the amount and distribution of fees among the Lenders (subject to your and the Sponsor's consent rights, as described above).

You agree, subject to the confidentiality and other provisions of this Commitment Letter, at the reasonable request of the Lead Arrangers, to use commercially reasonable efforts to assist in the preparation of a version of the Confidential Information Memorandum to be used in connection with the syndication of each Facility, consisting exclusively of information and documentation that is either (a) of a type that would be publicly available (or could be derived from publicly available information if you, the Company or your or its respective subsidiaries were public reporting companies (as reasonably determined by you)) or (b) not material with respect to you, the Company or your or its respective securities (as reasonably determined by you) for purposes of United States federal securities laws assuming such laws are applicable to you, the Company or your or its respective subsidiaries (all such information and documentation being "***Public Lender Information***" and with any information and documentation that is not Public Lender Information being referred to herein as "***Private Lender Information***").

You hereby acknowledge that the Lead Arrangers will make available, on a confidential basis, the Information, Projections and other offering and marketing materials and presentations, including the Confidential Information Memorandum, to be used in connection with the syndication of each Facility (such information, Projections, other offering and marketing material and the Confidential Information Memorandum, collectively, with the Term Sheets, the "***Information Materials***"), to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means.

It is understood that in connection with your assistance described above, a customary authorization letter will be included in the Confidential Information Memorandum that authorizes the distribution thereof to prospective Lenders and confirms (if applicable) that the additional version of the Confidential Information Memorandum does not include any Private Lender Information (other than information about the Transactions or the Facilities) and that the Confidential Information Memorandum

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shall contain customary provisions exculpating the existing equity holders, the Sponsor, you, the Company and the respective affiliates and subsidiaries of the foregoing and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof and includes a customary 10b-5 representation substantially consistent with clause (a) of Section 3 below (without knowledge qualification with respect to the Company). Before distribution of any Information Materials, you agree to use commercially reasonable efforts to cause the Company to identify that portion of the Information Materials that may be distributed to the public-side lenders. By marking Information Materials as "PUBLIC", you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials "PUBLIC"). You agree that, unless expressly identified as "PUBLIC", each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain Private Lender Information.

You agree, subject to the confidentiality and other provisions of this Commitment Letter, that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that such material should only be distributed to prospective private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; (b) notifications of changes to the Facilities' terms; and (c) drafts and final versions of term sheets and definitive documents with respect to the Facilities. If you advise us in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that any of the foregoing items should be distributed only to private Lenders, then the Lead Arrangers will not distribute such materials to public Lenders without your consent.

3. Information.

You hereby represent and warrant (to your knowledge, insofar as it applies to information concerning the Company and its businesses) that, (a) all written information concerning you, the Company and your and its respective subsidiaries and your, its and their respective businesses (other than the Projections, estimates, forecasts and budgets and other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you (or on your behalf at your request) to any Commitment Party in connection with the Transactions and about you, the Company, your and its respective subsidiaries and your and their respective businesses (the "***Information***") did not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated from time to time, and (b) the Projections contained in the Confidential Information Memorandum will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof based on information provided by you or the Company or your or its representatives; it being understood (i) that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (ii) that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (iii) that such Projections are not a guarantee of performance. If at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections concerning the Company and its businesses), you agree to (and to use your commercially reasonable efforts with respect to the Information and the Projections concerning the Company and its businesses) promptly supplement the Information and the Projections

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such that the representations and warranties in the preceding sentence remain true in all material respects (to your knowledge insofar as it applies to the Information and Projections concerning the Company and its businesses), it being understood in each case that such supplementation shall cure any breach of such representations and warranties. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date. In arranging the Facilities, including the syndication of the Facilities, each of the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

4. Fees.

As consideration for the Initial Lenders' commitments hereunder and the Lead Arrangers' agreements to structure and arrange the Facilities, you agree to pay (or to cause to be paid) the nonrefundable (except as set forth in the Fee Letter) fees as set forth in the Fee Letter.

5. Conditions.

The Initial Lenders' commitments hereunder to fund the Facilities on the Closing Date are subject solely to the conditions expressly set forth in Exhibit D hereto, and upon the satisfaction (or waiver by the applicable Lead Arrangers) of such conditions, the initial funding of the Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Documentation to the funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation or any other agreement, other than the waiver or satisfaction of the conditions that are expressly set forth in Exhibit D.

6. Indemnity; Costs and Expenses.

You agree to indemnify and hold harmless each Commitment Party, its affiliates (other than any Excluded Affiliate acting in its capacity as such (other than Excluded Affiliates participating in the Facilities with your approval)) and their respective officers, directors, employees, members, agents, advisors, representatives and controlling persons involved in the Transactions (each, a "***Related Party***"), it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as (a) financial advisors to you, the Sponsor or the Company in connection with the Acquisition or any other potential acquisition of the Company, (b) a co-equity investor in the Transactions or any potential acquisition of the Company or (c) a direct or indirect shareholder in the Company in the Transactions (collectively, the "***Indemnified Persons***" and each individually an "***Indemnified Person***"), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, incurred or suffered by any such Indemnified Person arising out of or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter or the Transactions (any of the foregoing, a "***Proceeding***"), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable and documented out-of-pocket fees and reasonable and documented out-of-pocket expenses of one primary counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of a conflict of interest, one additional counsel as necessary to the Indemnified Persons affected by such conflict taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction, but no other third-party advisors without your prior consent, and other reasonable and documented out-of-pocket expenses incurred in connection with investigating, or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel); provided

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that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (i) they resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or their respective Related Parties (as determined in a final non-appealable judgment in a court of competent jurisdiction), (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or their respective Related Parties under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (C) any dispute among Indemnified Persons (or their respective affiliates or Related Parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against an Administrative Agent or a Lead Arranger in their capacity as such but subject to clauses (i)(A) and (B) above) or (ii) they have resulted from any agreement governing any settlement referred to below by such Indemnified Person that is effected without your prior written consent (which may include through electronic means) (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Person agrees (by accepting the benefits hereof), severally and not jointly, to refund and return promptly any and all amounts paid by you (or on your behalf) under this Section 6 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

In addition, if the Closing Date occurs, you hereby agree to reimburse the Lead Arrangers and Initial Lenders on the Closing Date (to the extent you have been provided an invoice therefor at least three (3) business days prior to the Closing Date) for all reasonable documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket expenses of the Lead Arrangers' due diligence investigation, consultants' fees (to the extent any such consultant has been hired with your prior consent), syndication expenses, travel expenses and reasonable and documented fees, disbursements and other charges of counsel, but in the case of legal fees and expenses of counsel, limited to the reasonable and documented fees and reasonable and documented out-of-pocket expenses of Cahill Gordon & Reindel LLP and, if reasonably necessary, one local counsel in each relevant material jurisdiction) incurred in connection with the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding any other provision of this Commitment Letter, no party hereto or any Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its affiliates or Related Parties of this Commitment Letter, the Fee Letter or the Facilities Documentation, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any special, indirect, consequential or punitive damages arising out of or in connection with this Commitment Letter or the Fee Letter (provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth above in the second preceding paragraph in respect of any losses, claims, damages, liabilities and expenses, joint or several, incurred or suffered by an Indemnified Person to a third party that are otherwise required to be indemnified in accordance with this Section 6). You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (not to be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses incurred or suffered by reason of such settlement or judgment in accordance with the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person

8

from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

7. Confidentiality.

You acknowledge that the Lead Arrangers, the Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you or the Company may have conflicting interests. None of the Commitment Parties or their respective affiliates will use information obtained from you, the Company or the Sponsor or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or any of their other respective relationships with you, the Company or the Sponsor or any of your or their respective affiliates in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Sponsor, the Company or your or their respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the debt transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of and responsible for evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge that each of the Lead Arrangers (or an affiliate thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments

9

(including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion in accordance with applicable law. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each such Lead Arranger with respect to any breach or alleged breach of fiduciary duty in connection with the financing transactions contemplated by this Commitment Letter.

You agree that you will not disclose this Commitment Letter, the Fee Letter or the contents of any of the foregoing to any person without our prior written approval (which may include through electronic means) (not to be unreasonably withheld, conditioned or delayed), except that you may disclose (a) this Commitment Letter, the Fee Letter and the contents hereof and thereof (i) to the Sponsor and to actual and potential co-investors and to your, the Sponsor's and such co-investors' respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors on a confidential basis and (ii) as required by applicable law, compulsory legal process, pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter, the Fee Letter and the contents hereof and thereof to the sellers of the Company, the Company, the owners of the Company and their direct or indirect parent companies and their respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential basis (provided that any such disclosure of the Fee Letter shall be subject to redaction of the fees, the economic "market flex" provisions and the economic provisions of the "securities demand" provisions contained therein in a customary manner), (c) the existence and contents of the Term Sheets to any rating agency, (d) the existence and contents of this Commitment Letter and the Fee Letter to an Additional Agent (and its respective officers, directors, employees, attorneys, accountants, advisors and related parties) or, other than with respect to the Fee Letter, to a potential Lender (and its respective officers, directors, employees, attorneys, accountants, advisors and related parties) in connection with the Transactions, (e) the aggregate fee amounts contained in the Fee Letter as part of projections, *pro forma* information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions, (f) the existence and contents of this Commitment Letter in any proxy, public filing, prospectus, offering memorandum, offering circular, syndication materials or other marketing materials in connection with the Acquisition or the financing thereof, (g) this Commitment Letter, the Fee Letter and the contents hereof and thereof in connection with protecting or enforcing any right under this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (h) this Commitment Letter and the contents hereof to the extent it becomes publicly available other than as a result of a breach of this Commitment Letter by you or breach of another confidentiality obligation owed to a Commitment Party by you or your affiliates, and (i) after the Closing Date, the Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs; provided that, the foregoing restrictions shall cease to apply on the earlier of (i) two years after the date hereof and (ii) the date the Facilities Documentation shall have been executed and delivered by the parties thereto (other than in respect of the Fee Letter and the contents thereof to the extent required hereby).

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information with respect to the Transactions or obtained from or on behalf of you, the Company or your or its respective affiliates in the course of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their

10

respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates involved in the Transactions (other than Excluded Affiliates) on a "need to know" basis in connection with evaluating the financing transactions hereunder and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with such Commitment Party responsible for such persons' compliance with this Section 7), (b) on a confidential basis to any bona fide prospective Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution and other persons to whom you have affirmatively declined to consent to the syndication or assignment thereto prior to the disclosure of such confidential information to such person) that agrees to keep such information confidential in accordance with (x) the provisions of this paragraph (or language substantially similar to this paragraph that is reasonably acceptable to the Sponsor and you) for the benefit of you or (y) other customary confidentiality language in a "click-through" arrangement, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to inform you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any federal or state regulatory or self-regulatory agencies or authority having jurisdiction over a Commitment Party (including in any audit or examination, inspection or other inquiry conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Fee Letter or other confidentiality or fiduciary obligation owed by such Commitment Party to you, the Sponsor, the Company or your or their respective affiliates or (ii) becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf that, to such Commitment Party's knowledge (after due inquiry), is not in violation of any confidentiality or fiduciary obligation owed to you, the Company, the Sponsor or your or their respective affiliates, (f) to the extent you shall have consented in advance to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the Commitment Parties' rights with respect to this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (h) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a "due diligence" defense, (i) to the extent independently developed by such Commitment Party without reliance on confidential information or (j) with respect to the existence and contents of the Term Sheets, in consultation with you, to the rating agencies; provided that, no such disclosure shall be made to the members of such Commitment Party's or any of its affiliates' deal teams that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a "***Private Equity Affiliate***") or are engaged in the sale of the Company, including through the provision of advisory services (a "***Sell Side Affiliate***" and, together with the Private Equity Affiliates, the "***Excluded Affiliates***") other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party's internal policies and procedures to act in a supervisory capacity and the Commitment Parties' internal legal, compliance, risk management, credit or investment committee members. The Commitment Parties' and their respective affiliates', if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Facilities Documentation upon the effectiveness thereof and, in any event, will terminate two years from the date hereof. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of any Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a "case study" incorporated into promotional materials, in the form of a "tombstone" advertisement or otherwise) without the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed).

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8. Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "***Patriot Act***")) and the requirements of 31 C.F.R. § 1010.230 (the "***Beneficial Ownership Regulation***"), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and each Loan Party, which information may include its name and address and other information that will allow each of us and the Lenders to identify the Borrower and each Loan Party in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the Lenders.

9. Governing Law, Etc.

This Commitment Letter and the commitments hereunder and the Fee Letter shall not be assignable by any party hereto (except (a) by an Initial Lender in connection with the syndication of the Facilities subject to Section 2 above (and the limitations set forth therein) and (b) by you to any domestic entity that is or will be, directly or indirectly, wholly owned by you after giving effect to the Transactions) without the prior written consent of each of the other parties hereto, and any attempted assignment without such consent shall be void; provided that GS Bank may assign its commitments and agreements hereunder to Goldman Sachs Lending Partners LLC without the consent of any party hereto. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (*e.g.*, "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and, if any of this Commitment Letter or any commitment hereunder is assigned in accordance with the first sentence of this Section 9 above, the applicable permitted assignee or assignees. Subject to the limitations set forth in Section 2 above, the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates (other than an Excluded Affiliate or Disqualified Institution) and the provisions of Section 6 shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of "Company Material Adverse Effect" (as defined in the Acquisition Agreement) and whether a Company Material Adverse Effect has occurred, (b) the accuracy of any Specified Acquisition Agreement Representations and whether you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representations and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by and construed in accordance with the laws governing the Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York,

12

and, in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder, whether in contract, tort or otherwise, and irrevocably and unconditionally agrees that it will not commence any such suit, action or proceeding against any of the other parties hereto arising out of or in any way relating to this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder in any forum other than such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party at its address above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is solely subject to the conditions precedent set forth in Section 5 hereof and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Reasonably promptly after the execution of this Commitment Letter by you, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation in a manner consistent with this Commitment Letter (including any applicable documentation principles) for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

The syndication (if applicable), expense reimbursement (if applicable), information (if applicable), compensation (if applicable), indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, absence of fiduciary duty and confidentiality provisions contained herein and, if applicable, in the Fee Letter shall remain in full force and effect regardless of whether the Incremental Revolving Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders' commitments hereunder; provided that your obligations under this Commitment Letter, other than your obligations relating to syndication assistance in respect of the Facilities and the requirement to update Information and Projections (which shall terminate in accordance with Sections 2 and 3, respectively) and confidentiality of the Fee Letter to the extent set forth therein, shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate (on a pro rata basis among the Initial Lenders) all or any portion of the Initial Lenders' commitments hereunder at any time subject to the provisions of the preceding sentence.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Commitment Parties the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letter, in each case not later than 11:59 p.m., New York City time, on the date that is five business days after the date hereof, failing which the Initial Lenders' commitments hereunder will expire at such time. In the

13

event that (a) the initial borrowing under the Facilities (or the Senior Notes) does not occur on or before five business days after the "Outside Date" (as defined in the Acquisition Agreement (as in effect on the date hereof)), (b) the Acquisition closes with or without the use of the Facilities (in each case, as to such Facility) or (c) the Acquisition Agreement is validly terminated by you (or your affiliates) or with your (or your affiliates) written consent prior to the closing of the Acquisition, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. The termination of any commitment shall not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By ______________________________
Name: Jeff Piercy
Title: Director

BOFA SECURITIES, INC.

By ______________________________
Name: Jeff Piercy
Title: Director

[Harvest – Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS AG, STAMFORD BRANCH

By: _______________
Name: Kevin T. Pluff
Title: Managing Director
Leveraged Capital Markets

By: _______________
Name: Michael Lawton
Title: Managing Director

UBS SECURITIES LLC

By: _______________
Name: Kevin T. Pluff
Title: Managing Director
Leveraged Capital Markets

By: _______________
Name: Michael Lawton
Title: Managing Director

[Harvest – Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BARCLAYS BANK PLC

By: ______________________________

Name: Jeremy Hazan
Title Managing Director

[Harvest – Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By: ______________________________
Name: Celine Catherin
Title: Managing Director

By: ______________________________
Name:
Title:

DEUTSCHE BANK CAYMAN ISLANDS BRANCH

By: ______________________________
Name: Celine Catherin
Title: Managing Director

By: ______________________________
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By: ______________________________
Name: Celine Catherin
Title: Managing Director

By: ______________________________
Name:
Title:

[Harvest – Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By: ______________________________

Name:

Title:

By: ______________________________

Name: John [illegible]

Title: Managing Director

DEUTSCHE BANK CAYMAN ISLANDS BRANCH

By: ______________________________

Name:

Title:

By: ______________________________

Name: John [illegible]

Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By: ______________________________

Name:

Title:

By: ______________________________

Name: John [illegible]

Title: Managing Director

[Harvest – Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS BANK USA

By: ______________________________
Name:
Title Robert Ehudin
Authorized Signatory

[Harvest – Commitment Letter]

Accepted and agreed to as of
the date first written above:

ADVISOR GROUP HOLDINGS, INC.

By: ______________________________

Name: Nina McKenna
Title: Secretary

[Harvest – Commitment Letter]

EXHIBIT A

Project Harvest
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the letter agreement to which this Exhibit A is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Advisor Group Holdings, Inc., a Delaware corporation (the "***Borrower***"), which is controlled by Reverence Capital Partners (together with its affiliates and associated funds, collectively, the "***Sponsor***"), intends to, directly or indirectly, acquire (the "***Acquisition***") all of the equity interests of the company identified to us as "Harvest" (together with its subsidiaries, the "***Company***") pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

i) The Borrower will (i) on the Closing Date, obtain a senior secured revolving credit facility described in Exhibit B to the Commitment Letter in an aggregate principal amount of $100,000,000 (the "***Incremental Revolving Facility***"), to be incurred as Incremental Revolving Credit Commitments (as defined in the Credit Agreement, dated as of August 1, 2019 (as amended, restated, supplemented, waived or otherwise modified from time to time, the "***Credit Agreement***"), by and among AG Parent Corp. ("***Holdings***"), the Borrower, the several lenders from time to time parties thereto and UBS AG, Stamford Branch, as the administrative agent and the collateral agent) and (ii) on or prior to the Closing Date, issue "Rule 144A-for-life" senior secured notes generating up to $775,000,000 in gross proceeds (the "***Senior Notes***") in a private placement, or to the extent the Senior Notes are not, or cannot be, issued on or prior to the Closing Date or Senior Notes generating less than $775,000,000 (as such amount may be reduced in accordance with the terms hereof) in gross proceeds are issued on or prior to the Closing Date, obtain a senior secured bridge facility described in Exhibit C to the Commitment Letter in an aggregate principal amount up to $775,000,000 (as such amount may be reduced in accordance with the terms hereof) (the "***Senior Bridge Facility***" and, together with the Incremental Revolving Facility, the "***Facilities***").

ii) Proceeds received by the Borrower will be used to fund (i) on the Closing Date, the repayment in full (or the termination, discharge or defeasance in full (or arrangements reasonably satisfactory to the Lenders for the termination, discharge or defeasance in full)) (the "***Refinancing***") of all outstanding indebtedness of the Company and its subsidiaries under (including the release of all liens, security interests, pledges, mortgages and other encumbrances with respect thereto, if applicable) that certain Amended and Restated Loan Agreement dated as of April 21, 2017, by and between Securities America Financial Corporation and American National Bank (as amended, restated, supplemented and/or modified from time to time, the "***Existing Credit Agreement***"); provided that to the extent any of the Company's and its subsidiaries' indebtedness under the 4% notes due November 15, 2036, 3.99% notes due October 1, 2021, 4.75% notes due January 2024, 6.5% notes due November 30, 2027, 7% notes due May 31, 2028, 7.25% notes due September 30, 2028 and 7.75% notes due June 30, 2029 remains outstanding, such indebtedness shall constitute an obligation of the Borrower and/or a Guarantor but not an obligation of any restricted subsidiary of the Borrower that is not a Guarantor, (ii) the payment of consideration pursuant to the terms and conditions of the Acquisition Agreement (the "***Acquisition Consideration***"), and the other payments contemplated by the Acquisition Agreement, (iii) fees, premiums (if any) and expenses incurred in connection with the foregoing and transactions (including the Transactions) related thereto (such fees and expenses, the "***Transaction Costs***") and (iv) working capital and general corporate purposes.

The transactions described above, together with the transactions related thereto (including the payment of all Transaction Costs), are collectively referred to herein as the "***Transactions***". For purposes of the Commitment Letter and the Fee Letter, "***Closing Date***" shall mean the date that the loans under the Facilities (or the Senior Notes, as applicable) are funded and the closing of the Acquisition is consummated.

A-2

EXHIBIT B

Project Harvest
Incremental Revolving Facility
Summary of Terms

Capitalized terms used but not defined in this Exhibit B shall have the respective meanings set forth in the Credit Agreement or the letter agreement to which this Exhibit B is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	Advisor Group Holdings, Inc., a Delaware corporation (the "***Borrower***").
Incremental Revolving Administrative Agent and Collateral Agent:	UBS AG will continue to act as the sole administrative agent and sole collateral agent under the Credit Agreement (in such capacities and, together with its permitted successors, the "***Incremental Revolving Administrative Agent***") for a syndicate of banks, financial institutions and other institutional lenders and investors (other than Disqualified Institutions) (together with the Initial Incremental Revolving Lenders, the "***Incremental Revolving Lenders***") reasonably acceptable to the Borrower and the Sponsor (such acceptance not to be unreasonably withheld, conditioned or delayed).
Incremental Revolving Lead Arrangers and Bookrunners:	UBSS, BofA Securities, Barclays, DBSI, GS Bank and any other Lead Arrangers appointed pursuant to the Commitment Letter with respect to the Incremental Revolving Facility (collectively, the "***Incremental Revolving Lead Arrangers***").
Incremental Revolving Facility:	Incremental Revolving Facility: A revolving credit facility in an aggregate principal amount equal to $100,000,000 (the "***Incremental Revolving Facility***") will be available to the Borrower. Amounts under the Incremental Revolving Facility will be available to the Borrower in U.S. Dollars. Use of Proceeds: The proceeds of loans under the Incremental Revolving Facility (the "***Incremental Revolving Loans***") may be utilized (a) on the Closing Date to fund (i) a portion of the Acquisition Consideration and the Refinancing, (ii) any OID or upfront fees required to be funded in connection with the issuance of the Senior Notes or the Securities pursuant to any offering undertaken to finance the Acquisition, (iii) Transaction Costs and (iv) to replace, backstop or cash collateralize letters of credit outstanding under the Existing Credit Agreement and for working capital (including working capital payments or adjustments under the Acquisition Agreement) and advisor retention loans, and (b) on and after the Closing Date, for any purpose permitted under the Credit Agreement; provided, that the Incremental Revolving Loans borrowed on the Closing Date for purposes set forth in clause (a)(i) above shall not exceed $75,000,000. Availability: Incremental Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the Revolving Credit Termination Date as set forth under

"Use of Proceeds" above and in accordance with the terms of the Incremental Revolving Facility Documentation referred to below. Commitment Fees, Letter of Credit Fees, Applicable Margin and Interest Rate Floors: Identical to the Revolving Credit Loans and the Revolving Credit Commitments under the Credit Agreement. Maturity: The Incremental Revolving Facility will terminate on the Revolving Credit Maturity Date.
Guarantees:	All obligations of the Borrower under the Incremental Revolving Facility will be unconditionally guaranteed by the Persons (collectively, the "***Guarantors***" and, together with the Borrower, the "***Loan Parties***") that are required to be guarantors of the Initial Revolving Credit Commitments (as defined in the Credit Agreement).
Security:	The obligations of the Borrower and the Guarantors in respect of the Incremental Revolving Facility will be secured by a perfected security interest in the assets which are required to secure the obligations of the Borrower and the Guarantors under the Initial Revolving Credit Commitments on a *pari passu* basis.
Uncommitted Incremental Facilities:	As set forth in the Credit Agreement.
Refinancing Facilities:	As set forth in the Credit Agreement.
Mandatory Prepayments:	As set forth in the Credit Agreement. The Incremental Revolving Loans shall participate in mandatory prepayments with the existing Revolving Loans under the Credit Agreement on a pro rata basis.
Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of borrowings under the Incremental Revolving Facility, and voluntary commitment reductions under the Incremental Revolving Facility, will be permitted at any time, in minimum principal amounts set forth in the Credit Agreement, without premium or penalty, subject to reimbursement of the Incremental Revolving Lenders' redeployment costs (other than lost profits) as set forth in the Credit Agreement. All voluntary prepayments shall be applied to the class or classes of revolving loans (with or without a corresponding commitment reduction) as selected by the Borrower.
Documentation:	The definitive documentation with respect to the Incremental Revolving Facility (the "***Incremental Revolving Facility Documentation***") will consist of the Credit Agreement (and related Credit Documents) and shall be effected pursuant to a Joinder Agreement. The Incremental Revolving Facility shall be structured as New Revolving Credit Commitments.
Representations and Warranties:	As set forth in the Credit Agreement.

B-2

Conditions Precedent to Availability of the Incremental Revolving Facility on the Closing Date:	The availability of the Incremental Revolving Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that conditions set forth in Exhibit D are subject, in all respects, to the Certain Funds Provision.
Conditions Precedent to each Borrowing under the Incremental Revolving Facility (other than on the Closing Date):	As set forth in the Credit Agreement.
Affirmative Covenants:	As set forth in the Credit Agreement.
Negative Covenants:	As set forth in the Credit Agreement.
Limited Condition Transaction:	As set forth in the Credit Agreement.
Financial Covenant:	As set forth in the Credit Agreement.
Unrestricted Subsidiaries:	As set forth in the Credit Agreement.
Events of Default:	As set forth in the Credit Agreement.
Voting:	As set forth in the Credit Agreement.
Cost and Yield Protection:	As set forth in the Credit Agreement.
Assignments and Participations:	As set forth in the Credit Agreement.
Expenses and Indemnification:	As set forth in the Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Incremental Revolving Administrative Agent and Incremental Revolving Lead Arrangers:	Cahill Gordon & Reindel LLP.

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EXHIBIT C

Project Harvest
Senior Bridge Facility
Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter agreement to which this Exhibit C is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Borrower:	The Borrower under the Incremental Revolving Facility (the "***Borrower***").
Bridge Lead Arrangers and Bookrunner:	BofA Securities, UBSS, Barclays, DBSI, GS Bank and any other Lead Arrangers appointed pursuant to the Commitment Letter with respect to the Senior Bridge Facility (the "***Bridge Lead Arrangers***").
Bridge Administrative Agent:	Bank of America will act as the sole administrative agent (in such capacity and together with permitted successors, the "***Bridge Administrative Agent***" and together with the Incremental Revolving Administrative Agent, the "***Administrative Agents***") for a syndicate of banks, financial institutions and other institutional lenders and investors (other than Disqualified Institutions) (together with the Initial Bridge Lenders, the "***Bridge Lenders***") reasonably acceptable to the Borrower and the Sponsor (with such acceptance not to be unreasonably withheld, conditioned or delayed).
Initial Loans:	The Bridge Lenders will make senior secured loans (the "***Senior Initial Loans***") to the Borrower on the Closing Date in an aggregate principal amount of $775,000,000, *plus*, at the Borrower's election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with the issuance of the Senior Notes or Securities pursuant to any offering undertaken to finance the Acquisition, *minus*, the aggregate gross proceeds of the Senior Notes or any Securities in lieu thereof issued on or prior to the Closing Date, pursuant to a senior bridge loan facility (the "***Senior Bridge Facility***"). Notwithstanding the foregoing, the commitments with respect to the Senior Bridge Facility may be ratably reduced at the Borrower's election at any time prior to the Closing Date. The Senior Bridge Facility will be available to the Borrower in U.S. Dollars.
Availability:	The Bridge Lenders will make the Senior Initial Loans on the Closing Date. Amounts repaid or prepaid under the Senior Bridge Facility may not be reborrowed.
Purpose:	The proceeds of the Senior Initial Loans will be applied on the Closing Date, together with the proceeds of any amount drawn under the Incremental Revolving Facility, the Borrower's existing revolving credit facility under the Credit Agreement (the "***Existing***

Revolving Facility") and the proceeds of any Senior Notes or Securities, to (a) finance a portion of the Acquisition Consideration, (b) consummate the Refinancing and (c) pay Transaction Costs.

Maturity: All of the Senior Initial Loans will mature on the date that is the one year anniversary of the Closing Date (the "***Initial Loan Maturity Date***"). Any Senior Initial Loan that has not been previously repaid in full on or prior to the Initial Loan Maturity Date will be automatically converted into a secured senior term loan (each, a "***Senior Term Loan***") due on the date that is 8 years after the Closing Date (the "***Senior Maturity Date***"). The date on which Senior Initial Loans are converted into Senior Term Loans is referred to as the "***Senior Conversion Date***". At any time on or after the Senior Conversion Date (but no more frequently than once a week and upon not less than 5 business days' notice) at the option of the applicable Bridge Lender, the Senior Term Loans may be exchanged in whole or in part for senior secured exchange notes described in Annex I hereto (the "***Senior Exchange Notes***") having an equal principal amount; provided that no Senior Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $200,000,000 (and thereafter, the Borrower shall only have to issue additional Senior Exchange notes once requests to issue at least $200,000,000 are made) in aggregate principal amount of Senior Exchange Notes.

On the Initial Loan Maturity Date, the covenants, defaults, mandatory prepayments and certain other terms applicable to the Senior Term Loans will automatically be modified as set forth in Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex I hereto. The Senior Initial Loans, the Senior Term Loans and the Senior Exchange Notes shall be *pari passu* for all purposes.

Interest: Prior to the Initial Loan Maturity Date, the Senior Initial Loans will accrue interest at a rate *per annum* equal to LIBOR *plus* a Spread (as defined below). As used herein, the "***Spread***" means initially 600 basis points which will increase by 50 basis points at the end of the first three-month period after the Closing Date and which will increase by 50 basis points at the end of each three-month period thereafter (but in no event to exceed, other than a result of the application of default interest, the Senior Cap).

Notwithstanding the foregoing, except as a result of the obligation to pay default interest, at no time shall the *per annum* interest rate on the Senior Initial Loans, Senior Term Loans or the Senior Exchange Notes exceed the Senior Cap (as defined in the Fee Letter). During the continuance of any payment event of default, the interest rate will be, with respect to overdue amounts, the applicable interest rate *plus* 2.00% *per annum*. Interest on such overdue amounts will be payable upon written demand.

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The Borrower shall pay interest on the entire principal amount of the outstanding Senior Initial Loans in cash (subject to the Senior Cap (other than as a result of the payment of default interest)) quarterly in arrears and on the Initial Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days. As used herein, "***LIBOR***" has the meaning given to the term "LIBOR Rate" in the Credit Agreement.
Guarantees:	The Senior Initial Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter) on a senior basis, and such guarantees shall rank *pari passu* with the guarantees of the Credit Agreement. Any such guarantees of the Senior Initial Loans will be automatically released upon the release of the guarantees under the Credit Agreement (except in the case of repayment in full or termination of the Credit Agreement).
Security:	Subject to the Certain Funds Provision and the High Yield Documentation Principles, the obligations of Borrower and the Guarantors in respect of the Senior Bridge Facility will be secured by a perfected security interest in substantially the same assets which secure the obligations of Borrower and the Guarantors under the Credit Agreement (the "***Collateral***"), on a *pari passu* basis pursuant to the First Lien Intercreditor Agreement (as defined in the Credit Agreement) (the "***Intercreditor Agreement***"), on terms, conditions (including exceptions, grace periods, limitations and materiality thresholds) substantially identical to those set forth in the Credit Agreement and the existing security documentation under the Credit Agreement; provided that, if applicable, Collateral shall also exclude any equity interests of any subsidiary of the Borrower in excess of the maximum amount of such equity interests that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements with the Securities and Exchange Commission that are otherwise not required to be filed but only to the extent that the Borrower has not satisfied such requirement. Any security under the Senior Bridge Facility will be automatically released upon the release of the corresponding security interests under the Credit Agreement (except in the case of repayment in full or termination of the Credit Agreement).
Intercreditor Agreement	The liens securing the Senior Bridge Facility shall be subject to the Intercreditor Agreement, and the Bridge Administrative Agent hereby agrees to execute and deliver the Intercreditor Agreement in the form of Exhibit H-1 to the Credit Agreement.
Mandatory Prepayment:	Customary for transactions of this type and based on the High Yield Documentation Principles.

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Change of Control:	The Borrower will be required to offer to prepay the Senior Initial Loans upon the occurrence of a change of control (to be defined in a manner consistent with the High Yield Documentation Principles and to include a pre- and post-initial public offering provision), which offer shall be at 100% of the principal amount thereof, *plus* accrued and unpaid interest.
Optional Prepayment:	The Senior Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time, without premium or penalty, subject to reimbursement of the Bridge Lenders' redeployment costs (other than lost profits) in the case of a prepayment of LIBOR loans prior to the last day of the relevant interest period.
Documentation:	The definitive documentation with respect to the Senior Bridge Facility (the "***Senior Bridge Facility Documentation***" and together with the Incremental Revolving Facility Documentation, the "***Facilities Documentation***") will contain only those mandatory prepayments or offers to purchase set forth in this Exhibit C and representations, warranties, conditions to borrowing, affirmative and negative covenants and events of default set forth in this Exhibit C, in each case applicable to the Borrower and its restricted subsidiaries, with materiality thresholds, qualifications, exceptions, "baskets" (subject to "grower" components) and grace and cure periods to be mutually agreed, which will be based upon the Credit Agreement, with changes and modifications, (w) that reflect the terms of this Term Sheet and the "market flex" provisions of the Fee Letter, (x) as are reasonably necessary to take into account (i) the operational requirements and strategic requirements of the Borrower and its restricted subsidiaries (after giving effect to the Transactions) in light of their size, industries (and risks and trends associated therewith), businesses and business practices, geographical locations and operations, leverage profile, proposed business plan and financial reporting, (ii) the sponsor model delivered to the Bridge Lead Arrangers on October 31, 2019 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Bridge Lead Arrangers, the "***Sponsor Model***"), (iii) the customary operational and agency provisions of the Bridge Administrative Agent reasonably acceptable to the Borrower and (iv) the "bridge facility" nature of the Senior Bridge Facility Documentation, (y) to include customary EU Bail-In provisions and (z) to reflect necessary adjustments for the Senior Bridge Facility to be secured by the Collateral, as applicable (collectively, the "***High Yield Documentation Principles***"). The Senior Bridge Facility Documentation shall be subject in all respects to the Certain Funds Provision. Counsel to the Sponsor shall prepare the initial drafts of the Senior Bridge Facility Documentation.
Conditions Precedent to Funding:	The availability of the Senior Bridge Facility will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that

C-4

conditions set forth in Exhibit D are subject, in all respects, to the Certain Funds Provision.

Representations and Warranties:	Consistent, to the extent applicable, with those in the Credit Agreement (with appropriate customary changes for bridge financings and to reflect the secured nature of the Senior Bridge Facility that are consistent with the High Yield Documentation Principles) and which will be, in any event, not less favorable to Holdings, the Borrower and their restricted subsidiaries than the provisions of the Credit Agreement.
Covenants:	Consistent with the Credit Agreement; provided that provisions relating to the incurrence of debt and liens and the making of restricted payments and restricted debt payments shall be more restrictive to Holdings, the Borrower and their restricted subsidiaries than those in the High Yield Documentation Principles and the Credit Agreement for the first year following the Closing Date in a manner to be agreed. For the avoidance of doubt, there will be no financial covenants.
Events of Default:	Consistent with the Credit Agreement, as modified consistent with the High Yield Documentation Principles to reflect the secured nature of the Senior Bridge Facility.
Cost and Yield Protection:	Usual for facilities and transactions of this type (including mitigation provisions and to include Dodd-Frank and Basel III as changes in law) and which will be, in any event, not less favorable to Holdings, the Borrower and their restricted subsidiaries than the corresponding provisions of the Credit Agreement.
Assignment and Participation:	Subject to prior notification of the Bridge Administrative Agent, the Bridge Lenders will have the right to assign Senior Initial Loans (in minimum increments of $5,000,000 or the then remaining amount of Senior Initial Loans held by a Lender) in compliance with applicable law to any third party; provided that, (a) prior to the earlier of the Initial Loan Maturity Date and a Demand Failure Event (as defined in the Fee Letter), unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders (as defined in the Commitment Letter) would hold, in the aggregate, less than 50.1% of the outstanding Senior Initial Loans and (b) no loans and commitments shall be assigned to Disqualified Institutions so long as the list of Disqualified Institutions may be available to a lender upon request; provided, further, that GS Bank may assign its loans and commitments to Goldman Sachs Lending Partners LLC without the consent of any party. Assignments will be by novation that will release the obligation of the assigning Bridge Lender.

C-5

The Bridge Lenders will have the right to participate their Senior Initial Loans to other banks, financial institutions and other persons without restriction, other than customary voting limitations; provided that, no loans and commitments shall be participated to Disqualified Institutions so long as the list of Disqualified Institutions may be made available to a lender upon request. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Bridge Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans and commitments under the Senior Bridge Facility, or disclosure of confidential information, to any Disqualified Institution.

If the Sponsor or any of its affiliates holds any Senior Initial Loans, they will be subject to similar restrictions (if any) on Affiliated Lenders (as defined in the Credit Agreement), as the case may be, with respect to such Senior Initial Loans, as set forth in the Credit Agreement.

Voting: Amendments and waivers of the Senior Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Senior Initial Loans (the "***Bridge Required Lenders***"), except that (a) the consent of each directly and adversely affected Bridge Lender (and not the Bridge Required Lenders) will be required for (i) reductions or extensions of the scheduled date for payment of principal, interest rates or Spread owing to such Bridge Lender (provided that, waiver of a default, event of default, mandatory prepayment or offer to purchase, or default interest shall not constitute a reduction for this purpose) and (ii) extensions of the Initial Loan Maturity Date (except as provided under the caption "Maturity" above and it being understood and agreed that the amendment or waiver of any mandatory prepayment, default interest, default or event of default shall only require the consent of the Bridge Required Lenders) or the Senior Maturity Date and (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) releases of all or substantially all the Guarantors or Collateral under the Senior Bridge Facility (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted) and (ii) reductions in voting thresholds.

C-6

<u>Expenses and Indemnification</u>:	Consistent with the Credit Agreement.
<u>Governing Law and Forum</u>:	New York.
<u>Counsel for Bridge Administrative Agent and Bridge Lead Arrangers</u>:	Cahill Gordon & Reindel LLP.

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ANNEX I to
EXHIBIT C

Project Harvest
Senior Term Loans
Senior Exchange Notes
Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex I have the meanings assigned to such terms in the Summary of Terms and Conditions of the Senior Bridge Facility to which this Annex I is attached.

Issuer:	The Borrower of the Senior Initial Loans (in its capacity as the borrower of the Senior Term Loans and the issuer of the Senior Exchange Notes, the "***Issuer***").
Senior Term Loans:	On the Initial Loan Maturity Date, all of the outstanding Senior Initial Loans will be automatically converted into Senior Term Loans having a principal amount equal to 100% of the aggregate principal amount of the converted Senior Initial Loans.
Maturity:	The Senior Term Loans and the Senior Exchange Notes will mature on the Senior Maturity Date.
Interest Rate:	The Senior Term Loans and the Senior Exchange Notes will bear interest at a rate equal to 7.5% *per annum*. During the continuance of any payment event of default with respect to the Senior Term Loans, the interest rate will be, with respect to overdue amounts, the applicable interest rate, *plus* 2.00% *per annum*. Interest on such overdue amounts will be payable upon written demand. Interest will be payable in cash in arrears at the end of each semi-annual period and computed on the basis of a 360-day year.
Guarantees:	Same as the Senior Initial Loans (including as to release).
Security:	Same as the Senior Initial Loans (including as to release).
Intercreditor Agreement:	Same as the Senior Initial Loans.
Mandatory Redemption:	With respect to the Senior Term Loans, consistent with the Credit Agreement. With respect to the Senior Exchange Notes, consistent with that certain Indenture, dated as of August 1, 2019 (as amended, restated, supplemented, waived or otherwise modified from time to time, the "***Indenture***"), among Advisor Group Holdings, Inc., the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee.
Optional Redemption:	The Senior Term Loans may be prepaid at the option of the Issuer, in whole or in part, at any time at par, *plus* accrued and unpaid interest to the prepayment date. The Senior Exchange Notes will be non-callable during the period beginning from the initial date of issuance of the Senior Exchange Notes and ending immediately prior to three years after the Closing Date (subject to a 40% equity clawback and make-whole provisions at T+50 basis points) and will be callable thereafter at par, *plus* accrued and unpaid interest, *plus* a premium equal to 50% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero three years prior to the Senior Maturity Date; provided further, that, such call protection shall not apply to any redemptions in case of an AHYDO "catch-up" provision, which shall permit redemption at par.

Notwithstanding the foregoing, unless a Demand Failure Event has occurred, any Senior Exchange Notes held by any Commitment Party or its affiliates (excluding an Asset Management Affiliate and other than with respect to those Senior Exchange Notes acquired by any Commitment Party or its affiliates pursuant to bona fide open market purchases in connection with market making activities) may be repaid, in whole or in part, in minimum denominations to be agreed, at par *plus* accrued and unpaid interest, upon not less than one business days' prior written notice, at the option of the Borrower at any time.

Except as provided above, the optional redemption provisions of the Senior Exchange Notes will be on terms consistent with the Indenture.

Defeasance and Discharge Provisions:	With respect to the Senior Exchange Notes, consistent with the Indenture.
Modification:	With respect to the Senior Term Loans, consistent with the Credit Agreement; with respect to the Senior Exchange Notes, consistent with the Indenture; in each case, as modified consistent with the High Yield Documentation Principles to reflect the secured nature of the Senior Term Loans and the Senior Exchange Notes.
Registration Rights:	With respect to the Senior Exchange Notes, private for life.
Right to Transfer Senior Exchange Notes:	The holders of the Senior Term Loans and Senior Exchange Notes shall have the absolute and unconditional right to transfer such Senior Term Loans and Senior Exchange Notes in compliance with applicable law to any third parties.
Covenants:	With respect to the Senior Term Loans, consistent with the Credit Agreement; with respect to the Senior Exchange Notes, consistent with the Indenture; in each case, as modified consistent with the High Yield Documentation Principles to reflect the secured nature of the Senior Term Loans and the Senior Exchange Notes.
Events of Default:	With respect to the Senior Term Loans, consistent with the Credit Agreement; with respect to the Senior Exchange Notes, consistent with the Indenture; in each case, as modified consistent with the

C-I-2

High Yield Documentation Principles to reflect the secured nature of the Senior Term Loans and the Senior Exchange Notes.

<u>Governing Law and Forum</u>: New York.

C-I-3

EXHIBIT D

Project Harvest
Conditions Precedent to Funding

Capitalized terms used but not defined in this Exhibit D shall have the respective meanings set forth in the letter agreement to which this Exhibit D is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties to be made on the Closing Date shall be (i) such of the representations and warranties made with respect to the Company or any of its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (the "***Specified Acquisition Agreement Representations***") and (ii) the Specified Representations and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the applicable conditions set forth in Exhibit D as attached hereto are satisfied or waived by the applicable Lead Arrangers (it being understood that to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest therein) with respect to the Company and its applicable restricted subsidiaries (other than to the extent that a lien on such Collateral may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, or without undue burden or expense and subject to the provisions of the Intercreditor Agreement, the delivery of such Collateral or any security interests (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall instead be required to be delivered or provided within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the applicable Administrative Agent) pursuant to arrangements to be mutually agreed by the Borrower and the applicable Administrative Agent). For purposes hereof, "***Specified Representations***" means the representations and warranties made by Holdings and the Borrower set forth in the Facilities Documentation relating to: organizational existence of Holdings and the Borrower; organizational power and authority of Holdings and the Borrower, and due authorization, execution and delivery by Holdings and the Borrower, in each case, as they relate to their entry into and performance of the Facilities Documentation; enforceability of the Facilities Documentation against Holdings and the Borrower; no conflicts with charter documents of Holdings and the Borrower as it relates to their entry into and performance of the Facilities Documentation; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to Exhibit D attached hereto); subject to the immediately preceding sentence and the limitations set forth in the Term Sheets, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; the use of proceeds of borrowings under the Facilities on the Closing Date not violating the PATRIOT Act, FCPA and OFAC; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations or the Specified Representations are qualified or subject to "material adverse effect," the definition thereof shall be "Company Material Adverse Effect" as defined in the Acquisition Agreement (a "***Company Material Adverse Effect***") for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. The provisions of this paragraph are referred to as the "***Certain Funds Provision***".

Subject, in each case, to the Certain Funds Provision, the initial availability of, and initial funding under, the Facilities on the Closing Date shall be subject solely to the satisfaction (or waiver by the applicable Lead Arrangers) of the following conditions precedent:

i) The Acquisition shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended or otherwise modified by the Borrower or any of its applicable affiliates in a manner material and adverse to the Lenders (in their respective capacities as such) without the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, or conditioned and provided that the Lead Arrangers shall be deemed to have consented to such waiver, amendment or other modification unless they shall object thereto within two (2) business days after notice of such waiver, amendment or other modification); provided that (A) any reduction in the purchase price paid in connection with the Acquisition set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as (except in the case of any such decrease (x) pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement, or (y) that, excluding the amount of any such purchase price or similar adjustment, is less than fifteen percent (15%) of the total consideration for the Acquisition, which, in the case of subclauses (x) and/or (y), shall not be considered material and adverse to the Lenders (in their respective capacities as such)) any such reduction is applied to reduce the Senior Bridge Facility, (B) any increase in the purchase price paid in connection with the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders (in their respective capacities as such) so long as such purchase price increase is not funded with (X) additional indebtedness of the Borrower or its restricted subsidiaries, other than amounts permitted to be drawn under the Incremental Revolving Facility or the Existing Revolving Facility on the Closing Date or (Y) additional equity other than common equity or that is equity that is on terms reasonably acceptable to the Commitment Parties (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (C) any change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, or conditioned).

ii) The Lead Arrangers shall have received (a) (I) the audited consolidated balance sheets and consolidated statements of income and cash flows of the Company as of and for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018, and (II) if the Closing Date occurs after February 11, 2020 and the Bridge Marketing Period has not been completed prior to such date, the audited consolidated balance sheet and consolidated statements of income and cash flows of the Company for the fiscal year ended December 31, 2019 (collectively, the "***Audited Financial Statements***") (and each Lead Arranger hereby acknowledges receipt of such Audited Financial Statements in clause (a)(I)), and (b) unaudited consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company as of and for each of the fiscal quarters that is not a fiscal year-end after the date that of the most recent financial statements delivered pursuant to the foregoing clause (a) and ended at least 45 days before the Closing Date (collectively, the "***Quarterly Financial Statements***").

iii) Each Administrative Agent shall have received (at least three (3) business days prior to the Closing Date) all documentation and other information about the Borrower and each Guarantor as has been reasonably requested in writing at least 10 business days prior to the Closing Date by such Administrative Agent or the Lead Arrangers that is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and

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regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

iv) (i)(1) With respect to the Incremental Revolving Facility, the execution and delivery by the Borrower and the other Loan Parties of the Incremental Revolving Facility Documentation consistent with the Commitment Letter and the Incremental Revolving Facility Term Sheet shall have occurred and (2) with respect to the Senior Bridge Facility, the execution and delivery by the Borrower and the other Loan Parties of the Senior Bridge Facility Documentation consistent with the Commitment Letter and the Senior Bridge Facility Term Sheet shall have occurred and (ii) the delivery of customary legal opinions from counsel to the Loan Parties, customary secretary's certificates (with certification only of organizational authorization resolutions or written consents, incumbency of authorized officers and organizational documents), a customary officer's certificate, customary organizational good standing certificates of the Borrower and the other Loan Parties (to the extent such concept exists), customary borrowing requests and a solvency certificate of the Borrower's chief financial officer, chief operating officer or other officer with similar responsibilities in the form attached as Annex I hereto shall have each occurred.

v) All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced at least three (3) business days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial borrowing under the Facilities (which amounts may, at the Borrower's election, be offset against the proceeds of the Facilities).

vi) Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in and construed in accordance with the Acquisition Agreement) has occurred.

vii) Each of the Specified Representations and the Specified Acquisition Agreement Representations are true and correct in all material respects as of the Closing Date.

viii) The Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial borrowing under the Facilities.

ix) With respect to the Senior Bridge Facility, the Borrower shall have prepared and delivered to the Investment Banks a customary preliminary offering memorandum for the Senior Notes suitable for use in a customary "high yield road show" relating to the Senior Notes and in customary form for offering memoranda or private placement memoranda used in Rule 144A for life offerings of non-convertible debt securities and containing all information, including the Annual Financial Statements and the Quarterly Financial Statements, as applicable, and other historical and pro forma financial statements and financial data of the type and form that are customarily included in preliminary offering memoranda pursuant to Rule 144A promulgated under the Securities Act for an offering of the Senior Notes (which, for the avoidance of doubt, shall not require any financial information required by Rule 3-05 (with respect to any transaction entered into or occurring on or prior to the date hereof), Rule 3-09, Rule 3-10 (other than financial data sufficient to enable the Borrower to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act) and Rule 3-16 of Regulation S-X or "segment reporting" or any Compensation Discussion and Analysis required by Item 402 of Regulation S-K or information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and

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any other information customarily excluded from an offering memorandum for Rule 144A-for-life private placements of non-convertible high yield debt securities), and that would be necessary for the Investment Banks to receive "comfort" customary for high yield debt securities (including customary "negative assurance" comfort) from independent accountants of the Company in connection with the offering of the Senior Notes, which such accountants are prepared to provide upon completion of customary procedures. The Investment Banks shall have been afforded a period of at least 10 consecutive business days after January 13, 2020 through which (a) the Bridge Lead Arrangers have received the preliminary offering memorandum (provided that such condition shall be deemed satisfied if such preliminary offering memorandum excludes the "description of notes" and sections that would customarily be provided by the Investment Banks or their counsel but is otherwise complete) and (b) none of the financial statements referred to in the previous sentence are "stale" (such period, the "***Bridge Marketing Period***"); provided, that if the Borrower in good faith reasonably believes that it has delivered the information necessary to satisfy the Bridge Marketing Period, then the Borrower may deliver to the Investment Banks a written notice to that effect (stating when it believes it completed such delivery), in which case the Bridge Marketing Period shall be deemed to have commenced on the date such notice is delivered to the Investment Banks, unless the Investment Banks in good faith reasonably believes that the Borrower has not completed delivery of such information and, within two business days after receipt of such notice, the Investment Banks deliver a written notice to the Borrower to that effect stating with specificity which information the Borrower has not delivered, and upon delivery of such information, the Bridge Marketing Period shall be deemed to have commenced.

x) With respect to the Senior Bridge Facility, all documents and instruments required to create and perfect the Bridge Administrative Agent's security interests in the Collateral shall have been executed and delivered by the Loan Parties and, if applicable, be in proper form for filing.

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<u>Annex I to</u>
<u>EXHIBIT D</u>

FORM OF SOLVENCY CERTIFICATE[1]

of

THE BORROWER AND ITS SUBSIDIARIES

[DATE]

Pursuant to the [Credit Agreement] (the "***Credit Agreement***"), the undersigned hereby certifies to the Incremental Revolving Administrative Agent and the Lenders, solely in such undersigned's capacity as [chief financial officer] [chief operating officer] [specify other officer with similar responsibilities] of [Borrower] (the "***Borrower***"), and not individually (and without personal liability), as follows:

As of the date hereof, on a *pro forma* basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as they become due in the ordinary course of business;

(b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c) the Borrower and its Subsidiaries, on a consolidated basis, are able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[*Signature Page Follows.*]

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[1] NTD: To be updated to reflect the making of the Senior Initial Loans under the Senior Bridge Facility Documentation, to the extent any Senior Initial Loans are to be funded on the Closing Date.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned's capacity as [chief financial officer][chief operating officer][specify other officer with similar responsibilities] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By:______________________________
Name:
Title:

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Annex B to the Proxy Statement

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated November 11, 2019, among Advisor Group Holdings, Inc., a Delaware corporation (“Parent”), Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned shareholder (“Shareholder” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, Parent, Merger Sub and the Company have entered, or will enter, into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, in furtherance of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will agree to merge with the Company in a transaction pursuant to which Parent will become the sole common shareholder of the Company in exchange for cash with respect to all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), including all of the outstanding Shares Beneficially Owned by Shareholder; and

WHEREAS, as a condition and material inducement to expending time and resources with respect to the transactions contemplated by the Merger Agreement, Parent and Merger Sub have required that Shareholder agrees, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b) “Existing Shares” means the outstanding shares of Company Common Stock Beneficially Owned by Shareholder as set forth on Schedule I hereto.

(c) “Shares” means, collectively, the Existing Shares and any outstanding shares of Company Common Stock of which Shareholder acquires Beneficial Ownership after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise; provided, however, that nothing in this Agreement shall require Shareholder to exercise any option or other right to purchase shares of Company Common Stock.

2. Provisions Concerning Company Common Stock.

(a) Except as otherwise agreed to in writing by Parent in advance, from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time (as defined in Section 6 hereof), Shareholder irrevocably and unconditionally agrees to vote (or cause to be voted) the Shares at any meeting of the holders of Company Common Stock, and at every adjournment or postponement thereof, however called, or in connection with any written consent of the holders of Company Common Stock: (i) in favor of (A) the Company Shareholder Approval and any actions required in furtherance thereof and hereof and (B) any proposal to adjourn or postpone such meeting of shareholders of the Company to a later date if there are not sufficient votes to obtain the Company Shareholder Approval; and (ii) against the following actions, agreements or transactions (other than the Merger, and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal, and (B) any action which is intended or would reasonably be expected to prevent, materially delay or materially interfere with or impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Shareholder shall not enter into any contract or agreement with any Person, the effect of which would be inconsistent with the provisions and agreements contained in this Section 2 or that would otherwise violate this Agreement. Each Shareholder shall retain at all times the right to vote the Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b) By entering into this Agreement, solely to the extent of a failure of Shareholder to act in accordance with its obligations under Section 2(a) hereof, Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 2(a) hereof. Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and power of attorney. This proxy and power of attorney granted by Shareholder: (i) is given to secure the performance of the duties of Shareholder under this Agreement; (ii) shall be irrevocable from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time; (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy; (iv) shall revoke any and all prior proxies granted by Shareholder with respect to the Shares; (v) is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Shareholder to the extent not revoked and terminated in accordance with this Section 2(b); (vi) shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2(a) above; and (vii) shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon the Expiration Time.

(c) Shareholder is entering into this Agreement solely in Shareholder’s capacity as the record holder or Beneficial Owner of Shares, and nothing herein shall limit or affect any actions taken (or any failures to act) by Shareholder in his or her capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by Shareholder (including voting on matters, which may include the consideration of Acquisition Proposals to the extent in accordance with the terms of the Merger Agreement, put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in Shareholder’s capacity as a director or officer of the Company shall not constitute a breach of this Agreement, regardless of the circumstances related thereto.

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3. Shareholder Representations and Warranties. As of the date of this Agreement, Shareholder hereby represents, warrants, covenants and agrees as follows:

(a) Ownership of Shares. Shareholder is the Beneficial Owner of the number of Shares set forth on Schedule I hereto. On the date hereof, the Existing Shares set forth on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or Beneficially Owned by Shareholder. Shareholder has good, valid and marketable title to the Existing Shares and, immediately prior to the Merger will have good, valid and marketable title to the Shares, in each case, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws). Without limiting the foregoing, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to enter into and perform all of Shareholder’s obligations under this Agreement, in each case, with respect to all of the Existing Shares set forth on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, except for the impact, if any, of any applicable community property rights or applicable Law.

(b) Power; Binding Agreement. Shareholder has the full legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby; provided, however, that if Shareholder is married and Shareholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such Person in accordance with its terms.

(c) No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any agreement, contract or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, or (ii) violate any Law or order applicable to Shareholder or any of Shareholder’s properties or assets.

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(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by this Agreement, Shareholder’s Shares and any certificates representing such Shares are now, and at all times during the term of this Agreement will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements, except for restrictions on transfer under applicable securities Laws and any such Encumbrances, proxies, voting trusts or agreements, understandings or arrangements arising hereunder.

(e) No Litigation. As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that would reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

(f) No Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

(g) Waiver of Certain Other Actions. Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, complaint, action, litigation or other proceeding, derivative or otherwise, against the Parent, the Company, or any of their respective Affiliates or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger); or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Board of Directors of the Company or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

(h) Reliance on Agreement. Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement, and Shareholder acknowledges the consideration and other benefits to be received by it under the Merger Agreement.

4. Parent and Merger Sub Representations and Warranties. As of the date of this Agreement, Parent and Merger Sub each hereby represent and warrant as follows:

(a) Authority; Binding Agreement. Parent and Merger Sub each has the full legal capacity, power and authority to enter into and perform all of Parent’s and Merger Sub’s respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

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(b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Government Authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in a breach of the certificate of incorporation or bylaws of Parent or Merger Sub, if any, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets may be bound, or (C) violate any Law or order applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective material properties or assets.

5. Additional Shares. While this Agreement is in effect, Shareholder will notify Parent promptly (and in any event within two business days (as defined in the Merger Agreement) after the acquisition thereof) if Shareholder acquires Beneficial Ownership of any Shares after the date of this Agreement. Any such Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date of this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

6. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Time”) of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to any shareholder of the Company; and (d) the written agreement of Shareholder and Parent to terminate this Agreement; provided, however, that (i) nothing herein shall relieve any Party from liability for any material breach of this Agreement, and (ii) Section 3(g) hereof, this Section 6 and Section 7 hereof shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement and Modification. This Agreement supersedes all prior communications, understandings and agreements among the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the Parties. In the event of any inconsistency between the statements in the body of this Agreement and the Merger Agreement, the statements in the Merger Agreement will control.

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(b) Restrictions on Transfer. Except as applicable in connection with the transactions contemplated by Section 2 hereof, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, trade, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, or enter into any negotiations in connection therewith; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement; (iv) commit or agree to take any of the foregoing actions; or (v) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Shareholder’s Shares if such transfer would violate the provisions of this Section 7(b).

(c) Waiver of Appraisal Rights. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have, including pursuant to any section of the Florida Business Corporation Act.

(d) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of Law or otherwise, including Shareholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(e) Assignment. This Agreement shall not be assigned by any of the Parties, by operation of Law or otherwise, without the prior written consent of all of the other Parties, provided that (i) the death of Shareholder shall itself not be a sale, transfer or disposition of any Shares prohibited by Section 7(b) hereof or this Section 7(e) hereof as long as Shareholder’s estate continues to own the Shares and agrees to perform Shareholder’s obligations hereunder and (ii) Parent is expressly permitted to assign this Agreement to any of its Affiliates. Any purported assignment in violation of this Agreement is void ab initio.

(f) Further Assurances. From time to time, at any Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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(g) Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day (or otherwise on the next succeeding business day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7(g).

If to Shareholder, to the address or email set forth for such Shareholder on Schedule I hereto.

If to Parent or Merger Sub:	Advisor Group Holdings, Inc. 20 East Thomas Road, Suite 2000 Phoenix, AZ 85012 Attention: Jamie Price, President and CEO E-mail: jamie.price@advisorgroup.com

copy (which shall not constitute notice) to:	Advisor Group Holdings, Inc. 20 East Thomas Road, Suite 2000 Phoenix, AZ 85012 Attention: Nina McKenna, Chief Legal Counsel and General Counsel E-mail: nina.mckenna@advisorgroup.com

(h) Severability. If any provision of this Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, shall be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision or application of such provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i) Specific Performance. Shareholder agrees that irreparable damage would occur and that Parent and Merger Sub would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches by Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy at Law or equity and Shareholder will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Shareholder agrees that she or he will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

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(j) Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged or waived, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party waiving such obligation or right.

(k) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(l) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).

(n) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(o) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub, and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

ADVISOR GROUP HOLDINGS, INC.

By:
Name:
Title:

HARVEST MERGER SUB, INC.

By:
Name:
Title:

Signature Page to
Voting Agreement

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

Name:	[SHAREHOLDER]

Signature Page to
Voting Agreement

SCHEDULE I

Shares of Company Common Stock: ______________________________

Contact information for notice under Section 7(g):

Name:
Address:
E-mail:

Annex C to the Proxy Statement

Execution Version
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) dated November 11, 2019, among Advisor Group Holdings, Inc., a Delaware corporation (“Parent”), Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vector Group, Ltd. (“Shareholder” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).
WHEREAS, concurrently with or following the execution of this Agreement, Parent, Merger Sub and Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Company”) have entered, or will enter, into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);
WHEREAS, in furtherance of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will agree to merge with the Company in a transaction pursuant to which Parent will become the sole common shareholder of the Company in exchange for cash with respect to all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), including all of the outstanding Shares Beneficially Owned by Shareholder; and
WHEREAS, as a condition and material inducement to expending time and resources with respect to the transactions contemplated by the Merger Agreement, Parent and Merger Sub have required that Shareholder agrees, and Shareholder has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given in the Merger Agreement. For purposes of this Agreement:
(a)“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
(b)“Existing Shares” means the outstanding shares of Company Common Stock Beneficially Owned by Shareholder as set forth on Schedule I hereto.
(c)“Shares” means, collectively, the Existing Shares and any outstanding shares of Company Common Stock of which Shareholder acquires Beneficial Ownership after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise; provided, however, that nothing in this Agreement shall require Shareholder to exercise any option or other right to purchase shares of Company Common Stock.
2.Provisions Concerning Company Common Stock.
(a)Except as otherwise agreed to in writing by Parent in advance, from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time

(as defined in Section 6 hereof), Shareholder irrevocably and unconditionally agrees to vote (or cause to be voted) the Shares at any meeting of the holders of Company Common Stock, and at every adjournment or postponement thereof, however called, or in connection with any written consent of the holders of Company Common Stock: (i) in favor of (A) the Company Shareholder Approval and any actions required in furtherance thereof and hereof and (B) any proposal to adjourn or postpone such meeting of shareholders of the Company to a later date if there are not sufficient votes to obtain the Company Shareholder Approval; and (ii) against the following actions, agreements or transactions (other than the Merger, and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal, and (B) any action which is intended or would reasonably be expected to prevent, materially delay or materially interfere with or materially impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Shareholder shall not enter into any contract or agreement with any Person, the effect of which would be inconsistent with the provisions and agreements contained in this Section 2 or that would otherwise violate this Agreement. Each Shareholder shall retain at all times the right to vote the Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s shareholders generally.
(b)By entering into this Agreement, solely to the extent of a failure of Shareholder to act in accordance with its obligations under Section 2(a) hereof, Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 2(a) hereof. Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and power of attorney. This proxy and power of attorney granted by Shareholder: (i) is given to secure the performance of the duties of Shareholder under this Agreement; (ii) shall be irrevocable from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time; (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy; (iv) shall revoke any and all prior proxies granted by Shareholder with respect to the Shares; (v) is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Shareholder to the extent not revoked and terminated in accordance with this Section 2(b); (vi) shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2(a) above; and (vii) shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon the Expiration Time.
(c)Shareholder is entering into this Agreement solely in Shareholder’s capacity as the record holder or Beneficial Owner of Shares. This Agreement shall not in any way limit or affect any actions taken (or any failures to act) by any director, officer or employee of Shareholder in his or her capacity as a director, officer or employee of the Company. The taking of any actions (or any failures to act) by any director, officer or employee of Shareholder (including voting on matters, which may include the consideration of Acquisition Proposals to the extent in accordance with the terms of the Merger Agreement, put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in Shareholder’s capacity as a director, officer or employee of the Company shall not constitute a breach of this Agreement, regardless of the circumstances related thereto.
3.Shareholder Representations and Warranties. As of the date of this Agreement, Shareholder hereby represents, warrants, covenants and agrees as follows:
(a)Ownership of Shares. Shareholder is the [record and] Beneficial Owner of the number of Shares set forth on Schedule I hereto. On the date hereof, the Existing Shares set forth on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or Beneficially Owned by Shareholder. Shareholder has good, valid and marketable title to the Existing Shares and, immediately prior to the Merger will have good, valid and marketable title to the Shares, in each case, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws). Without limiting the foregoing, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to enter into and perform all of Shareholder’s obligations under this Agreement, in each case, with respect to all of the Existing Shares set forth on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, except for the impact, if any, of any applicable community property rights or applicable Law.
(b)Power; Binding Agreement. Shareholder has the full legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.
(c)No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any agreement, contract or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, or (ii) violate any Law or order applicable to Shareholder or any of Shareholder’s properties or assets.
(d)No Encumbrances. Except as applicable in connection with the transactions contemplated by this Agreement, Shareholder’s Shares and any certificates representing such Shares are now, and at all times during the term of this Agreement will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements, except for restrictions on transfer under applicable securities Laws and any such Encumbrances, proxies, voting trusts or agreements, understandings or arrangements arising hereunder.
(e)No Litigation. As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that would reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.
(f)No Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.
(g)Reliance on Agreement. Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement, and Shareholder acknowledges the consideration and other benefits to be received by it under the Merger Agreement.
4.Parent and Merger Sub Representations and Warranties. As of the date of this Agreement, Parent and Merger Sub each hereby represent and warrant as follows:

(a)Authority; Binding Agreement. Parent and Merger Sub each has the full legal capacity, power and authority to enter into and perform all of Parent’s and Merger Sub’s respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.
(b)No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Government Authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in a breach of the certificate of incorporation or bylaws of Parent or Merger Sub, if any, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets may be bound, or (C) violate any Law or order applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective material properties or assets.
5.Additional Shares. While this Agreement is in effect, Shareholder will notify Parent promptly (and in any event within two business days (as defined in the Merger Agreement) after the acquisition thereof) if Shareholder acquires Beneficial Ownership of any Shares after the date of this Agreement. Any such Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date of this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.
6.Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Time”) of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to any shareholder of the Company; and (d) the written agreement of Shareholder and Parent to terminate this Agreement; provided, however, that (i) nothing herein shall relieve any Party from liability for any material breach of this Agreement, and (ii) this Section 6 and Section 7 hereof shall survive any termination of this Agreement.
7.Miscellaneous.
(a)Entire Agreement and Modification. This Agreement supersedes all prior communications, understandings and agreements among the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the Parties. In the event of any inconsistency between the statements in the body of this Agreement and the Merger Agreement, the statements in the Merger Agreement will control.
(b)Restrictions on Transfer; No Solicitation. Except as applicable in connection with the transactions contemplated by Section 2 hereof, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, trade, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, or enter into any negotiations in connection therewith; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement; (iv) commit or agree to take any of the foregoing actions; or (v) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Shareholder’s Shares if such transfer would violate the provisions of this Section 7(b). Shareholder further agrees, solely in its capacity as a shareholder of the Company, to not directly or indirectly, through any Affiliate, officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representative (i) solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the submission of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal.
(c)Waiver of Appraisal Rights. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have, including pursuant to any section of the Florida Business Corporation Act.
(d)Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of Law or otherwise, including Shareholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.
(e)Assignment. This Agreement shall not be assigned by any of the Parties, by operation of Law or otherwise, without the prior written consent of all of the other Parties, provided that (i) the death of Shareholder shall itself not be a sale, transfer or disposition of any Shares prohibited by Section 7(b) hereof or this Section 7(e) hereof as long as Shareholder’s estate continues to own the Shares and agrees to perform Shareholder’s obligations hereunder and (ii) Parent is expressly permitted to assign this Agreement to any of its Affiliates. Any purported assignment in violation of this Agreement is void ab initio.
(f)Further Assurances. From time to time, at any Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
(g)Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day (or otherwise on the next succeeding business day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7(g).

If to Shareholder:	Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor
Miami, FL 33137
Attention: Marc Bell
E-mail: mbell@vectorgroupltd.com

copy (which shall not constitute notice) to:	O’Melveny and Myers LLP
400 South Hope Street, 18th Floor
Los Angeles, CA 90071-2899
Attention: John-Paul Motley
E-mail: jpmotley@omm.com

If to Parent or Merger Sub:	Advisor Group Holdings, Inc.
20 East Thomas Road, Suite 2000
Phoenix, Arizona 85012
Attention: Jamie Price, President and CEO
E-mail: jamie.price@advisorgroup.com

copy (which shall not constitute notice) to:	Advisor Group Holdings, Inc.
20 East Thomas Road, Suite 2000
Phoenix, Arizona 85012
Attention: Nina McKenna, Chief Legal Counsel and General Counsel
E-mail: nina.mckenna@advisorgroup.com

(h)Severability. If any provision of this Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, shall be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision or application of such provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(i)Specific Performance. Shareholder agrees that irreparable damage would occur and that Parent and Merger Sub would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches by Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy at Law or equity and Shareholder will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Shareholder agrees that she or he will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.
(j)Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged or waived, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party waiving such obligation or right.
(k)No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(l)Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE.
(m)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).
(n)Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(o)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, Parent, Merger Sub, and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

ADVISOR GROUP HOLDINGS, INC.

By:    /s/ Jamie Price
Name:    Jamie Price

Title:	CEO Advisor Group

HARVEST MERGER SUB, INC.

By:    /s/ Jamie Price
Name:    Jamie Price

Title:	CEO Advisor Group

Signature Page to
Voting Agreement

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

VECTOR GROUP, LTD.

By:    /s/ Marc N. Bell
Name:    Marc N. Bell
Title: Senior Vice President and General Counsel

Signature Page to
Voting Agreement

SCHEDULE I
Shares of Company Common Stock
15,191,205
As noted in the Shareholder’s Schedule 13D file with the Securities and Exchange Commission, the Shareholder disclaims beneficial ownership of the shares of the Company’s securities held by any of the Shareholder’s directors and executive officers.

Annex D to the Proxy Statement

OPINION OF JEFFERIES LLC

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

November 11, 2019

The Board of Directors

Ladenburg Thalmann Financial Services Inc.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

Directors of the Board:

We understand that Ladenburg Thalmann Financial Services Inc. (the “Company”), Advisor Group Holdings, Inc. (“Parent”), and Harvest Merger Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company in accordance with the Florida Business Corporation Act, with the Company continuing as the surviving corporation (the “Merger”), and each outstanding share of Company common stock (the “Shares”) other than Excluded Shares, will be converted into the right to receive $3.50 per Share (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Merger Consideration to be received in the Merger by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated November 10, 2019 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses under various business assumptions, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	reviewed the proposed financial terms of the Merger and compared them with the publicly available financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company under various business assumptions. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its shareholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Shares. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger in any respect material to our opinion.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation to any holder of Shares as to how any such holder should vote in the Merger or how any such holder should act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares. We express no opinion as to the price at which Shares will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of Shares or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Board in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a portion of which is contingent upon consummation of the Merger. We will also be reimbursed for all expenses reasonably incurred in connection with our engagement, and the Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

We have not, in the past two years, provided financial advisory services or financing services to the Company, Parent or Parent’s controlling shareholder. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Parent or entities that are affiliated with Parent, for which we would expect to receive compensation.

Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received in the Merger by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES LLC

By	/s/ Alexander Yavorsky
Name:	Alexander Yavorsky
Title:	Managing Director

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LADENBURG THALMANN FINANCIAL SERVICES INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Ladenburg Thalmann Financial Services Inc.
Proxy Solicited By The Board Of Directors
for Special Meeting To Be Held on January 30, 2020 at 11:00 a.m. Eastern Time

The undersigned hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Ladenburg Thalmann Financial Services Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of Ladenburg Thalmann Financial Services Inc. to be held January 30, 2020 at 11:00 a.m., or any adjournment thereof, with all powers which the undersigned would possess if present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors of Ladenburg Thalmann Financial Services Inc.

Continued and to be signed on reverse side